   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 15, 1999

                                                  REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             SUN MICROSYSTEMS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                               3571                              94-2805249
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

                             SUN MICROSYSTEMS, INC.
                              901 SAN ANTONIO ROAD
                          PALO ALTO, CALIFORNIA 94303
                                 (650) 960-1300
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                SCOTT G. MCNEALY
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             SUN MICROSYSTEMS, INC.
                              901 SAN ANTONIO ROAD
                          PALO ALTO, CALIFORNIA 94303
                                 (650) 960-1300
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

        DAVID J. SEGRE, ESQ.                   SAYED L. DARNISH                 EDMUND M. KAUFMAN, ESQ.
        DANIEL R. MITZ, ESQ.                  VICE PRESIDENT AND                    KEN IKARI, ESQ.
         AMY E. REES, ESQ.                     GENERAL COUNSEL                   JAMES P. BERKLAS, ESQ.
      CYNTHIA M. GREENE, ESQ.                FORTE SOFTWARE, INC.               PETER W. LEFKOWICZ, ESQ.
        JAIDEEP REDDY, ESQ.                  1800 HARRISON STREET                 IRELL & MANELLA LLP
  WILSON SONSINI GOODRICH & ROSATI        OAKLAND, CALIFORNIA 94612           333 HOPE STREET, SUITE 3300
      PROFESSIONAL CORPORATION                  (510) 869-3400             LOS ANGELES, CALIFORNIA 90071-3042
         650 PAGE MILL ROAD                                                          (213) 620-1555
    PALO ALTO, CALIFORNIA 94304
           (650) 493-9300

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
               Upon consummation of the merger described herein.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. [ ] __________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
                                                   AMOUNT         PROPOSED MAXIMUM      PROPOSED MAXIMUM
TITLE OF EACH CLASS OF                             TO BE           OFFERING PRICE          AGGREGATE             AMOUNT OF
SECURITIES TO BE REGISTERED                    REGISTERED(1)         PER SHARE         OFFERING PRICE(2)    REGISTRATION FEE(3)
-------------------------------------------------------------------------------------------------------------------------------
Common Stock par value $0.00067 per share...     24,500,000        Not Applicable         $597,187,500          $166,018.13
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

(1) Based upon the maximum number of shares of common stock, par value $0.00067 per share, of Sun Microsystems, Inc. that may be issued pursuant to the merger.

(2) Estimated solely for purposes of calculating the registration fee required by the Securities Act of 1933, as amended, and computed pursuant to Rules 457(f) and (c) under the Securities Act based on (i) $24.375, the average of the high and low per share prices of common stock ("Forte common stock"), par value $0.01 per share, of Forte Software, Inc. on the Nasdaq National Market on September 14, 1999 and (ii) the maximum number of shares of Forte common stock to be acquired by Sun pursuant to the merger.

(3) Pursuant to Rule 457(b) under the Securities Act, $110,000.00 of the registration fee is offset by the filing fee previously paid in connection with the filing of preliminary proxy materials on Schedule 14A on September 2, 1999. Accordingly, a registration fee of $61,977.75 is being paid herewith.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  [FORTE LOGO]

                               September 15, 1999

Dear Stockholder,

     The Board of Directors of Forte Software, Inc. has approved an agreement to merge Forte with a wholly-owned subsidiary of Sun Microsystems, Inc. We believe the merger agreement to be in your best interest as a stockholder of Forte.

     At the time of the merger, each share of Forte common stock that you hold will be converted automatically into 0.3 shares of common stock, par value $0.00067 per share, of Sun. The shares that Sun issues in the merger will be listed on the Nasdaq National Market under the symbol "SUNW."

     The merger cannot be completed until the stockholders of Forte approve the merger agreement and the merger. We will hold a special meeting of our stockholders to vote on whether or not to approve the merger agreement. YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL STOCKHOLDERS' MEETING, PLEASE TAKE THE TIME TO VOTE BY COMPLETING AND MAILING THE ENCLOSED PROXY CARD TO US. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger agreement and the merger. Not returning your card or not instructing your broker how to vote any shares held for you in street name will have the same effect as a vote against the merger.

     The date, time and place of the meeting is as follows:

                           Tuesday, October 19, 1999
                                   10:00 a.m.
                          Oakland Marriott City Center
                                 1001 Broadway
                                    Room 208
                           Oakland, California 94607

     The attached documents provide you with detailed information about this meeting and the merger agreement. You can also obtain information about Forte and about Sun from publicly available documents that have been filed with the Securities and Exchange Commission. Please read these documents carefully in their entirety.

     We strongly support the merger agreement with Sun and recommend that you vote in favor of it.

                                          LOGO
                                          Martin J. Sprinzen
                                          President, Chief Executive Officer
                                          and Chairman of the Board

              PROXY STATEMENT-PROSPECTUS DATED SEPTEMBER 15, 1999
        AND FIRST MAILED TO STOCKHOLDERS ON OR ABOUT SEPTEMBER 17, 1999

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT-PROSPECTUS OR DETERMINED IF THIS DOCUMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  [FORTE LOGO]

                NOTICE OF SPECIAL MEETING OF FORTE STOCKHOLDERS
             TO BE HELD ON TUESDAY, OCTOBER 19, 1999, AT 10:00 A.M.
     AT THE OAKLAND MARRIOTT CITY CENTER, 1001 BROADWAY, ROOM 208, OAKLAND,
                                CALIFORNIA 94607

To the stockholders of Forte Software, Inc.,

     A special meeting of stockholders of Forte Software, Inc. will be held at the Oakland Marriott City Center, 1001 Broadway, Room 208, Oakland, California 94607 on Tuesday, October 19, 1999, at 10:00 a.m., local time, for the following purposes:

          1. To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization dated August 23, 1999 (the "Agreement") by and among Forte, Sun Microsystems, Inc. and Flintstone Acquisition Corp., pursuant to which Forte will merge with Flintstone and become a wholly-owned subsidiary of Sun Microsystems, Inc. A copy of the Agreement is attached hereto as Annex A to this proxy statement-prospectus. We encourage you to read this document in its entirety.

          2. To consider and transact such other business as may properly come before the special meeting or any adjournments or postponements of the meeting.

     Only stockholders of record on the books of Forte as of the close of business on September 15, 1999 will be entitled to notice of and to vote at the special meeting and at any postponements or adjournments of the meeting. A list of the stockholders entitled to vote will be available for inspection at the offices of Forte, 1800 Harrison Street, Oakland, California 94612, during ordinary business hours for the ten-day period before the special meeting.

     PLEASE READ THE ENCLOSED DOCUMENT CAREFULLY. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED SELF-ADDRESSED, POSTAGE PREPAID ENVELOPE. IF YOU LATER FIND THAT YOU CAN BE PRESENT OR DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO BY VOTING IN PERSON OR MAILING IN ANOTHER PROXY TO BE RECEIVED PRIOR TO THE SPECIAL MEETING.

                                          By Order of the Board of Directors,

                                          LOGO
                                          Bob L. Corey
                                          Senior Vice President,
                                          Chief Financial Officer and
                                          Secretary
September 15, 1999
Oakland, California

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Questions and Answers About the Forte/Sun Merger............    1
Summary of the Proxy Statement-Prospectus...................    3
  The Companies.............................................    3
  Sun Selected Consolidated Financial Data..................    8
  Forte Selected Consolidated Financial Data................    9
  Comparative Per Share Data................................   10
  Comparative Per Share Market Price Data...................   11
Risk Factors................................................   12
  Risks Related to the Merger...............................   12
     Although Sun and Forte Expect that the Merger Will
      Result in Benefits, We May Not Realize Those
      Benefits..............................................   12
Risks Related to the Combined Company.......................   12
The Special Meeting of Forte Stockholders...................   19
  General...................................................   19
  Purpose of the Special Meeting............................   19
  Record Date for the Special Meeting.......................   19
  Voting....................................................   19
  Proxies...................................................   20
  Revocation of Proxies.....................................   20
  Solicitation of Proxies...................................   21
  Communications by Forte Stockholders with Forte...........   21
The Merger and Related Transactions.........................   22
  Structure of the Merger...................................   22
  Material Contracts and Board Deliberations................   22
     Reasons for the Merger.................................   24
     Joint Reasons for the Merger...........................   24
     Sun's Reasons for the Merger...........................   24
     Forte's Reasons for the Merger.........................   24
  Recommendation of Forte's Board of Directors..............   26
  Opinion of Forte's Financial Advisor......................   27
  Interests of Certain Forte Directors and Officers in the
     Merger.................................................   32
  Completion and Effectiveness of the Merger................   33
  Structure of the Merger...................................   33
  Material Federal Income Tax Considerations................   34
  Accounting Treatment of the Merger........................   36
  Regulatory Filings and Approvals Required to Complete the
     Merger.................................................   36
  Restrictions on Sales of Shares by Affiliates of Forte and
     Sun....................................................   37
  Listing on the Nasdaq National Market of Sun Common Stock
     to be Issued
     in the Merger..........................................   37
  Dissenters' and Appraisal Rights..........................   37
  The Merger Agreement......................................   38
  The Stock Option Agreement................................   47
  Voting Agreements.........................................   49
  Forte Affiliate Agreements................................   49
  Operations After the Merger...............................   49
Comparative Per Share Market Price Data.....................   50

                                                              PAGE
                                                              ----
Comparison of Rights of Holders of Forte Common Stock and
  Sun Common Stock..........................................   51
  Classes of Common Stock of Forte and Sun..................   51
  Board of Directors........................................   51
  Removal of Directors......................................   51
  Filling Vacancies on the Board of Directors...............   51
  Stockholder Action by Written Consent Permitted...........   52
  Ability to Call Special Meetings..........................   52
  Advance Notice Provisions for Stockholder Nominations and
     Proposals..............................................   52
  Preferred Stock...........................................   53
  Amendment of Certificate of Incorporation.................   54
  Amendment of Bylaws.......................................   54
  State Anti-Takeover Statutes..............................   54
  Limitation of Liability of Directors......................   54
  Indemnification of Directors and Officers.................   54
  Stockholder Rights Plan...................................   55
Security Ownership of Certain Beneficial Owners and
  Management................................................   58
Legal Opinion...............................................   59
Experts.....................................................   59
Where You Can Find More Information.........................   59
Statements Regarding Forward-Looking Information............   61
Annexes:
  A -- Agreement and Plan of Reorganization and Merger......  A-1
  B -- Stock Option Agreement...............................  B-1
  C -- Form of Voting Agreement.............................  C-1
  D -- Opinion of Hambrecht & Quist LLC.....................  D-1

                QUESTIONS AND ANSWERS ABOUT THE SUN/FORTE MERGER

Q:  WHY ARE WE PROPOSING TO MERGE? (SEE PAGE 24)

A: The boards of directors of Sun and Forte have determined that the combined company would have the potential to realize a stronger competitive position and improved long-term operating and financial results. In particular, the merger will allow Sun and Forte the opportunity:

     - to provide enterprises with a more comprehensive developer solution for the creation of Internet applications

     - to offer broader software development solutions and market presence

     - to benefit from combining established customer relationships at both companies

     - to sell Forte's products into Sun's installed customer base and through its larger sales force

     - to improve time to market for products of the combined company

     - to take advantage of the financial resources of the combined company which are much greater than Forte's financial resources

Q:  WHAT WILL I RECEIVE IN THE MERGER? (SEE PAGE 33)

A: If the merger is completed, you will receive 0.3 shares of Sun common stock for each share of Forte common stock you own at the time of the merger. Sun will not issue fractional shares. You will receive cash based on the market price of Sun common stock instead of any fractional share.

Q:  WHAT DO I NEED TO DO NOW? (SEE PAGE 20)

A: Following your review of this proxy statement-prospectus, mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting of Forte stockholders.

Q:  WHAT HAPPENS IF I DON'T INDICATE HOW TO VOTE MY PROXY? (SEE PAGE 20)

A: If you do not include instructions on how to vote your properly signed proxy, your shares will be voted FOR adoption of the merger agreement and approval of the merger.

Q:  WHAT HAPPENS IF I DON'T RETURN A PROXY CARD? (SEE PAGE 20)

A: Not returning your proxy card will have the same effect as voting against the merger.

Q:  CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD? (SEE PAGE 20)

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice to the Secretary of Forte stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. Third, you can attend the special meeting, file a written notice of revocation of your proxy with the Secretary of Forte and vote in person. Your attendance alone will not revoke your proxy.

Q: IF MY BROKER HOLDS MY SHARES IN "STREET NAME," WILL MY BROKER VOTE MY SHARES FOR ME? (SEE PAGE 20)

A: No. Your broker will not be able to vote your shares without instructions from you. If you do not provide your broker with voting instructions, your shares will be considered present at the special meeting for purposes of determining a quorum but will not be considered to have been voted in favor of adoption of the merger agreement. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW? (SEE PAGE 20)

A: No. After we complete the merger, we will send you written instructions for exchanging your Forte stock certificates for Sun stock certificates.

Q:  AM I ENTITLED TO APPRAISAL RIGHTS? (SEE PAGE 37)

A: No. Under Delaware law, you are not entitled to dissenters or appraisal rights in the merger.

Q:  WHO CAN HELP ANSWER MY QUESTIONS?

A: You can call Bob L. Corey, Senior Vice President, Chief Financial Officer and Secretary of Forte, at (510) 869-3400 with any questions about the merger.

                   SUMMARY OF THE PROXY STATEMENT-PROSPECTUS

     This summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the merger. In particular, you should read the documents attached to this proxy statement-prospectus, including the merger agreement, the stock option agreement and the form of voting agreement, which are attached as Annexes A, B and C, respectively. In addition, we incorporate by reference important business and financial information about Sun and Forte into this proxy statement-prospectus. You may obtain the information incorporated by reference into this proxy statement-prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" on page 57 of this proxy statement-prospectus.

THE COMPANIES

SUN MICROSYSTEMS, INC.
901 San Antonio Road
Palo Alto, California 94303
(650) 960-1300
http://www.sun.com

     Sun is a leading worldwide provider of products, services and support solutions for building and maintaining network computing environments. Sun sells scalable computer systems, high-speed microprocessors and a complete line of high performance software for operating network computing equipment and storage products. Sun also provides a full range of services, including support, education and professional services. Sun's products and services command a significant share of the rapidly growing network computing market, which includes the Internet and corporate intranets. Sun's products are used for many demanding commercial and technical applications in various industries, including telecommunications, manufacturing, financial services, education, retail, government, energy and healthcare. Sun owes much of its success to its adherence to open industry standards, the Solaris(TM) Operating Environment, the UNIX(R) platform, and the UltraSPARC(TM) (Ultra Scalable Processor Architecture) microprocessor architecture. In addition Sun is committed to investment in and ownership of intellectual property and leveraging its partnerships with industry leaders.

     For the latest fiscal year ended June 30, 1999, Sun had annual revenues of more than $11.7 billion and over 29,000 employees. Sun conducts business in over 150 countries. Sun was incorporated in California in February 1982 and reincorporated in Delaware in July 1987.

FORTE SOFTWARE, INC.
1800 Harrison Street
Oakland, California 94612
(510) 869-3400
http://www.forte.com

     Forte Software, Inc. develops and markets a family of application integration and development products for enterprise computing. Forte's products are designed to simplify the creation and delivery of scalable production systems for Internet environments. Because these product families are based on industry integration and development standards, they can be used in conjunction with each other or separately with third-party products.

     Forte products are used by organizations to create applications with powerful functionality and to support many concurrent users with high levels of reliability, performance and manageability. Forte reduces complexity for developers by providing automatic application partitioning, object-oriented, component-based development and independence from specific hardware platforms, operating systems and databases. Forte's multi-tier architecture can increase developer productivity, business flexibility and the efficient use of computing resources. Forte allows organizations to use information technology ("IT") more strategically, helping to improve their ability to compete in today's business environment.

     Forte is a pioneer in advanced development and integration software for enterprise applications. IT organizations, systems integrators and independent software vendors use the Forte product family as their application and integration environment to more efficiently build, integrate, deploy and manage powerful business solutions that run on the Internet and enterprise networks.

     Forte products are marketed and sold worldwide through Forte's direct sales force, distributors, system integrators and value-added resellers in all major markets. Forte has been adopted by customers in a wide variety of industries, including banking, consumer/retail, education, energy, finance, government, healthcare/pharmaceuticals, insurance, manufacturing, media, technology and telecommunications.

STRUCTURE OF THE MERGER (SEE PAGE 21)

     Forte will merge with a subsidiary of Sun and become a wholly-owned subsidiary of Sun. Following the merger, you will have an equity stake in Forte's parent company as a stockholder of Sun.

VOTING (SEE PAGE 18)

     The holders of a majority of the outstanding shares of Forte common stock must approve and adopt the merger agreement and approve the merger. Sun stockholders are not required to approve or adopt the merger agreement or the merger.

     You are entitled to cast one vote per share of Forte common stock you owned as of September 15, 1999, the record date for the special meeting.

RECOMMENDATION OF FORTE'S BOARD OF DIRECTORS (SEE PAGE 26)

     After careful consideration, Forte's board of directors unanimously determined the merger to be fair to you and in your best interests and declared the merger advisable. Forte's board of directors approved the merger agreement and unanimously recommends that you vote FOR approval and adoption of the merger agreement and approval of the merger.

OPINION OF FORTE'S FINANCIAL ADVISOR (SEE PAGE 27)

     Hambrecht & Quist LLC, Forte's financial advisor, delivered an opinion to Forte's board of directors dated August 22, 1999 that, as of that date, the consideration to be received by Forte stockholders was fair, from a financial point of view, to Forte stockholders. The complete opinion of Hambrecht & Quist is attached as Annex D. We urge you to read it in its entirety.

COMPLETION AND EFFECTIVENESS OF THE MERGER (SEE PAGE 33)

     We will complete the merger when all of the conditions to completion of the merger are satisfied or waived. The merger will become effective when we file a certificate of merger with the State of Delaware.

     We are working toward completing the merger as quickly as possible. We currently plan to complete the merger in late October 1999.

CONDITIONS TO COMPLETION OF THE MERGER (SEE PAGE 43)

     Completion of the merger is subject to the satisfaction of a number of conditions, including:

     - Forte's stockholders must vote a majority of the outstanding shares of Forte common stock for approval of the merger

     - the applicable waiting periods under the antitrust laws must expire or be terminated

     - no injunction or order preventing the completion of the merger may be in effect

     - no material adverse changes in our respective businesses may have occurred

     - we must each receive an opinion of tax counsel that the merger will qualify as a tax-free reorganization

     - Sun must receive a letter from its independent accountants stating their concurrence with Sun management's conclusion that the merger will qualify for pooling of interests accounting treatment

     Certain of the conditions to the merger may be waived by the company entitled to assert the condition.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 45)

     Forte and Sun may mutually agree to terminate the merger agreement without completing the merger. Either Forte or Sun may terminate the merger agreement under any of the following circumstances:

     - if the conditions to completion of the merger would not be satisfied because of a material breach of an agreement in the merger agreement by the other company

     - if the conditions to completion of the merger would not be satisfied because a representation or warranty of the other company in the merger agreement becomes untrue in a way that constitutes a material adverse effect

     - if the merger is not completed by February 28, 2000

     - if a final court order prohibiting the merger is issued and is not appealable

     - if the Forte stockholders do not approve and adopt the merger agreement and approve the merger

     - if there is a material adverse effect on the other company

     Sun may terminate the merger agreement if:

     - Forte's board of directors withdraws or changes in a manner adverse to Sun its unanimous recommendation in favor of the merger

     - Forte's board of directors does not reaffirm its unanimous recommendation in favor of the merger within five business days after Sun requests reaffirmation following the announcement of any offer or proposal from a party other than Sun relating to an extraordinary transaction, such as a merger or a sale of significant assets

     - Forte's board of directors approves or recommends any offer or proposal from a party other than Sun relating to an extraordinary transaction

     - Forte enters into any letter of intent or other agreement accepting any offer or proposal from a party other than Sun relating to an extraordinary transaction

     - a tender or exchange offer relating to the securities of Forte is started by a person unaffiliated with Sun, and Forte does not recommend that its stockholders reject such offer within 10 business days after such offer is first started

PAYMENT OF TERMINATION FEE (SEE PAGE 46)

     If the merger agreement terminates under certain circumstances, the merger agreement requires Forte to pay Sun an aggregate termination fee of $21 million.

FORTE PROHIBITED FROM SOLICITING OTHER OFFERS (SEE PAGE 40)

     Forte has agreed, subject to some limited exceptions, not to initiate or engage in discussions with another party about a business combination with such other party while the merger is pending.

SUN REQUIRED FORTE TO ENTER INTO A STOCK OPTION AGREEMENT WHICH MAY DISCOURAGE THIRD PARTIES WHO ARE INTERESTED IN ACQUIRING A STAKE IN FORTE (SEE PAGE 47)

     As a condition to entering into the merger agreement, Forte granted Sun an option to acquire shares of Forte common stock that represent 19.9% of the issued and outstanding shares of Forte capital stock. The option's exercise price is $22.275 per share of Forte common stock.

     The option is intended to increase the likelihood that the merger will be completed. It may discourage third parties who are interested in acquiring a significant stake in Forte.

     The option is not currently exercisable and Sun may only exercise the option if the merger agreement is terminated in certain circumstances similar to those in which the termination fee is payable.

INTERESTS OF CERTAIN FORTE DIRECTORS AND OFFICERS IN THE MERGER (SEE PAGE 32)

     In considering the recommendations of the Forte board, you should be aware that certain Forte officers have severance arrangements and directors have stock options that give them interests in the merger that may be different from yours.

SHARE OWNERSHIP OF MANAGEMENT (SEE PAGE 58)

     As of the record date, directors and executive officers of Forte and their affiliates beneficially owned approximately 9.7% of the outstanding shares of Forte common stock. Two of Forte's executive officers, together beneficially owning approximately 8.2% of the outstanding shares of Forte common stock, have entered into voting agreements with Sun and have agreed to vote their Forte shares in favor of the merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS (SEE PAGE 34)

     In general, Forte stockholders will not recognize gain or loss for United States federal income tax purposes in the merger, except for taxes payable because of cash received instead of fractional shares. It is a condition to the merger that we receive legal opinions to this effect. You should carefully read the discussion under "Material U.S. Federal Income Tax Considerations" on page 34 of this proxy statement-prospectus. HOWEVER, YOU ARE ENCOURAGED TO CONSULT YOUR OWN TAX ADVISOR BECAUSE TAX MATTERS CAN BE COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND UPON YOUR OWN SITUATION.

ACCOUNTING TREATMENT OF THE MERGER (SEE PAGE 36)

     We intend to account for the merger using the pooling of interests method.

ANTITRUST APPROVAL REQUIRED TO COMPLETE THE MERGER (SEE PAGE 36)

     The merger is subject to antitrust laws. We have made the required filings with the Department of Justice and the Federal Trade Commission. However, we are not permitted to complete the merger until the applicable waiting periods have expired or terminated. The Department of Justice or the Federal Trade Commission, as well as a foreign regulatory agency or government, state or private person, may challenge the merger at any time before its completion.

RESTRICTIONS ON THE ABILITY TO SELL SUN STOCK (SEE PAGE 37)

     All shares of Sun common stock received by you in connection with the merger will be freely transferable unless you are considered an "affiliate" of either Sun or Forte under the

Securities Act. Shares of Sun common stock held by our affiliates may only be sold pursuant to a registration statement or exemption under the Securities Act.

LISTING OF SUN COMMON STOCK (SEE PAGE 37)

     The shares of Sun common stock issued in connection with the merger will be listed on the Nasdaq National Market.

FORWARD LOOKING STATEMENTS IN THIS PROXY STATEMENT-PROSPECTUS (SEE PAGE 61)

     This proxy statement-prospectus and the documents incorporated by reference into this proxy statement-prospectus contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to Sun's and Forte's financial condition, results of operations and business and on the expected impact of the merger on Sun's financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. In evaluating the merger, you should carefully consider the discussion of risks and uncertainties in the section entitled "Risk Factors" on page 12 of this proxy statement-prospectus.

                    SUN SELECTED CONSOLIDATED FINANCIAL DATA

     In the table below, Sun provides you with summary historical consolidated financial data of Sun. Sun has prepared this information using the consolidated financial statements of Sun for the five years ended June 30, 1998 and the nine-month periods ended March 29, 1998 and March 28, 1999. The consolidated financial statements for the five fiscal years ended June 30, 1998 have been audited by Ernst & Young LLP, independent auditors. The consolidated financial statements for the nine-month periods ended March 29, 1998 and March 28, 1999 have not been audited.

     When you read this summary historical data, it is important that you read along with it the historical consolidated financial statements and related notes in Sun's annual and quarterly reports filed with the SEC and incorporated in this proxy statement-prospectus by reference, as well as the section of Sun's annual and quarterly reports titled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Operating results for the nine months ended March 28, 1999 are not necessarily indicative of the results that may be expected for the entire fiscal year ending June 30, 1999.

                                                                                                          NINE MONTHS ENDED
                                                                  FISCAL YEARS ENDED JUNE 30,           ---------------------
                                                           ------------------------------------------   MARCH 29,   MARCH 28,
                                                            1994     1995     1996     1997     1998      1998        1999
                                                           ------   ------   ------   ------   ------   ---------   ---------
                                                            (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
SUMMARY CONSOLIDATED STATEMENTS OF INCOME:
Net revenues.............................................  $4,690   $5,902   $7,095   $8,598   $9,791    $6,910      $8,212
Costs and expenses:
  Cost of sales..........................................   2,753    3,336    3,921    4,320    4,693     3,301       3,960
  Research and development...............................     500      563      653      826    1,014       735         910
  Selling, general and administrative....................   1,160    1,503    1,788    2,402    2,777     1,984       2,263
  Purchased in-process research and development..........      --       --       58       23      177       162         121
                                                           ------   ------   ------   ------   ------    ------      ------
    Total costs and expenses.............................   4,413    5,402    6,420    7,571    8,661     6,182       7,254
                                                           ------   ------   ------   ------   ------    ------      ------
Operating income.........................................     277      500      675    1,027    1,130       728         958
Gain on sale of equity investment........................      --       --       --       62       --        --          --
Interest income (expense), net...........................       6       23       34       32       46        33          58
                                                           ------   ------   ------   ------   ------    ------      ------
Income before income taxes...............................     283      523      709    1,121    1,176       761       1,016
Provision for income taxes...............................      87      167      232      359      413       271         380
                                                           ------   ------   ------   ------   ------    ------      ------
Net income...............................................  $  196   $  356   $  477   $  762   $  763    $  490      $  636
                                                           ======   ======   ======   ======   ======    ======      ======
Net income per common share -- diluted...................  $ 0.25   $ 0.45   $ 0.61   $ 0.98   $ 0.97    $ 0.62      $ 0.79
                                                           ======   ======   ======   ======   ======    ======      ======
Shares used in the calculation of net income per common
  share -- diluted.......................................     776      788      786      778      788       789         810

                                                                   AS OF JUNE 30,          AS OF
                                                              ------------------------   MARCH 28,
                                                               1996     1997     1998      1999
                                                              ------   ------   ------   ---------
                                                                   (IN MILLIONS)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........  $  990   $1,113   $1,298    $1,999
Working capital.............................................   1,544    1,879    2,025     2,502
Total assets................................................   3,801    4,697    5,711     7,509
Long-term debt and other obligations........................      60      106       75       300
Stockholders' equity........................................   2,251    2,742    3,514     4,411

                   FORTE SELECTED CONSOLIDATED FINANCIAL DATA

     In the table below, Forte provides you with summary historical consolidated financial data of Forte. Forte has prepared this information using the consolidated financial statements of Forte for the five years ended March 31, 1999 and the three-month periods ended June 30, 1998 and 1999. The consolidated financial statements for the five fiscal years ended March 31, 1999 have been audited by Ernst & Young LLP, independent auditors. The consolidated financial statements for the three-month periods ended June 30, 1998 and 1999 have not been audited.

     When you read this summary historical financial data, it is important that you read along with it the historical consolidated financial statements and related notes in Forte's annual and quarterly reports filed with the SEC and incorporated in this proxy statement-prospectus by reference, as well as the section of Forte's annual and quarterly reports titled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Operating results for the three months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the entire fiscal year ending March 31, 2000.

                                                      FISCAL YEARS ENDED MARCH 31,                    THREE MONTHS ENDED
                                          ----------------------------------------------------   -----------------------------
                                           1995        1996        1997       1998      1999     JUNE 30, 1998   JUNE 30, 1999
                                          -------     -------     -------   --------   -------   -------------   -------------
                                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
SUMMARY CONSOLIDATED STATEMENT OF
  OPERATIONS:
Revenues................................  $10,007     $30,045     $63,051   $ 71,328   $79,521      $18,156         $22,153
Cost and expenses:
  Cost of sales.........................    2,142       5,908      12,461     19,736    22,101        5,168           5,814
  Research and development..............    5,515       8,069      10,611     14,983    17,678        4,145           4,192
  Selling, general and administrative...    9,743      18,228      33,679     52,447    42,226       11,446          12,724
                                          -------     -------     -------   --------   -------      -------         -------
    Total costs and expenses............   17,400      32,205      56,751     87,166    82,005       20,759          22,730
                                          -------     -------     -------   --------   -------      -------         -------
Operating income (loss).................   (7,393)     (2,160)      6,300    (15,838)   (2,484)      (2,603)           (577)
Interest income (expense), net..........      147         286       1,988      2,006     1,376          385             235
                                          -------     -------     -------   --------   -------      -------         -------
Income (loss) before income taxes.......   (7,246)     (1,874)      8,288    (13,832)   (1,108)      (2,218)           (342)
Provision for income taxes..............      104         114       1,039        345       250          128             145
                                          -------     -------     -------   --------   -------      -------         -------
Net income (loss).......................  $(7,350)    $(1,988)    $ 7,249   $(14,177)  $(1,358)     $(2,346)        $  (487)
                                          =======     =======     =======   ========   =======      =======         =======
Net income (loss) per common share --
  diluted...............................  $ (1.38)(1) $ (0.41)(1) $  0.34   $  (0.73)  $ (0.07)     $ (0.12)        $ (0.02)
                                          =======     =======     =======   ========   =======      =======         =======
Shares used in the calculation of net
  income (loss) per common
  share -- diluted......................    5,329       4,874      21,110     19,334    19,918       19,686          20,342

                                                                    AS OF MARCH 31,
                                                              ---------------------------   AS OF JUNE 30,
                                                               1997      1998      1999          1999
                                                              -------   -------   -------   --------------
                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........  $48,257   $34,160   $26,669      $23,396
Working capital.............................................   43,655    30,032    31,730       32,153
Total assets................................................   73,749    63,738    59,222       60,975
Long-term debt and other long-term obligations..............    1,720       388        66           33
Stockholders' equity........................................   48,674    37,310    37,871       37,610

----------------

(1) Pro forma net loss per share for 1995 and 1996 was $(0.50) and $(0.12), respectively, computed assuming the conversion of preferred stock outstanding.

                           COMPARATIVE PER SHARE DATA

     The following tables set forth certain historical per share data of Sun and Forte and combined per share data on an unaudited pro forma basis after giving effect to the merger using the pooling of interests method of accounting assuming 0.3 shares of Sun common stock are issued in exchange for each share of Forte common stock. The following data should be read in conjunction with the separate historical consolidated financial statements of Sun and Forte incorporated by reference in this proxy statement-prospectus. The unaudited pro forma combined per share data do not necessarily indicate the operating results that would have been achieved had the merger been completed as of the beginning of the earliest period presented and should not be taken as representative of future operations. All per share information has been restated, as applicable, for stock splits, as discussed in each entity's respective consolidated financial statements and notes thereto. In addition, Sun's per share information represents diluted earnings per share computed in accordance with SFAS No. 128 for all periods presented. No cash dividends have ever been declared or paid on Sun or Forte common stock.

                                     SUN                                           FORTE
                                    -----                                        ---------
NET INCOME PER SHARE:                        NET LOSS PER SHARE:
  Nine months ended March 28,                Three months ended June 30, 1999..   $(0.02)
     1999.........................  $0.79
  Year ended June 30, 1998........  $0.97    Year ended March 31, 1999.........   $(0.07)
BOOK VALUE PER SHARE(1):                     BOOK VALUE PER SHARE(1):
  March 28, 1999..................  $5.70    March 31, 1999....................   $ 1.87
  June 30, 1998...................  $4.67    June 30, 1998.....................   $ 1.83

                                                          SUN             FORTE EQUIVALENT
                                                   PRO FORMA COMBINED   PRO FORMA COMBINED(2)
                                                   ------------------   ---------------------
NET INCOME PER SHARE:
  Nine months ended March 28, 1999...............        $0.78                  $0.23
  Year ended June 30, 1998.......................        $0.94                  $0.28
BOOK VALUE PER SHARE(1):
  March 28, 1999.................................        $5.70                  $1.71
  June 30, 1998..................................        $4.68                  $1.40

---------------

(1) Historical book value per share is computed by dividing stockholders' equity by the number of shares of Sun or Forte common stock outstanding at the end of each period. Pro forma book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of Sun common stock outstanding at the end of each period.

(2) The Forte equivalent pro forma combined per share amounts are calculated by multiplying Sun combined pro forma share amounts by the exchange ratio.

                    COMPARATIVE PER SHARE MARKET PRICE DATA

     Sun common stock is traded on the Nasdaq National Market under the symbol "SUNW." Forte common stock is traded on the Nasdaq National Market under the symbol "FRTE."

     The following table sets forth the closing prices per share of Forte common stock and the closing prices per share of Sun common stock both as reported on the Nasdaq National Market on (1) August 20, 1999, the business day preceding public announcement that Sun and Forte had entered into the merger agreement and
(2) September 14, 1999, the last full trading day for which closing prices were available at the time of the printing of this proxy statement-prospectus.

     The table also includes the equivalent price per share of Forte common stock on those dates. This equivalent per share price reflects the value of the Sun common stock you would receive for each share of your Forte common stock if the merger was completed on any of these dates applying the exchange ratio of
0.3 shares of Sun common stock for each share of Forte common stock on those dates.

                                        FORTE COMMON STOCK   SUN COMMON STOCK   EQUIVALENT PRICE
                                          CLOSING PRICE       CLOSING PRICE        PER SHARE
                                        ------------------   ----------------   ----------------
August 20, 1999.......................        $17.00              $74.25            $22.275
September 14, 1999....................        $24.69              $85.38            $ 25.61

     Because the market price of Sun common stock may increase or decrease before the completion of the merger, you are urged to obtain current market quotations.

                                  RISK FACTORS

     By voting in favor of the merger, you will be choosing to invest in Sun common stock. An investment in Sun common stock involves a high degree of risk. In addition to the other information contained in or incorporated by reference into this proxy statement-prospectus, you should carefully consider the following risk factors in deciding whether to vote for the merger.

     RISKS RELATED TO THE MERGER

     ALTHOUGH SUN AND FORTE EXPECT THAT THE MERGER WILL RESULT IN BENEFITS, WE MAY NOT REALIZE THOSE BENEFITS. Sun and Forte entered into the merger agreement with the expectation that the merger will result in benefits, including allowing Sun to use its greater financial resources, its larger sales force and its existing relationships with software developers to improve distribution and sales of Forte's products. Achieving the benefits of the merger will depend in part on the integration of our technology, operations and personnel in a timely and efficient manner so as to minimize the risk that the merger will result in the loss of customers or key employees or the continued diversion of the attention of management. The challenges involved in this integration include:

     - demonstrating to our customers that the merger will not result in adverse changes in client service standards or business focus

     - persuading our employees that our business cultures are compatible

     - the timely release of products to market

     There can be no assurance that Sun and Forte will successfully integrate their operations or product lines or that we will realize any of the anticipated benefits of the merger.

     RISKS RELATED TO THE COMBINED COMPANY

     IF WE ARE UNABLE TO COMPETE EFFECTIVELY WITH EXISTING OR NEW COMPETITORS, OUR RESULTING LOSS OF COMPETITIVE POSITION COULD RESULT IN PRICE REDUCTIONS, FEWER CUSTOMER ORDERS, REDUCED REVENUES, REDUCED MARGINS, REDUCED LEVELS OF PROFITABILITY AND LOSS OF MARKET SHARE. We compete in the hardware and software products and services markets. These markets are intensely competitive. If we fail to compete successfully in these markets, the demand for our products would decrease. Any reduction in demand could lead to a decrease in the prices of our products, fewer customer orders, reduced revenues, reduced margins, reduced levels of profitability and loss of market share. These competitive pressures could seriously harm our business and operating results.

     Our competitors are some of the largest, most successful companies in the world. They include Hewlett-Packard, IBM, Compaq and EMC. Our future competitive performance depends on a number of factors, including our ability to:

     - continually develop and introduce new products and services with better prices and performance than offered by our competitors;

     - offer a wide range of products and solutions from small single-processor systems to large complex enterprise-level systems;

     - offer solutions to customers that operate effectively within a computing environment that includes hardware and software from multiple vendors;

     - offer products that are reliable and that ensure the security of data and information;

     - create products for which third party software vendors will develop a wide range of applications; and

     - offer high quality products and services.

     We also compete with systems manufacturers and resellers of systems based on microprocessors from Intel and Windows NT operating system software from Microsoft. These competitors include Dell, HP and Compaq, in addition to Intel and Microsoft. This competition creates increased pressure, including pricing pressure, on our workstation and lower-end server product lines. We expect this competitive pressure to intensify considerably during our fiscal year 2000 with the anticipated releases of new software products from Microsoft and new microprocessors from Intel.

     The computer systems that we sell are made up of many products and components, including workstations, servers, storage products, microprocessors, the Solaris(TM) operating system and other software products. We also sell some of these components separately and as add-ons to installed systems. If we are unable to offer products and services that compete successfully with the products and services offered by our competitors or that meet the complex needs of our customers, our business and operating results could be seriously harmed. In addition, if in responding to competitive pressures, we are forced to lower the prices of our products and services and we are unable to reduce our component costs or improve operating efficiencies, our business and operating results would be seriously harmed.

     Over the last two years, we have invested significantly in our storage products business with a view to increasing the sales of these products both on a stand-alone basis to customers using the systems of our competitors and as part of the systems that we sell.

     The intelligent storage products business is intensely competitive. EMC is currently the leader in this market. To the extent we are unable to penetrate this market and compete effectively, our business and operating results could be seriously harmed. In addition, we will be making significant investments over the next few years to develop, market and sell software products under our recent alliance with America Online and have agreed to significant minimum revenue commitments. These alliance products are targeted at the e-commerce market and are strategic to our ability to successfully compete in this market. If we are unable to successfully compete in this market, our business and operating results could be seriously harmed.

     THE PRODUCTS WE MAKE ARE VERY COMPLEX AND IF WE ARE UNABLE TO RAPIDLY AND SUCCESSFULLY DEVELOP AND INTRODUCE NEW PRODUCTS, WE WILL NOT BE ABLE TO SATISFY CUSTOMER DEMAND. We operate in a highly competitive, quickly changing environment, and our future success depends on our ability to develop and introduce new products that our customers choose to buy. If we are unable to develop new products, our business and operating results would be seriously harmed. We must quickly develop, introduce and deliver in quantity new complex systems, software and hardware products and components including our Ultra SPARC(TM) microprocessors, the Solaris operating system, our intelligent storage products and other software products, such as those products under development or to be developed under our recent alliance with AOL or those that extend the Forte product line. The development process for these complicated products is very uncertain. It requires high levels of innovation from both our product designers and our suppliers of the components used in our products. The development process is also lengthy and costly. If we fail to accurately anticipate our customers' needs and technological trends or are otherwise unable to complete the development of a product on a timely basis, we will be unable to introduce new products into the market on a timely basis, if at all, and our business and operating results would be adversely affected. In addition, the successful development of software products under our alliance with AOL depends on many factors, including our ability to work effectively within the alliance on complex product development and any encumbrances that may arise from time to time that prevent us from developing, marketing or selling these alliance software products. If we are unable to successfully develop or market or sell the alliance software products or other software products, our business and operating results could be seriously harmed. Software and hardware products such as ours may contain known as well as undetected errors and these defects may be found following introduction and shipment of new products or enhancements to existing products. Although we attempt to fix errors that we believe would be considered serious by our customers prior to shipment, we may not be able to detect or fix all errors, and this could result in lost revenues and delays in customer acceptance and could be detrimental to our business and reputation.

     The manufacture and introduction of our new hardware and software products is also a complicated process. Once we have developed a new product we face the following challenges in the manufacturing process:

     - We must be able to manufacture new products in high enough volumes so that we can have an adequate supply of new products to meet customer demand;

     - We must be able to manufacture the new products at acceptable costs. This requires us to be able to accurately forecast customer demand so that we can procure the appropriate components at optimal costs. Forecasting demand requires us to predict order volumes, the correct mixes of our software and hardware products and the correct configurations of these products;

     - We must manage new product introductions so that we can minimize the impact of customers' delaying purchases of existing products in anticipation of the new product release. We must also try to reduce the levels of older product and component inventories to minimize inventory write-offs; and

     - We may also decide to adjust prices of our existing products during this process in order to try to increase customer demand for these products. If we are introducing new products at the same time or shortly after the price adjustment, this will complicate our ability to anticipate customer demand for our new products.

     If we were unable to timely develop, manufacture and introduce new products in sufficient quantity to meet customer demand at acceptable costs or if we were unable to correctly anticipate customer demand for our new products, our business and operating results could be significantly harmed.

     OUR RELIANCE ON SINGLE SOURCE SUPPLIERS COULD DELAY PRODUCT SHIPMENTS AND INCREASE OUR COSTS. We depend on many suppliers for the necessary parts and components to manufacture our products. There are a number of vendors producing the parts and components that we need. However, there are some components that can only be purchased from a single vendor due to price, quality or technology reasons. For example, we depend on Sony for various monitors and on Texas Instruments for our SPARC microprocessors. If we were unable to purchase the necessary parts and components from a particular vendor and we had to find a new supplier for such parts and components, our new and existing product shipments could be delayed, severely affecting our business and operating results.

     OUR FUTURE OPERATING RESULTS DEPEND ON OUR ABILITY TO PURCHASE A SUFFICIENT AMOUNT OF COMPONENTS TO MEET THE DEMANDS OF OUR CUSTOMERS. We depend heavily on our suppliers to timely design, manufacture and deliver the necessary components for our products. While many of the components we purchase are standard, we do purchase some components, specifically color monitors and custom memory integrated circuits such as SRAMS and VRAMS, that require long lead times to manufacture and deliver. Long lead times make it difficult for us to plan component inventory levels in order to meet the customer demand for our products. In addition, in the past, we have experienced shortages in certain of our components (specifically DRAMS and SRAMS). If a component delivery from a supplier is delayed, if we experience a shortage in one or more components or if we are unable to provide for adequate levels of component inventory our new and existing product shipments could be delayed and our business and operating results could suffer.

     SINCE WE ORDER OUR COMPONENTS (AND IN SOME CASES COMMIT TO PURCHASE) FROM SUPPLIERS IN ADVANCE OF RECEIPT OF CUSTOMER ORDERS FOR OUR PRODUCTS THAT INCLUDE THESE COMPONENTS, WE FACE A SUBSTANTIAL INVENTORY RISK. As part of our component inventory planning, we frequently pay certain suppliers well in advance of receipt of customer orders. For example, we often enter into noncancelable purchase commitments with vendors early in the manufacturing process of our microprocessors to make sure we have enough of these components for our new products to meet customer demand. Because the design and manufacturing process for these components is very complicated it is possible that we could experience a design or manufacturing flaw that could delay or even prevent the production of the components for which we have previously committed to pay. We also face the risk of ordering too many components, or conversely, not enough components, since the orders are based on the forecasts of customer orders rather than actual orders. If we cannot change or be released from the noncancelable purchase commitments, we could incur significant costs from the purchase of unusable components, due to a delay in the production of the components or as a result of inaccurately predicting component orders in advance of customer orders. Our business and operating results could be seriously harmed as a result of these increased costs.

     DELAYS IN PRODUCT DEVELOPMENT OR CUSTOMER ACCEPTANCE AND IMPLEMENTATION OF NEW PRODUCTS AND TECHNOLOGIES COULD SERIOUSLY HARM OUR BUSINESS. Delays in the development and introduction of our products may occur for various reasons including the following:

     - Delays in software development could delay shipments of related new hardware products. Generally, the computer systems we sell to customers incorporate hardware and software products that we sell, such as the UltraSPARC microprocessor, the Solaris operating system and intelligent storage products. Any delay in the development of the software and hardware included in our systems could delay our shipment of these systems.

     - If customers decide to delay the adoption and implementation of new releases of our Solaris operating system, this could also delay customer acceptance of new hardware products tied to that release. Adopting a new release of an operating system requires a great deal of time and money for a customer to convert its systems to the new release. The customer must also work with software vendors who port their software applications to the new operating system and make sure these applications will run on the new operating system. As a result, customers may decide to delay their adoption of a new release of an operating system because of the cost of a new system and the effort involved to implement it. Also, customers may wait to implement new systems until after January 1, 2000 so that there is less likelihood of Year 2000 computer problems.

     IF WE ARE UNABLE TO CONTINUE GENERATING SUBSTANTIAL REVENUES FROM INTERNATIONAL SALES OUR BUSINESS COULD BE SUBSTANTIALLY HARMED. Currently, approximately half of our revenues come from international sales. Our ability to sell our products internationally is subject to the following risks:

     - general economic and political conditions in each country could adversely affect demand for our products and services in these markets, as recently occurred in certain Asian and Latin American markets

     - currency exchange rate fluctuations could result in lower demand for our products as well as currency translation losses

     - changes to and compliance with a variety of foreign laws and regulations may increase our cost of doing business in these jurisdictions

     - trade protection measures and import and export licensing requirements subject us to additional regulation, may prevent us from shipping products to a particular market and may increase our operating costs.

     WE EXPECT OUR QUARTERLY REVENUES AND OPERATING RESULTS TO FLUCTUATE FOR A NUMBER OF REASONS. Future operating results will continue to be subject to quarterly fluctuations based on a wide variety of factors including:

     - Seasonality. Our operating results usually fluctuate downward in the first and third quarters of each fiscal year due to customer buying patterns for hardware and software products and services.

     - Increases in Operating Expenses. Our operating expenses will continue to increase as we continue to expand our operations. Our operating results could suffer if our revenues do not increase at least as fast as our expenses.

     - Acquisitions/Alliances. If, in the future, we acquire technologies, products or businesses, or we form alliances with companies requiring technology investments or revenue commitments (such as our recent alliance with AOL), we will face a number of risks to our business. The risks we may encounter include those associated with integrating or co-managing operations, personnel and technologies acquired or licensed, and the potential for unknown liabilities of the acquired or combined business. Also, we will include amortization expense of acquired intangible assets in our financial statements for several years following these acquisitions. Our business and operating results on a quarterly basis could be harmed if our acquisition or alliance activities are not successful.

     - Significant Customers. Only one of our customers accounted for more than 10% of our revenues in fiscal 1999. Sales to this customer accounted for approximately 14% of our fiscal 1999 revenues. Our business could suffer if this customer or another significant customer terminated its business relationship with us or significantly reduced the amount of business it did with us.

     OUR FAILURE OR THE FAILURE OF OUR BUSINESS PARTNERS AND CUSTOMERS TO BE YEAR 2000 COMPLIANT COULD HARM OUR BUSINESS.

     - We cannot be sure that we will be able to successfully modify on a timely basis our products, services and systems to comply with Year 2000 requirements. Our business could suffer if we fail to make our products and services Year 2000 compliant in time.

     - We cannot be sure that our current products do not contain undetected errors or defects associated with Year 2000 functions that may result in material costs to us.

     - Our expenses may increase if we need to upgrade or perform other remediation on products that our customers are using that are not Year 2000 compliant. However, we do not believe we are legally responsible, other than as provided in our limited warranties, for the costs incurred by our customers to become Year 2000 compliant.

     - We are in the process of developing contingency plans to deal with potential Year 2000 problems that we are aware of at this time. We hope that these contingency plans will be completed during the first quarter of our fiscal year 2000. If these plans are not timely completed or if they are not successful or if new Year 2000 problems not covered by our contingency plans emerge, our business and operating results may be seriously harmed.

     - Our business may suffer if customers become dissatisfied with our products and services as a result of Year 2000 issues.

     - Our business could be harmed if customers delay purchasing our products during the first half of our fiscal year 2000 because of Year 2000 concerns, or if our customers are unable to conduct their business or are prevented from placing orders or paying us because of their own Year 2000 problem.

     - Our business could suffer if any of our suppliers or the suppliers of others with whom we do business cannot timely provide us with products, components, services or systems that meet the Year 2000 requirements. A reasonably likely worst case scenario would be if one of our major vendors experienced a material disruption in business, which caused us to experience a material disruption in our business.

     - If either our internal systems or the internal systems, products or services of one or more of our major vendors (including banks, energy suppliers and transportation providers) fail to achieve Year 2000 compliance, our business could be harmed.

     - A significant amount of litigation may arise out of Year 2000 compliance issues, and we cannot be sure about the extent to which we may be affected by any of this litigation. Even though we do not believe that we are legally responsible for our customers' Year 2000 compliance obligations, it is unclear whether different governments or governmental agencies may decide to allocate liability relating to Year 2000 compliance to us without regard to specific warranties or warranty disclaimers. Our business could suffer in any given quarter if any liability is allocated to us.

     - We do not know how customer spending patterns may be affected by Year 2000 issues. We believe, however, that customers will focus on preparing their businesses for the Year 2000 and that their capital budgets will be spent in large part on remediation efforts, potentially delaying the purchase and implementation of new systems, and thereby creating less demand for our products and services.

     A significant disruption of our financial management and control systems or a lengthy interruption in our operations caused by a Year 2000 related issue could result in a material adverse impact on our operating results and financial condition. In addition, it is possible that a supplier's failure to ensure Year 2000 capability or our customer's concerns about Year 2000 readiness of our products would have a material adverse effect on our results of operations.

     OUR ACQUISITION AND ALLIANCE ACTIVITIES COULD DISRUPT OUR ONGOING BUSINESS. We intend to continue to make investments in companies, products and technologies, either through acquisitions or investment alliances. For example, we have purchased several companies in the past and formed alliances, including our recent alliance with AOL. Acquisitions, such as the merger with Forte, and alliance activities often involve risks, including:

     - we may experience difficulty in assimilating the acquired operations and employees;

     - we may experience difficulty in managing product co-development activities with our alliance partners;

     - we may be unable to retain the key employees of the acquired operation;

     - the acquisition or investment may disrupt our ongoing business;

     - we may not be able to incorporate successfully the acquired technology and operations into our business and maintain uniform standards, controls, policies and procedures; and

     - we may lack the experience to enter into new markets, products or technologies. Some of these factors are beyond our control. Failure to manage these alliance activities effectively and to integrate acquisitions would affect our operating results or financial condition.

     WE DEPEND ON KEY EMPLOYEES AND FACE COMPETITION IN HIRING AND RETAINING QUALIFIED EMPLOYEES. Our employees are vital to our success, and our key management, engineering and other employees are difficult to replace. We generally do not have employment contracts with our key employees. Further, we do not maintain key person life insurance on any of our employees. The expansion of high technology companies in Silicon Valley and Colorado, as well as many other areas, has increased demand and competition for qualified personnel. We may not be able to attract, assimilate or retain additional highly qualified employees in the future. These factors could harm our business.

     This proxy statement-prospectus and the documents incorporated by reference into this proxy statement-prospectus contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act with respect to our financial condition, results of operations and business, and on the expected impact of the merger on Sun's financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. In evaluating the merger, you should carefully consider the above discussion of risks and uncertainties.

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

                   THE SPECIAL MEETING OF FORTE STOCKHOLDERS

     GENERAL

     This proxy statement-prospectus is furnished in connection with the solicitation of the enclosed proxy by the board of directors of Forte for use at the special meeting of Forte stockholders to be held at the Oakland Marriott City Center, 1001 Broadway, Room 208, Oakland, California 94607, on Tuesday, October 19, beginning at 10:00 a.m., local time, and at any adjournment or postponement, pursuant to the accompanying Notice of Special Meeting of Forte Stockholders. This proxy statement-prospectus is expected to be mailed to Forte stockholders on or about September 17.

     PURPOSE OF THE SPECIAL MEETING

     The special meeting will be held for the following purposes:

          1. To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization dated August 23, 1999 by and among Forte, Sun and Flintstone Acquisition Corp., pursuant to which Forte will merge with and become a wholly-owned subsidiary of Sun. A copy of the agreement is attached hereto as Annex A to this proxy statement-prospectus. We encourage you to read this document in its entirety.

          2. To consider and transact other business that may properly come before the special meeting and at any adjournments or postponements.

     RECORD DATE FOR THE SPECIAL MEETING

     The Forte board has fixed the close of business on September 15, 1999, as the record date. Only stockholders of record of Forte common stock on the books of Forte as of the close of business on the record date will be entitled to vote at the special meeting and any postponements or adjournments thereof. On September 13, 1999, Forte had 20,904,709 shares of Forte common stock issued and outstanding, and approximately 288 stockholders of record. Each share of Forte common stock outstanding on the record date is entitled to one vote at the special meeting on each matter to be voted on.

     VOTING

     Forte has appointed Bob L. Corey, Forte's Senior Vice President, Chief Financial Officer and Secretary, to function as the inspector of elections of the special meeting, to tabulate votes, to ascertain whether a quorum is present and to determine the voting results on all matters presented to Forte stockholders. A majority of all outstanding shares of Forte common stock entitled to vote at the special meeting, represented in person or by proxy, constitutes a quorum for the transaction of business at the special meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present. They are not counted, however, as votes in favor of the proposal to approve the merger agreement or the merger.

     The merger agreement must be approved by a majority of shares eligible to vote at the special meeting in person or by proxy before the merger can be completed. If a quorum is not obtained, or fewer shares of Forte common stock are voted in favor of the merger agreement than a majority of the shares eligible to vote at the special meeting in person or by proxy, the special meeting will be postponed or adjourned for the purpose of allowing additional time for obtaining additional proxies or votes, and at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the special meeting, except

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

for any proxies that have been effectively revoked or withdrawn prior to the subsequent special meeting.

     Each Forte stockholder will be entitled to one vote, in person or by proxy, for each share of Forte common stock in his or her name on the books of Forte as of the record date on any matter submitted to the vote of the Forte stockholders.

     Martin J. Sprinzen, Forte's President, Chief Executive Officer and Chairman of the Board of Directors, and Paul E. Butterworth, Forte's Senior Vice President and Chief Systems Architect, have entered into voting agreements with Sun, and have agreed to vote their shares of Forte common stock in favor of the approval and adoption of the merger agreement and approval of the merger. As of September 13, 1999, Messrs. Sprinzen and Butterworth together held approximately 1,723,988 shares of Forte common stock, which represented approximately 8.2% of all outstanding shares of Forte common stock entitled to vote at the special meeting. In addition, as of September 13, 1999, Forte's directors and executive officers held approximately 2,029,957 shares of Forte common stock, which represented approximately 9.7% of all outstanding shares of Forte common stock entitled to vote at the special meeting.

     PROXIES

     Shares of Forte common stock represented by proxies properly executed and received by Forte in time to be voted at the special meeting will be voted in accordance with the instructions indicated on the proxies and, if no instructions are indicated, will be voted "FOR" the approval and adoption of the merger agreement and approval of the merger.

     All proxies voted "FOR" the approval and adoption of the merger agreement and approval of the merger, including proxies on which no instructions are indicated, may, at the discretion of the proxy holder, be voted "FOR" a motion to adjourn or postpone the special meeting to another time and/or place for the purpose of soliciting additional proxies or otherwise.

     The Forte board is not currently aware of any business to be acted upon at the special meeting other than as described in this proxy statement-prospectus. If, however, other matters are properly brought before the special meeting, persons appointed as proxies will have discretion to vote or act on the matters in their best judgment.

     REVOCATION OF PROXIES

     The presence of a Forte stockholder at the special meeting (or at any adjournment or postponement) will not automatically revoke the stockholder's proxy. However, a Forte stockholder may revoke a proxy at any time prior to its exercise by:

     - delivery to the inspector of elections or the Secretary of Forte of a written notice of revocation prior to the special meeting (or, if the special meeting is adjourned or postponed, prior to the time the adjourned or postponed meeting is actually held);

     - delivery to the inspector of elections or the Secretary of Forte prior to the special meeting (or, if the special meeting is adjourned or postponed, prior to the time the adjourned or postponed meeting is actually held) of a duly executed proxy bearing a later date; or

     - attending the special meeting (or, if the special meeting is adjourned or postponed, by attending the adjourned or postponed meeting) and filing a written notice of revocation with the inspector of elections or the Secretary of Forte prior to the taking of votes on any matter.

     SOLICITATION OF PROXIES

     Proxies may be solicited by mail, personal interview, telephone and telecopy by directors, officers and employees of Forte and its subsidiaries on a part-time basis and for no additional compensation. Forte has retained Georgeson & Company Inc. to assist in the solicitation of proxies and in the distribution of proxies and accompanying materials to brokerage houses and institutions for an estimated fee of $10,500 plus out-of-pocket expenses. The entire cost of soliciting proxies under this proxy statement-prospectus will be borne by Forte and will include amounts paid in reimbursement to banks, brokerage firms, custodians, nominees and others for their expenses in forwarding soliciting material to the beneficial owners of Forte common stock held by that person. Forte and Sun will each bear all costs that they each incur, including legal and accounting fees.

     COMMUNICATIONS BY FORTE STOCKHOLDERS WITH FORTE

     Any written revocation of proxy or other communications in connection with this proxy statement-prospectus and requests for additional copies of this proxy statement-prospectus or the proxy card should be addressed to Bob L. Corey, Senior Vice President, Chief Financial Officer and Secretary, Forte Software, Inc., 1800 Harrison Street, Oakland, California 94612. If you have any questions or need further assistance in voting your shares, please call Mr. Corey at (510) 869-3400.

     A TRANSMITTAL FORM WITH INSTRUCTIONS FOR THE SURRENDER OF STOCK CERTIFICATES FOR FORTE COMMON STOCK WILL BE MAILED TO YOU AS SOON AS PRACTICABLE AFTER COMPLETION OF THE MERGER. YOU SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH YOUR PROXIES.

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

                      THE MERGER AND RELATED TRANSACTIONS

     This section of the proxy statement-prospectus describes material aspects of the proposed merger, including the merger agreement and the stock option agreement. While we believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should read this entire document and the other documents we refer to carefully for a more complete understanding of the merger.

     STRUCTURE OF THE MERGER

     The merger agreement provides for the merger of Flintstone Acquisition Corp., a newly-formed, wholly-owned subsidiary of Sun, with and into Forte. Forte will survive the merger as a wholly-owned subsidiary of Sun. The discussion of the merger in this proxy statement-prospectus and the description of the principal terms of the merger agreement are subject to and qualified in their entirety by reference to the merger agreement which is attached as Annex A.

     MATERIAL CONTACTS AND BOARD DELIBERATIONS

     During 1997, Sun's Java platform gained acceptance as a leading industry "standard" open systems development language. As a result of this development, Forte adopted a strategy to design, develop and market an integrated development environment in Java, which strategy would ultimately result in the creation and development of Forte's SynerJ product. In late 1997 and early 1998, personnel of Sun and Forte met and explored cooperative marketing activities and strategies, which included Forte becoming an independent software vendor for Sun's Solaris and Java platforms at marketing and trade shows. In May 1998, Forte qualified to be a "Strategic Level" catalyst partner for Sun's Solaris platform, and on June 24, 1998, Forte became a licensee of Sun's Java platform.

     On November 6, 1998, Forte representatives Martin J. Sprinzen, President and Chief Executive Officer, and David Taber, Senior Vice President of Marketing, met with Alan Baratz, the President of Sun's Java software division, and Joseph Keller, Sun's Director of Tools Marketing, to discuss Forte's contribution to the development of Java enterprise applications and to evaluate the potential for cooperative activities between Forte and Sun to support Sun's planned Java2 platform. The meeting led to a series of discussions between representatives of Forte and Sun concerning Forte's participation in Sun's anticipated introduction of the Java2 platform at the Java Business Expo in New York City in December 1998. Forte was featured at the Java Business Expo as one of seven independent software vendors with Java2 support. At the Java Business Expo, Forte announced to the public that its SynerJ product had been released for "beta" testing.

     Through December, 1998 and January, 1999, representatives of Forte and Sun met to discuss Forte's progress in the development of SynerJ and various technical specifications of the Java2 platform. From February through April 1999, representatives of Forte and Sun met to discuss Forte's participation in Sun's Java Enterprise Solutions Symposium in Paris, France. Forte had an exhibit and made a presentation at the show.

     Discussions and other interactions between Forte and Sun representatives continued as a further commercial relationship between the two companies began to take shape. On May 10, 1999, Alan Baratz gave the keynote address at Forte's user conference in San Francisco. At the conference, Mr. Baratz and Mr. Sprinzen briefly met to discuss cooperative marketing activities. In light of these and the earlier discussions, in May and June 1999, Forte established internally its objective to enter into a license agreement with Sun pursuant to which Sun would market Forte products, including SynerJ. Concurrently, David Taber had numerous meetings with Sun representatives to discuss Forte's participation in Sun's

JavaOne conference in San Francisco in June, 1999, and to provide demonstrations of Forte's SynerJ product. On June 14, 1999, Forte participated in Sun's Java licensee day.

     At Sun's JavaOne conference on June 16, 1999, Alan Baratz, Martin Sprinzen and David Taber met for approximately one hour to discuss possible commercial arrangements between Forte and Sun. Mr. Sprinzen suggested that Sun license and re-sell Forte products, including SynerJ. Mr. Baratz indicated that Sun was interested in exploring alternative types of commercial relationships, including the licensing of Forte's intellectual property or the potential acquisition of Forte by Sun. Mr. Sprinzen indicated his interest in discussing a licensing relationship with Sun at this time.

     On July 7, 1999, Mr. Sprinzen and Bob L. Corey, Forte's Senior Vice President and Chief Financial Officer, met with Jonathan Schwartz, Sun's Vice President of Development Tools, Carl Wolf, Sun's Vice President of Corporate Development, and Stuart Macmillan, Sun's Director of Corporate Development, to discuss the possible licensing of Forte's intellectual property to Sun. At this meeting, Mr. Wolf and Mr. Schwartz expressed Sun's view that a merger of Forte with Sun might better serve the long-term interests of both companies. No further discussions on the subject were held at that time.

     On July 15, 1999, David Taber of Forte met with Stuart Macmillan of Sun to resume discussions of the licensing of Forte's intellectual property to Sun. During the week of July 26, several meetings were held among Messrs. Sprinzen and Corey of Forte and William Raduchel, Sun's Chief Strategy Officer, and Messrs. Wolf and Macmillan of Sun. During these meetings, Forte and Sun discussed strategic direction, product strategy and organizational structure while exploring the alternative types of commercial relationships available to the companies. Sun's representatives once again expressed a desire to acquire Forte so as to leverage Forte's products and services with those of Sun, including Forte's SynerJ product. During this period, Mr. Sprinzen informed the Forte board of Sun's interest in acquiring Forte. Discussions among representatives of Forte and Sun continued through mid-August regarding the synergies and other corporate advantages that might result from an acquisition of Forte by Sun. On August 2, 1999, Mr. Raduchel telephoned Mr. Sprinzen and outlined the preliminary pricing and the terms of a merger proposal that Sun was considering submitting to Forte. On August 9, 1999, Sun's representatives outlined more fully the preliminary financial terms of the proposed acquisition of Forte. On August 10, 1999, the Forte board met along with representatives of Hambrecht & Quist LLC, Forte's financial advisors, to discuss and review various aspects of Sun's proposal. On August 10, 1999, Mr. Sprinzen had a telephone discussion with Mr. Raduchel regarding various aspects of the merger proposal. On August 12, 1999, the Forte board met with Hambrecht & Quist and Forte's securities counsel to discuss, review, evaluate and consider the structure, pricing and various other aspects of the proposed merger. The Forte board unanimously determined that the proposal should be further explored and directed Forte's officers, along with its financial and legal advisors, to enter into further discussions concerning the merger and to commence negotiations on definitive documents. On August 14, 1999, Forte and Sun entered into a non-disclosure agreement and commenced due diligence.

     From August 13 through August 22, representatives of Forte and Sun met to discuss corporate strategy, the logistics of the proposed combination of Forte and Sun, and the principal terms pursuant to which Sun would acquire Forte. The principal terms of the proposed acquisition were finalized on August 21. On August 22, the Forte board met to consider Sun's proposal, as set forth in the forms of definitive documents for the proposed merger. At the meeting, Hambrecht & Quist delivered its opinion to the Forte board that the consideration to be received was fair to Forte's stockholders from a financial point of view. After considering the presentations of Forte's outside legal counsel and its financial advisor, and after reviewing the agreements related to the merger and discussing various issues with Forte's senior management, the Forte board unanimously approved the agreements related to the merger and directed that the merger agreement be submitted to Forte's stockholders for

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

approval. Sun and Forte executed and delivered the agreements related to the merger on the following day.

     REASONS FOR THE MERGER

     JOINT REASONS FOR THE MERGER. The boards of directors of Sun and Forte have determined that the combined company would have the potential to realize a stronger competitive position and improved long-term operating and financial results. In particular, the merger will allow Sun and Forte the opportunity:

     - to provide enterprises with a more comprehensive developer solution for the creation of Internet applications

     - to offer broader software development solutions and market presence

     - to benefit from combining established customer relationships at both companies

     - to sell Forte's products into Sun's installed customer base and through its larger sales force

     - to take advantage of the financial resources of the combined company, which are much greater than Forte's financial resources

     - to improve time to market for products of the combined company

     SUN'S REASONS FOR THE MERGER

     The board of directors of Sun has unanimously approved the merger and the merger agreement and has identified several potential benefits of the merger that it believes will contribute to the success of the combined companies, including the following:

     - the merger offers the opportunity to reduce Sun's time to market in providing a complete suite of development and application integration tools to drive the deployment of Internet applications

     - the merger will leverage Sun's Java and XML technologies, along with Sun's Solaris operating system and i-Planet product suite, to further strengthen Sun's competitive position in the enterprise software market

     - the merger will broaden the range of software products and services Sun offers to enterprise customers

     After taking into account these and other factors, the Sun board of directors unanimously determined that the merger agreement and the merger were in the best interests of Sun and its stockholders and that Sun should enter into the merger agreement and complete the merger.

     FORTE'S REASONS FOR THE MERGER

     The Forte board has unanimously approved the merger agreement and unanimously recommends that Forte stockholders vote "FOR" the approval and adoption of the merger agreement and approval of the merger. In reaching its decision to approve the merger agreement, the Forte board consulted with (1) its legal counsel regarding the legal terms of the transaction and the obligations of the Forte board in its consideration of the proposed transaction, (2) its financial advisors regarding the financial aspects of the proposed transaction and the fairness from a financial point of view of the consideration to be received by Forte's stockholders, and (3) the management of Forte. The Forte board analyzed Forte's alternatives for enhancement of stockholder value, including Forte's prospects under several assumptions, so as to be able to compare the value of a share of Forte common stock with the consideration to be paid by Sun. At the same time, the Forte board also reviewed the history of Sun and the prospects of Sun if the merger were completed. The factors that were examined as part of this analysis include, but were not limited to, the following:

     - a review of Forte's business, operations, financial condition and earnings on an historical and a prospective basis

     - the efficacy of Forte's strategic plan under current competitive conditions and actions that would increase financial performance and long-term stockholder value

     - the increasing competition in Forte's markets from both existing and potential competitors, some of which have far greater assets and resources, in part as a result of the consolidation taking place in the computer software industry

     - a review of potential benefits for stockholders of a larger organization with greater resources, increased financial resources and a stronger market position

     - the potential for achieving long-term economies of scale, particularly in sales and distribution capabilities, that would not have been readily achievable by Forte independently

     - the potential for increased revenues by selling into Sun's installed customer base and through its larger sales force

     - the ability to develop products more quickly and to attract and retain critical and scarce engineering talent as a result of having access to both companies' financial, development and personnel resources

     - the Forte board's review of the business, operations, earning and financial condition of Sun on both an historical and a prospective basis, the enhanced opportunities for operating efficiencies and revenue enhancement that could result from the merger, the enhanced opportunities for growth that the merger would make possible and the respective contributions that the parties would bring to a combined corporation

     - the belief of the Forte board and management that a business combination with Sun would offer the potential for increased immediate and long-term value and liquidity to current Forte stockholders

     - the terms of the merger agreement and the transactions contemplated by the merger agreement, including the exchange ratio, noting that it reflected a 66.0% premium based on the average closing prices of the common stock of the two companies during the 30-day period ending August 20, 1999

     - the expectation that the merger will be treated as a tax-free reorganization to Forte and its stockholders

     - a comparison of the Sun offer with reported transactions, nationally and in Forte's market, by companies with similar characteristics;

     - the opinion of Hambrecht and Quist, dated as of August 22, 1999, that, as of that date, based upon and subject to the matters stated in that opinion, the consideration to be received by Forte stockholders pursuant to the merger agreement was fair to Forte stockholders from a financial point of view.

     The Forte board also considered potentially negative factors relating to the merger, including:

     - the risk that the benefits sought in the merger would not be fully achieved

     - the risk that the merger would not be completed and the effect of the public announcement of the merger on Forte's sales and operating results, particularly the effect of the announcement on key customer and supplier relationships

     - the impact of the merger on key customer relationships of Forte

     - the difficulty of and risks associated with the integration of different management and organizational structure

     - the risks of Forte suffering employee attrition or of failing to attract key personnel due to uncertainties associated with the pending merger

     - the fact that Sun common stock is trading at or near its all-time high.

     The Forte board concluded that these factors were outweighed by the potential benefits to be gained by the merger agreement and the completion of the proposed merger.

     The above discussion of the material factors considered by the Forte board is not exhaustive, but does set forth the principal factors considered by the Forte board. The Forte board collectively reached the unanimous conclusion to approve the merger agreement and the merger in light of the factors described above and other factors that each member of the Forte board felt were appropriate. The Forte board did not assign relative or specific weights to any of the factors described above, and individual directors may have weighed the factors differently.

     FOR THE REASONS SET FORTH ABOVE, THE FORTE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AS FAIR TO AND IN THE BEST INTERESTS OF FORTE AND THE STOCKHOLDERS OF FORTE, AND UNANIMOUSLY RECOMMENDS THAT FORTE STOCKHOLDERS APPROVE THE MERGER AGREEMENT.

     RECOMMENDATION OF FORTE'S BOARD OF DIRECTORS

     At a meeting of the Forte board held on August 22, 1999, the Forte board unanimously approved the merger agreement and the transactions contemplated by the merger agreement, and recommended the approval and adoption of the merger agreement and approval of the merger by Forte's stockholders.

     In considering the recommendation of the Forte board with respect to the merger agreement, you should be aware that certain directors and officers of Forte have certain interests in the merger that may be different from the interests of Forte stockholders generally. These interests are discussed in more detail in the section entitled "Interests of Certain Forte Directors, Officers and Stockholders in the Merger" on page 32 of this proxy statement-prospectus.

     Martin J. Sprinzen, Forte's President, Chief Executive Officer and Chairman of the Board of Directors, and Paul E. Butterworth, Forte's Senior Vice President and Chief Systems Architect, have entered into voting agreements with Sun, and have agreed to vote their shares of Forte common stock in favor of the approval and adoption of the merger agreement and approval of the merger. As of September 13, 1999, Messrs. Sprinzen and Butterworth together held approximately 1,723,988 shares of Forte common stock, which represented approximately 8.2% of all outstanding shares of Forte common stock entitled to vote at the special meeting. In addition, as of September 13, 1999, Forte's directors and executive officers held approximately 2,029,957 shares of Forte common stock, which represented approximately 9.7% of all outstanding shares of Forte common stock entitled to vote at the special meeting.

     OPINION OF FORTE'S FINANCIAL ADVISOR

     Forte engaged Hambrecht & Quist to act as its exclusive financial advisor in connection with the proposed transaction and to render an opinion to the Forte board as to the fairness, from a financial point of view, to the holders of shares of common stock of Forte of the consideration to be received by such stockholders in the merger. Hambrecht & Quist was selected by the Forte board based on Hambrecht & Quist's qualifications, experience and reputation, as well as Hambrecht & Quist's historic investment banking relationship and familiarity with Forte. Hambrecht & Quist rendered its oral opinion to the Forte board (as confirmed in writing) on August 22, 1999 that, as of that date, the consideration to be received in the merger by holders of Forte common stock was fair, from a financial point of view, to such holders. The amount of the consideration was determined through negotiations between Sun and Forte and not as a result of recommendations by Hambrecht & Quist.

     THE FULL TEXT OF THE OPINION DELIVERED BY HAMBRECHT & QUIST TO THE FORTE BOARD DATED AUGUST 22, 1999, WHICH SETS FORTH THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY HAMBRECHT & QUIST IN RENDERING ITS OPINION, IS ATTACHED AS ANNEX D TO THIS PROXY STATEMENT-PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. HAMBRECHT & QUIST'S OPINION IS DIRECTED TO THE FORTE BOARD AND ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF COMMON STOCK OF FORTE. HAMBRECHT & QUIST'S OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY FORTE STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE PROPOSED TRANSACTION. IN FURNISHING ITS OPINION, HAMBRECHT & QUIST DID NOT ADMIT THAT IT IS AN EXPERT WITHIN THE MEANING OF THE TERM "EXPERT" AS USED IN THE SECURITIES ACT, NOR DID IT ADMIT THAT ITS OPINION CONSTITUTES A REPORT OR VALUATION WITHIN THE MEANING OF THE SECURITIES ACT. THE SUMMARY OF HAMBRECHT & QUIST'S OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF ITS OPINION. FORTE STOCKHOLDERS ARE URGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY.

     In arriving at its opinion, Hambrecht & Quist, among other things:

     - reviewed the publicly available financial statements of Sun for recent years and interim periods to date and certain other relevant financial and operating data of Sun (including its capital structure) made available to Hambrecht & Quist from published sources

     - discussed the business, financial condition and prospects of Sun with certain members of senior management

     - reviewed the publicly available financial statements of Forte for recent years and interim periods to date and certain other relevant financial and operating data of Forte made available to Hambrecht & Quist from published sources

     - discussed the business, financial condition and prospects of Forte with certain members of senior management

     - reviewed published Wall Street research estimates for projections of Forte's and Sun's future financial performance through calendar year 2000

     - reviewed the recent reported prices and trading activity for the common stocks of both Forte and Sun and compared such information and certain financial information for Forte and Sun with similar information for certain other companies engaged in businesses Hambrecht & Quist considered relevant

     - reviewed the financial terms, to the extent publicly available, of selected merger and acquisition transactions

     - reviewed the merger agreement and stock option agreement

     - performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as Hambrecht & Quist deemed relevant

     Hambrecht & Quist did not independently verify any of the information concerning Forte or Sun in connection with its review of the proposed transaction and, for purposes of its opinion, Hambrecht & Quist assumed and relied upon the accuracy and completeness of all such information. In connection with its opinion, Hambrecht & Quist did not prepare or obtain any independent valuation or appraisal of any of the assets or liabilities of Forte or Sun, nor did it conduct a physical inspection of the properties and facilities of Forte or Sun. With respect to the financial projections used in its analysis, Hambrecht & Quist assumed that they reflected the best currently available public estimates and judgments of the expected future financial performance of Sun and Forte and that they provided a reasonable basis upon which Hambrecht & Quist could form its opinion. Hambrecht & Quist assumed that neither Forte nor Sun was a party to any material pending transactions, including external financings, recapitalizations or merger discussions, other than the proposed transaction and those activities undertaken in the ordinary course of conducting their respective businesses. Hambrecht & Quist assumed that the proposed transaction would qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended, and that the proposed transaction would be accounted for as a pooling of interests. Hambrecht & Quist further assumed that the proposed transaction would be consummated substantially on the terms specified in the merger agreement, without any waiver of any material terms or conditions by any party thereto.

     Hambrecht & Quist's opinion is necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of the date of the opinion and any subsequent change in such conditions would require a reevaluation of such opinion. Hambrecht & Quist expresses no opinion as to the price at which Sun common stock will trade at any time, before or after the completion of the merger. In rendering its opinion, Hambrecht & Quist was not requested to, and did not, solicit indications of interest from any other parties in connection with a possible acquisition of, or business combination with, Forte.

     The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of these methods to the particular circumstances involved. Such an opinion is therefore not necessarily susceptible to partial analysis or summary description. Accordingly, Hambrecht & Quist believes that its analyses and the summary set forth below must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or of the following summary, without considering all factors and analyses, could create an incomplete and misleading view of the processes underlying the analyses performed by Hambrecht & Quist in connection with its opinion. In arriving at its opinion, Hambrecht & Quist did not attribute any particular weight to any analyses or factors considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Hambrecht & Quist did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support the Hambrecht & Quist opinion. In performing its analyses, Hambrecht & Quist made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Forte and Sun. The analyses performed by Hambrecht & Quist are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of the Hambrecht & Quist analysis of the fairness to Forte stockholders, from a financial point of view, of the consideration in the proposed transaction. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be acquired.

     The following is a brief summary of the material financial analyses performed by Hambrecht & Quist in connection with providing its opinion to the Forte board on August 22, 1999. Some of the summaries of the financial analyses include information presented in tabular format. To fully understand the financial analyses, you should read the tables together with the text of each summary. Considering the data set forth in the tables without considering the narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses.

     PRO FORMA MERGER ANALYSIS. Hambrecht & Quist analyzed the pro forma impact of the merger on the projected financial results of Sun, for Sun's fiscal year ending June 30, 2000. Projections for Sun and Forte were based on published Wall Street research estimates. Hambrecht & Quist observed that the pro forma accretive or dilutive impact of the merger on Sun's projected fiscal 2000 earnings per share was negligible, assuming no synergies. Hambrecht & Quist also observed that Forte's contribution to the combined company pro forma revenues, operating income and pretax income for Sun's fiscal 2000 was 0.8%, 0.4% and 0.4%, respectively. This compared to the Forte stockholders' pro forma ownership percentage of 0.9% of the combined company on a fully-diluted basis.

     ANALYSIS OF SELECTED PUBLIC COMPANIES. Using published Wall Street estimates, Hambrecht & Quist compared, among other things, certain trading, operating and valuation statistics for Forte to corresponding measures for six publicly traded enterprise application integration companies. The companies that Hambrecht & Quist reviewed in connection with this analysis were:

     - Active Software

     - BEA Systems

     - Iona Technologies

     - New Era of Networks

     - Tibco Software

     - TSI International

     Hambrecht & Quist derived trading multiples of trailing twelve months revenues, projected calendar 1999 revenues and projected calendar 1999 and 2000 earnings per share for these public companies. The results of such analysis are indicated in the table below:

                                                   AVERAGE                                   FORTE
                                           (EXCLUDING HIGH AND LOW)   HIGH    LOW    (PROPOSED TRANSACTION)
                                           ------------------------   -----   ----   ----------------------
Trailing 12 Months Revenues..............             7.1x             24.4x   2.2x            6.3x
Calendar Year 1999 (estimated)
  Revenues...............................             4.9               9.5    2.0             5.7
Calendar Year 1999 (estimated) Earnings
  per Share..............................            67.8             124.7   53.6           123.8
Calendar Year 2000 (estimated) Earnings
  per Share..............................            54.0              68.5   17.6            48.4

     Applying the average trailing twelve months revenue and projected calendar 1999 revenue multiples indicated by such analysis (excluding the highest and lowest multiples), to the trailing twelve months revenues and projected calendar 1999 revenues of Forte, indicated an implied equity value per share of Forte of $19.43 and $25.50, respectively. Applying the average calendar year 1999 and 2000 earnings per share multiples indicated by such analysis (excluding the highest and lowest multiples), to the projected calendar 1999 and 2000 earnings per share of Forte, indicated an implied equity value per share of Forte of $12.20 and $24.86, respectively. These values compared to an implied equity value per share of Forte in the proposed transaction of $22.28 as of August 20, 1999.

     Hambrecht & Quist noted that none of the selected companies were identical to Forte and that any analysis of the selected companies necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that would necessarily affect the relative trading values.

     ANALYSIS OF SELECTED TRANSACTIONS. Hambrecht & Quist compared the proposed transaction with selected merger and acquisition transactions. Hambrecht & Quist derived the multiples of trailing twelve months revenues for 27 transactions since 1996 involving companies in the software tools and enterprise application integration markets for which relevant information was available. Hambrecht & Quist also determined the one trading-day and twenty trading-day premiums for 61 public-to-public software merger and acquisition transactions announced since January 1, 1996. The results of this analysis are indicated in the table below:

                                                       AVERAGE
                                                   (EXCLUDING HIGH                      FORTE PROPOSED
                                                       AND LOW)        HIGH     LOW      TRANSACTION
                                                   ----------------   ------   ------   --------------
Trailing 12 Months Revenues......................     4.2x            40.7x     0.2x      6.3x
One-day Premium..................................    36.3%            196.0%   (4.2)%     31.0%
Twenty-day Premium...............................    48.3%            137.1%    3.3%      61.3%

     Applying the average trailing twelve months revenue multiple of the selected transactions indicated by this analysis (excluding the highest and lowest multiples), to the trailing twelve months revenues of Forte, indicated an implied equity value per share of Forte of $15.55. Applying the average one trading day and twenty trading day premiums for the selected transactions indicated by this analysis (excluding the highest and lowest multiples), to Forte's historical share prices, indicated an implied equity value per share of Forte of $20.48 and $23.16, respectively. These values compared to an implied equity value per share of Forte in the transaction of $22.28 as of August 20, 1999.

     No company or transaction used in the above analyses is identical to Forte or the proposed transaction. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the companies or company to which they are compared.

     DISCOUNTED CASH FLOW ANALYSIS. Hambrecht & Quist analyzed the present value of Forte's potential future cash flows. To estimate the total present value of Forte's future cash flows, before giving effect to its capital structure, Hambrecht & Quist discounted to the present the projected stream of after-tax cash flows for Forte through its fiscal year ending March 31, 2004 and a terminal value based on multiples of Forte's projected fiscal year 2004 revenues. In this analysis, Hambrecht & Quist used discount rates ranging from 32.5% to 37.5% and multiples for a sale of the business ranging from 4.0 to 6.0 times projected fiscal year 2004 revenues. These parameters indicated an implied equity value per share of Forte to be in the range of $15.26 to $25.70. These values compared to an implied equity value per share of Forte in the transaction of $22.28 as of August 20, 1999.

     Financial projections used by Hambrecht & Quist in this analysis were based on Wall Street research estimates and were extrapolated through Forte's fiscal year 2004 by Hambrecht & Quist. Hambrecht & Quist noted that the discounted cash flow analysis is highly sensitive to assumptions regarding revenue growth because over 90% of the implied present value of Forte is represented by the terminal value of Forte in March 2004. For this reason, Hambrecht & Quist noted to the Forte board that the discounted cash flow analysis should be viewed as less relevant than other analyses. Hambrecht & Quist makes no representations as to the accuracy or attainability of the projections for the future performance of Forte used by it in this analysis.

     EXCHANGE RATIO ANALYSIS. Hambrecht & Quist observed the historical exchange ratio implied by the trading prices of Forte and Sun for various periods over the last twelve months and compared these ratios to the proposed exchange ratio of 0.3 Sun shares for each Forte share. Hambrecht & Quist also observed the premiums implied by the proposed exchange ratio above such historical exchange ratios. Based on trailing average stock prices for Forte and Sun, the implied exchange ratios and premiums were:

              PERIOD                 HISTORICAL EXCHANGE RATIO   IMPLIED PREMIUM
              ------                 -------------------------   ---------------
Closing Price on 8/20/99...........           0.2290                   31.0%
5 Day Average......................           0.1939                   54.7%
10 Day Average.....................           0.1895                   58.3%
30 Day Average.....................           0.1807                   66.0%
60 Day Average.....................           0.1543                   94.4%
90 Day Average.....................           0.1348                  122.5%
12 Month Average...................           0.1284                  133.6%

     FEE ARRANGEMENTS

     Hambrecht & Quist, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Hambrecht & Quist has acted as a financial advisor to the board of directors of Forte in connection with the proposed merger.

     In the past, Hambrecht & Quist has provided investment banking and other financial advisory services to Forte and has received fees for rendering these services. Specifically, Hambrecht & Quist served as co-manager for Forte's initial public offering in March 1996. In the ordinary course of business, Hambrecht & Quist acts as a market maker and broker in the publicly traded securities of Forte and Sun and receives customary compensation in connection therewith, and also provides research coverage for Forte. In the ordinary course of business, Hambrecht & Quist actively trades in the equity and derivative securities of Forte and Sun for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Hambrecht & Quist may in the future provide investment banking or other financial advisory services to Sun or Forte.

     Pursuant to an engagement letter dated February 25, 1999, Forte paid Hambrecht & Quist a retainer fee of $50,000 and has agreed to pay Hambrecht & Quist a fee of $350,000 in connection with the delivery of the fairness opinion rendered on August 22, 1999. Upon consummation of the proposed transaction, Forte has agreed to pay Hambrecht & Quist a fee of 1.0% of the aggregate consideration paid in the transaction, less any fees previously paid. Forte also has agreed to reimburse Hambrecht & Quist for its reasonable out-of-pocket expenses and to indemnify Hambrecht & Quist against certain liabilities, including liabilities under the federal securities laws or relating to or arising out of Hambrecht & Quist's engagement as financial advisor.

     INTERESTS OF CERTAIN FORTE DIRECTORS AND OFFICERS IN THE MERGER

     ACCELERATION OF STOCK OPTIONS

     As a result of the merger, Sun will assume outstanding options to purchase Forte common stock under Forte's stock option plans. In addition, as a result of the merger, currently non-vested options to acquire 27,000 shares of Forte common stock granted automatically to Forte directors under the Automatic Option Grant Program of Forte's 1996 Stock Option Plan will vest and become immediately exercisable.

     SEVERANCE ARRANGEMENTS

     Some of Forte's employees are party to a severance agreement with Forte pursuant to which each of these employees would be entitled to terminate his or her employment with Forte, and have the vesting of his or her stock options accelerated, in the event that such employee suffers, following the completion of the merger contemplated by the merger agreement, (i) a material reduction in his or her authority or responsibilities, (ii) a reduction in base salary, (iii) a material reduction in his or her opportunity to earn a cash bonus or (iv) a relocation a substantial distance from his or her present place of employment. Each of such employees terminated other than for "Cause" (as defined in the relevant severance agreement) following the completion of the merger would also be entitled to the accelerated vesting of his or her stock options. Concurrently with the execution of the merger agreement, and as a condition to Sun's entering into the merger agreement, these employees agreed to and accepted letters prepared by Sun providing that the merger itself would not entitle these employees to terminate their employment for "good reason" and receive the accelerated vesting of their stock options.

     Prior to the execution of the Agreement, the Forte board authorized and directed Forte to grant executive retention bonuses to:

     - Bob L. Corey, Senior Vice President, Chief Financial Officer and
       Secretary,

     - Greg Batti, Vice President, Product Development,

     - Sayed Darwish, Vice President and General Counsel,

     - John Hubinger, Vice President, North American Sales,

     - Gordon Loudon, Vice President, Engineering and Support, and

     - Jonathan McKay, Senior Vice President, Marketing.

     The executive retention bonuses provide that Mr. Corey will be paid $100,000, and Messrs. Batti, Darwish, Hubinger, Loudon and McKay each will be paid $50,000, on the earlier of (i) 12 months after the completion of the merger or (ii) the date, if any, such employee is terminated by Forte other than for cause within the time period between the completion of the merger and 12 months after the completion of the merger. The executive retention bonuses also provide that Mr. Corey will be paid an additional $100,000, and Messrs. Batti, Darwish, Hubinger, Loudon and McKay each will be paid an additional $50,000, on the earlier of (i) 18 months after the completion of the merger or (ii) the date, if any, such employee is terminated by Forte other than for "Cause" within the time period between 12 months after the completion of the merger and 18 months after the completion of the merger.

     Prior to the execution of the Agreement, the Forte board authorized and directed Forte to implement an Employee Retention Plan for Forte's employees (other than those deemed to be affiliates of Forte), who are terminated by Forte other than for "good cause" (as defined in the Employee Retention Plan). The Employee Retention Plan provides that (i) if a covered employee is terminated within the first six months after the completion of the merger, the employee will receive a severance payment of at least six times his or her monthly salary; (ii) if a covered employee is terminated between six months and a year after the completion of the merger, the employee will receive a severance payment of at least four times his or her monthly salary; and (iii) if a covered employee is terminated between one year and 18 months after the completion of the merger, the employee will receive a severance payment of at least two times his or her monthly salary.

     NON-COMPETITION AGREEMENTS

     Six of Forte's employees have entered into non-competition agreements with Sun, pursuant to which these employees have agreed, among other things, not to engage in any business related to enterprise network application software or services for development, delivery, deployment or integration of applications similar to those products or services offered by Forte in any geographic area of the world where Forte currently is engaged in business or otherwise distributes, licenses or sells its products. Each of Messrs. Loudon, McKay, Batti and Hubinger entered into such a non-competition agreement for a term of 18 months commencing upon the completion of the merger. Each of Messrs. Sprinzen and Butterworth entered into such a non-competition agreement for a term of 21 months commencing upon the completion of the merger.

     EMPLOYEE STOCK PURCHASE PLAN

     As a result of the merger, the then current purchase period under Forte's Employee Stock Purchase Plan will end on the day before the merger is completed. Under the Employee Stock Purchase Plan, eligible employees may purchase common stock through payroll deductions, which may not exceed 10% of an employee's compensation. As a result of the merger, all payroll deductions for the purchase period in which the merger is completed will automatically be applied to the purchase of Forte common stock immediately prior to the date of on which the merger is completed. Forte will provide to its employees at least ten (10) days notice of the anticipated completion of the merger, and each employee participating in the Employee Stock Purchase Plan will have the right to terminate his or her outstanding purchase rights at any time prior to the completion of the merger.

     COMPLETION AND EFFECTIVENESS OF THE MERGER

     We will complete the merger when all of the conditions to completion of the merger are satisfied or waived, including approval of the merger agreement by the stockholders of Forte. The merger will become effective upon the filing of a certificate of merger with the State of Delaware.

     We are working towards completing the merger as quickly as possible. We currently plan to complete the merger in late October 1999.

     STRUCTURE OF THE MERGER

     CONVERSION OF FORTE COMMON STOCK

     At the effective time of the merger, by virtue of the merger and without any action on the part of Sun, Flintstone, Forte or any of their securityholders, each share of Forte common stock issued and outstanding immediately prior to the effective time will be cancelled and extinguished and automatically converted into the right to receive 0.3 shares of Sun common stock upon surrender of the certificate representing such share of Forte common stock in the manner provided in the merger agreement, or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit, and bond, if required.

     This exchange ratio (i.e., 0.3 shares of Sun common stock for each share of Forte common stock) in the merger will also be adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Sun common stock or Forte common stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Sun common stock or Forte common stock occurring prior to the effective time of the merger.

     Each share of Forte common stock held by Forte or owned by Sun or Flintstone or any direct or indirect wholly-owned subsidiary of Sun immediately prior to the effective time of the merger will be cancelled and extinguished.

     EXCHANGE OF FORTE STOCK CERTIFICATES FOR SUN STOCK CERTIFICATES

     When the merger is completed, the exchange agent will mail to you instructions for surrendering your Forte stock certificates in exchange for Sun stock certificates. When you deliver your Forte stock certificates to the exchange agent along with any required documents, your Forte stock certificates will be canceled and you will receive Sun stock certificates representing the number of full shares of Sun common stock to which you are entitled under the merger agreement. You will receive payment in cash, without interest, in lieu of any fractional shares of Sun common stock which would have been otherwise issuable to you as a result of the merger.

     No fractional shares of Sun common stock will be issued in connection with the merger. Instead you will receive cash, without interest, in lieu of a fraction of a share of Sun common stock.

     YOU SHOULD NOT SUBMIT YOUR FORTE STOCK CERTIFICATES FOR EXCHANGE UNTIL YOU RECEIVE INSTRUCTIONS FROM THE EXCHANGE AGENT.

     You are not entitled to receive any dividends or other distributions on Sun common stock until the merger is completed and you have surrendered your Forte stock certificates in exchange for Sun stock certificates. You will receive payment for any dividend or other distribution on Sun common stock with a record date after the merger and a payment date prior to the date you surrender your Forte stock certificates promptly after your Sun stock certificates are issued. You will receive payment for any dividend or other distribution on Sun common stock with a record date after the merger and a payment date after the date you surrender your Forte stock certificates promptly after the payment date.

     Sun will only issue a Sun stock certificate or a check in lieu of a fractional share in a name other than the name in which a surrendered Forte stock certificate is registered if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes. If your Forte stock certificate has been lost, stolen or destroyed, you may need to deliver an affidavit or bond prior to receiving your Sun stock certificate.

     MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

     This section of the proxy statement-prospectus summarizes the material U.S. federal income tax considerations relevant to the merger that apply to Forte stockholders. This discussion is based on existing provisions of the Internal Revenue Code, existing treasury regulations and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Sun, Forte or Forte's stockholders as described herein.

     We do not discuss all U.S. federal income tax considerations that may be relevant to you in light of your particular circumstances. Factors that could alter the tax consequences of the merger to you include:

     - if you are a dealer in securities

     - if you are subject to the alternative minimum tax provisions of the Internal Revenue Code

     - if you are a foreign person or entity

     - if you are a financial institution or insurance company

     - if you do not hold your Forte shares as capital assets

     - if you acquired your shares in connection with stock option or stock purchase plans or in other compensatory transactions

     - if you hold Forte common stock as part of an integrated investment, including a "straddle," comprised of shares of Forte common stock and one or more other positions

     - if you hold Forte common stock subject to the constructive sale provisions of Section 1259 of the Internal Revenue Code

     In addition, we do not discuss the tax consequences of the merger under foreign, state or local tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger, whether or not any such transactions are undertaken in connection with the merger, including without limitation any transaction in which Forte shares are acquired or shares of Sun common stock are disposed of, or the tax consequences to holders of options, warrants or similar rights to acquire Forte common stock. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF THE MERGER.

     Completion of the merger is conditioned upon receipt by Sun and Forte of opinions from their respective counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation, and Irell & Manella LLP, that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In the event that this opinion requirement is waived as a result of a material change in the tax consequences of the merger from those expressed in this tax consequences section, a revised tax consequences section will be prepared and distributed to Forte stockholders as part of a revised proxy statement-prospectus in connection with resoliciting stockholder approval for the merger.

     The tax opinions will be rendered on the basis of facts, representations and assumptions set forth or referred to in such opinions. In rendering these tax opinions, Counsel will require and will rely upon factual representations contained in certificates of officers of Sun and Forte. These tax opinions will also be based upon the Internal Revenue Code, existing treasury regulations, and current administrative rulings and court decisions, all of which are subject to change.

     With respect to Forte stockholders who hold their Forte common stock as a capital asset, qualification of the merger as a reorganization within the meaning of Section 368 of the Internal Revenue Code will result in the following federal income tax consequences:

     - you will not recognize any gain or loss upon your receipt of Sun common stock in the merger, except on cash received for a fractional share of Sun common stock

     - the aggregate tax basis of the Sun common stock received by you in the merger, including any fractional share of Sun common stock not actually received, will be the same as the aggregate tax basis of the Forte common stock surrendered in exchange therefor

     - the holding period of the Sun common stock received by you in the merger will include the period for which the Forte common stock surrendered in exchange therefor was considered to be held

     - cash payments received by you for a fractional share of Sun common stock will be treated as if such fractional share had been issued in the merger and then redeemed by Sun. You will recognize gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the basis in such fractional share

     - Sun, Flintstone and Forte will not recognize gain or loss solely as a result of the merger

     Even if the merger qualifies as a reorganization, you could recognize gain to the extent that shares of Sun common stock are considered to be received in exchange for services or property, other than solely for Forte common stock. All or a portion of such gain may be taxable as ordinary income. Gain may also have to be recognized to the extent that you are treated as receiving, directly or indirectly, consideration other than Sun common stock in exchange for your Forte common stock.

     We will not request a ruling from the Internal Revenue Service in connection with the merger. The tax opinions do not bind the Internal Revenue Service and do not prevent the Internal Revenue Service from successfully asserting a contrary opinion. In addition, the tax opinions are subject to certain assumptions, limitations and qualifications.

     If the Internal Revenue Service successfully challenges the status of the merger as a reorganization, you would recognize taxable gain or loss with respect to each share of Forte common stock surrendered equal to the difference between your basis in such share and the fair market value, as of the completion of the merger, of the Sun common stock received in exchange therefor. In such event, your aggregate basis in the Sun common stock so received would equal its fair market value as of the effective time of the merger, and your holding period for such stock would begin the day after the merger.

     ACCOUNTING TREATMENT OF THE MERGER

     We intend to account for the merger using the "pooling of interests" method. It is a condition to completion of the merger that Ernst & Young LLP concur with Sun's conclusion that the merger can properly be accounted for using the pooling of interests method under Accounting Principles Board Opinion No. 16.

     REGULATORY FILINGS AND APPROVALS REQUIRED TO COMPLETE THE MERGER

     The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, under which a transaction cannot be completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade

Commission and the waiting periods end or expire. We have made the required filings with the Department of Justice and the Federal Trade Commission, but the applicable waiting periods have not yet ended or expired.

     However, the Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the merger on antitrust grounds either before or after expiration of the waiting period. Accordingly, at any time before or after the completion of the merger, either the Antitrust Division of the Department of Justice or the Federal Trade Commission could take action under the antitrust laws as it deems necessary or desirable in the public interest. Other persons could also take action under the antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, whether or not the applicable waiting period expired or ended, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, we will prevail.

     Neither Sun nor Forte is aware of any other material governmental or regulatory approval required for completion of the merger, other than compliance with applicable corporate law of Delaware.

     RESTRICTIONS ON SALES OF SHARES BY AFFILIATES OF FORTE AND SUN

     The shares of Sun common stock to be issued in connection with the merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares of Sun common stock issued to any person who is deemed to be an "affiliate" of either Sun or Forte. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of either of us and may include some of our officers and directors, as well as our principal stockholders. Affiliates may not sell their shares of Sun common stock acquired in connection with the merger except pursuant to:

     - an effective registration statement under the Securities Act covering the resale of those shares

     - an exemption under paragraph (d) of Rule 145 under the Securities Act

     - any other applicable exemption under the Securities Act

     Sun's registration statement on Form S-4, of which this proxy statement-prospectus forms a part, does not cover the resale of shares of Sun common stock to be received by our affiliates in the merger.

     LISTING ON THE NASDAQ NATIONAL MARKET OF SUN COMMON STOCK TO BE ISSUED IN THE MERGER

     Sun has agreed to cause the shares of Sun common stock to be issued in the merger to be listed on the Nasdaq National Market before the completion of the merger.

     DELISTING AND DEREGISTRATION OF FORTE COMMON STOCK AFTER THE MERGER

     When the merger is completed, Forte common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act.

     DISSENTERS' AND APPRAISAL RIGHTS

     You are not entitled to exercise dissenters' or appraisal rights as a result of the merger or to demand payment for your shares under Section 262 of the Delaware General Corporation Law.

     THE MERGER AGREEMENT

     REPRESENTATIONS AND WARRANTIES

     Sun and Forte each made a number of representations and warranties in the Merger Agreement regarding aspects of our respective businesses, financial condition, structure and other facts pertinent to the merger.

     FORTE'S REPRESENTATIONS AND WARRANTIES

     Forte's representations and warranties include representations as to:

     - Forte's corporate organization and its qualification to do business

     - Forte's certificate of incorporation and bylaws

     - Forte's capitalization

     - authorization of the merger agreement and the stock option agreement by Forte

     - regulatory approvals required to complete the merger

     - the effect of the merger on obligations of Forte and under applicable laws

     - permits required to conduct Forte's business and compliance with those permits

     - Forte's compliance with applicable laws

     - Forte's filings and reports with the Securities and Exchange Commission

     - Forte's financial statements

     - Forte's liabilities

     - changes in Forte's business since April 1, 1999

     - litigation involving Forte

     - Forte's employee benefit plans

     - Forte's labor relations

     - information supplied by Forte in this proxy statement-prospectus and the related registration statement filed by Sun

     - restrictions on the conduct of Forte's business

     - Forte's title to the properties it owns and leases

     - Forte's taxes

     - environmental laws that apply to Forte

     - payments, if any, required to be made by Forte to brokers and agents on account of the merger

     - intellectual property used by Forte

     - Forte's material contracts

     - the inapplicability of Forte's stockholders rights agreement or "poison pill" to the merger

     - Forte's insurance coverage

     - the fairness opinion received by Forte from its financial advisor

     - approval by the Forte board

     - the vote of Forte stockholders required to approve the merger

     - the inapplicability of state takeover statues

     - actions taken by Forte regarding the treatment of the merger as a pooling of interests

     The representations and warranties of Forte expire on the completion of the merger.

     SUN'S REPRESENTATIONS AND WARRANTIES

     Sun's representations and warranties include representations as to:

     - Sun's corporate organization and its qualification to do business

     - Sun's certificate of incorporation and bylaws

     - Sun's capitalization

     - authorization of the merger agreement and stock option agreement by Sun and Flintstone

     - regulatory approvals required to complete the merger

     - the effect of the merger on obligations of Sun under applicable laws

     - Sun's filings and reports with the Securities and Exchange Commission

     - Sun's financial statements

     - information supplied by Sun in this proxy statement-prospectus and the related registration statement filed by Sun

     - actions taken by Sun regarding the treatment of the merger as a pooling of interests

     The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read the articles of the merger agreement entitled "Representations and Warranties of Company" and "Representations and Warranties of Parent and Merger Sub."

FORTE'S CONDUCT OF BUSINESS BEFORE COMPLETION OF THE MERGER

     Forte agreed that, until the earlier of the completion of the merger or termination of the merger agreement or unless Sun consents in writing, Forte will use its commercially reasonable efforts consistent with past practices and policies to:

     - preserve intact its present business organization

     - keep available the services of its present officers and employees

     - preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings

     Forte also agreed that until the earlier of the completion of the merger or termination of the merger agreement or unless Sun consents in writing, Forte would conduct its business in compliance with some specific restrictions relating to the following:

     - restricted stock and stock options

     - employees and employee benefits, including severance and termination payments

     - Forte's intellectual property

     - the issuance of dividends or other distributions

     - the issuance and redemption of securities

     - modification of Forte's certificate of incorporation and bylaws

     - the acquisition of assets or other entities

     - the sale, lease, license and disposition of assets

     - the incurrence of indebtedness

     - payment or settlements of liabilities

     - waiver or modification of confidentiality agreements

     - capital expenditures

     - entrance into or modification of contracts

     - accounting policies and procedures

     - incurrence of obligations to make certain expenditures

     - interference with Sun's ability to account for the merger as a pooling of interests

     - treatment of the merger as a "reorganization" under the Internal Revenue Code

     - hiring of employees

     - making of tax elections

     The agreements related to the conduct of Forte's business in the merger agreement are complicated and not easily summarized. You are urged to carefully read the sections of the merger agreement entitled "Conduct of Business by Company."

     SUN'S CONDUCT OF BUSINESS BEFORE COMPLETION OF THE MERGER

     Sun agreed that until the earlier of the completion of the merger or termination of the merger agreement or unless Forte consents in writing, Sun will not engage in any action that could reasonably be expected to:

     - cause the merger to fail to qualify as a "reorganization" under the Internal Revenue Code

     - interfere with Sun's ability to account for the merger as a pooling of interests

     NO SOLICITATION BY FORTE

     Forte has further agreed to cease, as of the date of the merger agreement, any and all existing activities, discussions or negotiations with any parties conducted prior to that date with respect to any Acquisition Proposal.

     As used herein, an ACQUISITION PROPOSAL is any offer or proposal relating to any Acquisition Transaction, other than an offer or proposal from Sun.

     An ACQUISITION TRANSACTION is any transaction or series of related transactions, other than the merger, involving any of the following:

     - the acquisition or purchase from Forte by any person or group of more than a 5% interest in the total outstanding voting securities of Forte or any of its subsidiaries

     - any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 5% or more of the total outstanding voting securities of Forte or any of its subsidiaries

     - any merger, consolidation, business combination or similar transaction involving Forte pursuant to which the stockholders of Forte immediately preceding such transaction hold less than 95% of the equity interests in the surviving or resulting entity

     - any sale, lease outside the ordinary course of business, exchange, transfer, license outside the ordinary course of business, acquisition or disposition of more than 5% of the assets of Forte

     - any liquidation or dissolution of Forte

     Until the merger is completed or the merger agreement is terminated, Forte has agreed that neither it nor any of its subsidiaries will, directly or indirectly:

     - solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal

     - participate in any discussions or negotiations regarding any Acquisition Proposal

     - furnish to any person any non-public information with respect to any Acquisition Proposal

     - take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any Acquisition Proposal

     - engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of the Acquisition Proposal provisions in the merger agreement

     - subject to certain limited exceptions in the event of a Superior Offer, as discussed below, approve, endorse or recommend any Acquisition Proposal

     - enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction

     For purposes of the foregoing, any violation of any of the restrictions in the immediately preceding paragraph by any officer, director, affiliate or employee of Forte or any investment banker, attorney or other advisor or representative of Forte is deemed to be a breach of the relevant restriction by Forte.

     A SUPERIOR OFFER is an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions on terms that the board of directors of Forte determines, in its reasonable judgment, based on written advice of a financial advisor of nationally recognized reputation, to be more favorable to Forte stockholders from a financial point of view than the terms of the merger involving Sun:

     - a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Forte pursuant to which the stockholders of Forte immediately preceding such transaction hold less than 35% of the equity interest in the surviving or resulting entity of such transaction

     - a sale or other disposition by Forte of assets, excluding inventory and used equipment sold in the ordinary course of business, representing in excess of 85% of the fair market value of Forte's business immediately prior to such sale

     - the acquisition by any person or group, including by way of a tender offer or an exchange offer or issuance by Forte, directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 85% of the voting power of the then outstanding shares of capital stock of Forte

     However, an offer will not be considered a Superior Offer if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the judgment of Forte's board of directors to be obtained by such third party on a timely basis.

     Between the date this proxy statement-prospectus is mailed to Forte stockholders and the date, if any, that the merger agreement is approved by Forte's stockholders, the merger agreement allows Forte to furnish nonpublic information regarding Forte and its subsidiaries to, and to enter into a confidentiality agreement with or to enter into discussions with, any person or group in response to a Superior Offer submitted by the person or group, and not withdrawn, if all of the following conditions are met:

     - neither Forte nor any of its representatives or subsidiaries has breached the non-solicitation provisions contained in the merger agreement

     - the board of directors of Forte concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Forte board of directors to comply with its fiduciary obligations to Forte's stockholders under applicable law

     - at least five days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, the person or group, Forte gives Sun written notice of the identity of such person or group and of Forte's intention to furnish nonpublic information to, or enter into discussions or negotiations with, such person or group and Forte receives from such person or group, an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person or group by or on behalf of Forte

     - contemporaneously with furnishing any nonpublic information to the person or group, Forte furnishes the same information to Sun, to the extent the nonpublic information has not been previously furnished by Forte to Sun

     Forte has agreed to promptly inform Sun of any request for non-public information that Forte reasonably believes would lead to an Acquisition Proposal, or of any Acquisition Proposal, or any inquiry with respect to or which Forte reasonably should believe would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Forte further agreed to keep Sun informed in all material respects of the status and details, including material amendments or proposed amendments of any such request, Acquisition Proposal or inquiry.

     Under the merger agreement, the Forte directors are allowed to withhold, withdraw, amend or modify their unanimous recommendation in favor of the merger if a Superior Offer is made and not withdrawn, neither Forte nor any of its representatives has breached the non-solicitation provisions of the merger agreement, and the board of directors of Forte concludes in good faith, after consultation with its outside counsel that, in light of the Superior Offer, the withholding, withdrawal, amendment or modification of its recommendation is required in order for the Forte directors to comply with their fiduciary obligations to Forte stockholders under applicable law.

     Regardless of whether there has been a Superior Offer, Forte is obligated under the merger agreement to hold and convene the Forte special meeting of stockholders.

     FORTE'S EMPLOYEE BENEFIT PLANS

     Individuals who are employed by Forte when the merger is completed will become employees of Sun or one of Sun's subsidiaries, although Sun may terminate these employees at any time. Sun will provide benefits to Forte employees in their new positions with Sun that are substantially the same as the benefits currently provided to employees of Sun. Forte employees will get credit for all service with Forte prior to the merger for eligibility and vesting purposes and vacation accrual. With respect to any medical or dental benefit plan of Sun, Sun shall waive any preexisting condition exclusion and actively-at-work requirements, and any covered expenses incurred before the merger will be taken into account for satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions.

     TREATMENT OF FORTE STOCK OPTIONS AND WARRANTS

     Upon completion of the merger, each outstanding option to purchase Forte common stock will be converted into an option to purchase the number of shares of Sun common stock adjusted based on the exchange ratio, rounded down to the nearest whole number of shares. The exercise price per share will be equal to the exercise price per share of Forte common stock divided by the exchange ratio, rounded up to the nearest whole cent. All other terms of each outstanding option will be unchanged by the merger. Upon completion of the merger, all outstanding warrants to purchase Forte common stock will be assumed by Sun, except that each warrant will be exercisable for the number of shares of Sun common stock adjusted based on the exchange ratio, rounded down to the nearest whole number of shares. The exercise price per share of the warrants will be equal to the exercise price per share for Forte common stock divided by the exchange ratio, rounded up to the nearest whole cent.

     Prior to the completion of the merger, outstanding purchase rights under Forte's Employee Stock Purchase Plan will be exercised, and Forte common stock purchased will be converted into the right to receive a number of shares of Sun common stock equal to the exchange ratio in the merger.

     Sun will file a registration statement on Form S-8 for the shares of Sun common stock issuable with respect to options under the Forte stock option plans.

     CONDITIONS TO COMPLETION OF THE MERGER

     The obligations of Sun and Forte to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions before completion of the merger:

     - the merger agreement must be approved and adopted and the merger must be approved by the requisite holders of Forte common stock

     - Sun's registration statement must be effective, no stop order suspending its effectiveness will be in effect and no proceedings for suspension of its effectiveness will be pending before or threatened by the Securities and Exchange Commission

     - no law, regulation or order must be enacted or issued which has the effect of making the merger illegal or otherwise prohibiting completion of the merger substantially on the terms contemplated by the merger agreement

     - all applicable waiting periods under applicable antitrust laws must have expired or been terminated

     - Sun and Forte must each receive from their respective tax counsel, an opinion to the effect that the merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code. However, if counsel to either Sun or Forte does not render this opinion, this condition will be satisfied if counsel to the other party renders the opinion to such party

     - the shares of Sun common stock to be issued in the merger must be authorized for listing on Nasdaq, subject to notice of issuance.

     Forte's obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

     - Sun's representations and warranties must be true and correct as of August 23, 1999 and at and as of the date the merger is to be completed as if made at and as of such time except:

        -- to the extent Sun's representations and warranties address matters only as of a particular date, they must be true and correct as of that date

        -- if any of these representations and warranties are not true and correct but the effect in each case, or in the aggregate, of the inaccuracies of these representations and breaches of these warranties, is not and does not have a material adverse effect on Sun, then this condition will be deemed satisfied

        -- for changes contemplated by the merger agreement

     - Sun must perform or comply in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by Sun at or before completion of the merger

     - no material adverse effect with respect to Sun shall have occurred since August 23, 1999

     Sun's obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

     - Forte's representations and warranties must be true and correct as of August 23, 1999 and at and as of the date the merger is to be completed as if made at and as of such time except:

        -- to the extent Forte's representations and warranties address matters only as of a particular date, they must be true and correct as of that date

        -- if any of these representations and warranties are not true and correct but the effect in each case, or in the aggregate, of the inaccuracies of these representations and breaches of these warranties (other than those concerning certain aspects of Forte's capital structure, its board approval, receipt of the fairness opinion and the inapplicability of state takeover statutes to the merger (which must be true and correct in all respects)), is not and does not have a material adverse effect on Forte, then this condition will be deemed satisfied

        -- for changes contemplated by the merger agreement

     - Forte must perform or comply in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by Forte at or before completion of the merger

     - no material adverse effect with respect to Forte shall have occurred since August 23, 1999

     - six Forte employees shall have entered into non-competition agreements and each of the agreements shall be in full force and effect as of the date of the merger

     - each of Forte's affiliates shall have entered into an affiliate agreement and each of the agreements shall be in full force and effect as of the date of the merger

     - Forte shall have obtained all consents, waivers and approvals required by identified contracts

     - all actions necessary to extinguish and cancel all outstanding rights under Forte's rights plan, or "poison pill," at the time of the merger and to render such rights inapplicable to the merger shall have been taken

     - Sun shall have received (1) from Ernst & Young LLP, independent accountants for Forte, a copy of a letter addressed to Forte in substance reasonably satisfactory to Sun to the effect that Ernst & Young LLP agrees with Forte management's conclusion that no conditions related to Forte exist that would preclude Forte from being a party to a business combination accounted for as a pooling of interests and (2) from Ernst & Young LLP, independent accountants for Sun, a letter to Sun to the effect that Ernst & Young LLP concurs with Sun management's conclusion that no conditions exist related to Sun that would preclude Sun from accounting for the merger as a pooling of interests

     TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated at any time prior to completion of the merger, whether before or after the approval and adoption of the merger agreement and approval of the merger by Forte stockholders:

     - by mutual consent of Sun and Forte

     - by Sun or Forte, if the merger is not completed before February 28, 2000, except that this right to terminate the merger agreement is not available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to occur on or before February 28, 2000, and such action or failure to act constitutes a breach of the merger agreement

     - by Sun or Forte, if there is any order of a court or governmental authority having the effect of permanently restraining, enjoining or prohibiting the completion of the merger which is final and nonappealable

     - by Sun or Forte, if the merger agreement fails to receive the requisite vote for approval and adoption and the merger fails to receive the requisite vote for approval by the stockholders of Forte at the Forte special meeting or at any adjournment of that meeting, except that this right to terminate the merger agreement is not available to Forte where the failure to obtain Forte stockholder approval was caused by Forte's action or failure to act and such action or failure to act constitutes a breach by Forte of the merger agreement

     - by Forte, upon a breach of any representation, warranty, covenant or agreement on the part of Sun in the merger agreement, or if any of Sun's representations or warranties are or become untrue so that the corresponding condition to completion of the merger would not be met. However, if the breach or inaccuracy is curable by Sun through the exercise of its commercially reasonable efforts, and Sun continues to exercise such commercially reasonable efforts, Forte may not terminate the merger agreement for 30 days after delivery of written notice from Forte to Sun of the breach. If the breach is cured during those 30 days, or if Forte shall otherwise be in material breach of the merger agreement, Forte may not exercise this termination right

     - by Sun, upon a breach of any representation, warranty, covenant or agreement on the part of Forte set forth in the merger agreement, or if any of Forte's representations or warranties are or become untrue so that the corresponding condition to completion of the merger would not be met. However, if the breach or inaccuracy is curable by Forte through the exercise of its commercially reasonable efforts, and Forte continues to exercise such commercially reasonable efforts, Sun may not terminate the merger agreement for 30 days after delivery of written notice from Sun to Forte of the breach. If the breach is cured during those 30 days, or if Sun shall otherwise be in material breach of the merger agreement, Sun may not exercise this termination right

     - by Sun upon Forte's breach of the non-solicitation provisions of the merger agreement

     - by Sun if a Triggering Event shall have occurred

     A TRIGGERING EVENT is deemed to occur if:

        -- Forte's board of directors withdraws or amends or modifies in a manner adverse to Sun its unanimous recommendation in favor of the adoption and approval of the merger agreement or the approval of the merger

        -- Forte fails to include in this proxy statement-prospectus the unanimous recommendation of Forte's board of directors in favor of the adoption and approval of the merger agreement and the approval of the merger

        -- Forte's board of directors fails to reaffirm its unanimous recommendation in favor of the adoption and approval of the merger agreement and approval of the merger within five business days after Sun requests in writing that such recommendation be reaffirmed at any time following the announcement of an Acquisition Proposal

        -- Forte's board of directors approves or recommends any Acquisition
           Proposal

        -- Forte enters into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal

        -- a tender or exchange offer relating to the securities of Forte is commenced by a person unaffiliated with Sun, and Forte does not send to its securityholders within 10 business days after such tender or exchange offer is first published, sent or given a statement disclosing that Forte recommends rejection of such tender or exchange offer

        -- by Forte, if there is a material adverse effect on Sun that cannot be cured by Sun

        -- by Sun, if there is a material adverse effect on Forte that cannot be cured by Forte

     PAYMENT OF TERMINATION FEE

     If the merger agreement is terminated by Sun because of the occurrence of a Triggering Event, Forte will pay Sun a termination fee of $21 million within one business day upon demand by Sun.

     Further, Forte will pay to Sun within one business day upon demand by Sun a termination fee of $21 million if the merger agreement is terminated by Sun or Forte because the merger is not consummated by February 28, 2000 or because Forte's stockholders do not approve the merger agreement and the merger, and either of the following occur:

     - after August 23, 1999 and prior to the termination of the merger agreement, a third party has announced an Acquisition Proposal and within 12 months following the termination of the merger agreement a Company Acquisition is consummated

     - after August 23, 1999 and prior to the termination of the merger agreement, a third party has announced an Acquisition Proposal and within 12 months following the termination of the merger agreement Forte enters into an agreement or letter of intent providing for a Company Acquisition

     A COMPANY ACQUISITION is any of the following:

     - a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Forte pursuant to which the stockholders of Forte immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction

     - a sale or other disposition by Forte of assets representing in excess of 50% of the aggregate fair market value of Forte's business immediately prior to such sale

     - the acquisition by any person or group, including by way of a tender offer or an exchange offer or issuance by Forte, directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of Forte

     EXTENSION, WAIVER AND AMENDMENT OF THE MERGER AGREEMENT. Sun and Forte may amend the merger agreement before completion of the merger by mutual written consent.

     Either Sun or Forte may extend the other's time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other's representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

     THE STOCK OPTION AGREEMENT

     A description of certain terms of the stock option agreement between Sun and Forte follows. The full text is attached as Annex B to this proxy statement-prospectus. We encourage you to read the entire stock option agreement.

     The stock option agreement grants Sun the option to acquire up to a number of shares of Forte common stock that represent 19.9% of the issued and outstanding Forte common stock, as of the first date, if any, upon which the option is exercisable. The exercise price of the option is $22.275 per share of Forte common stock, payable in cash. The number of shares issuable upon exercise of the option and the exercise price of the option are subject to adjustment to prevent dilution. Based on the number of shares of Forte common stock outstanding on September 13, 1999, the option would be exercisable for approximately 4,160,037 shares of Forte common stock. Sun required Forte to enter into the stock option agreement as a condition to entering into the merger agreement.

     The option is intended to increase the likelihood that the merger will be completed. Certain aspects of the stock option agreement may have the effect of discouraging persons who might now or at any time be interested in acquiring all or a significant interest in Forte or its assets before completion of the merger.

     If the option becomes exercisable, Forte would not be able to account for future transactions under the pooling-of-interests accounting method for some period of time.

     EXERCISE EVENTS. Sun may exercise the option, in whole or part, at any time or from time to time, upon the occurrence of any of the following events:

     - the termination of the merger agreement by Sun because of the occurrence of a Triggering Event

     - if either Sun or Forte terminates the merger agreement because (1) the merger is not consummated by February 28, 2000 or (2) the stockholders of Forte fail to approve and adopt the merger agreement and approve the merger and:

        -- the consummation of a Company Acquisition that occurs within 12 months after the termination of the merger agreement if a third party announced an Acquisition Proposal after August 23, 1999 and prior to the termination of the merger agreement

        -- Forte's entering into an agreement or letter of intent providing for a Company Acquisition within 12 months after the termination of the merger agreement if a third party announced an Acquisition Proposal after August 23, 1999 and prior to the termination of the merger agreement

     TERMINATION. The option will terminate and not become exercisable upon the earliest of any of the following:

     - completion of the merger

     - 12 months after termination of the merger agreement based on a failure of the merger to be consummated by February 28, 2000 or the failure to obtain the required approval of Forte stockholders if no event causing the termination fee to become payable has occurred

     - 18 months after termination of the merger agreement based on the occurrence of a Triggering Event

     - if the merger agreement is terminated based on a failure of the merger to be completed by February 28, 2000 or the failure to obtain the required approval of Forte stockholders and an event causing the termination fee to become payable has occurred, 18 months after payment of the termination fee

     - the date on which the merger agreement is terminated if neither a Triggering Event nor the announcement of an Acquisition Proposal by a third party has occurred on or prior to the date of such termination

     REPURCHASE AT THE OPTION OF SUN. During the period when the option is exercisable, Sun may require Forte to repurchase from Sun the unexercised portion of the option and all the shares of Forte stock purchased by Sun pursuant to the option that Sun then owns.

     ECONOMIC BENEFIT TO SUN IS LIMITED. The stock option agreement limits the cash payment, including the amount, if any, paid to Sun as a termination fee under the merger agreement, which may be received by Sun pursuant to the exercise of its put right, to $32.5 million plus the amount paid by Sun to exercise the option minus any amount paid by Forte to Sun as a termination fee.

     REGISTRATION RIGHTS. The stock option agreement grants certain registration rights to Sun with respect to the shares of Forte stock represented by the option.

     VOTING AGREEMENTS

     As a condition to Sun's entering into the merger agreement, Forte stockholders Martin J. Sprinzen and Paul Butterworth entered into voting agreements. By entering into the voting agreements these Forte stockholders have irrevocably appointed Sun as their lawful attorney and proxy. These proxies give Sun the limited right to vote the shares of Forte common stock beneficially owned by these Forte stockholders, including shares of Forte common stock acquired after the date of the voting agreements, in favor of the approval and adoption of the merger agreement, in favor of the merger and in favor of each other matter that could reasonably be expected to facilitate the merger. These Forte stockholders may vote their shares of Forte common stock on all other matters.

     As of September 13, 1999, Messrs. Sprinzen and Butterworth collectively beneficially owned 1,723,988 shares of Forte common stock which represented approximately 8.2% of the outstanding Forte common stock. None of the Forte stockholders who are parties to the voting agreements were paid additional consideration in connection with them.

     Pursuant to these voting agreements, and except as otherwise waived by Sun, Messrs. Sprinzen and Butterworth agreed not to sell the Forte stock and options owned, controlled or acquired, either directly or indirectly, by that person until the earlier of the termination of the merger agreement or the completion of the merger, unless the transfer is in accordance with any affiliate agreement between the stockholder and Sun and each person to which any shares or any interest in any shares is transferred agrees to be bound by the terms and provisions of the voting agreement.

     These voting agreements will terminate upon the earlier to occur of the termination of the merger agreement and the completion of the merger. The form of voting agreement is attached to this proxy statement-prospectus as Annex C, and you are urged to read it in its entirety.

     FORTE AFFILIATE AGREEMENTS

     As a condition to Sun's entering into the merger agreement, each member of the Forte board of directors and some officers of Forte have executed affiliate agreements. Under the affiliate agreements, each of these persons has agreed not to sell or otherwise dispose of, or to reduce their risk relative to, any shares of Forte common stock owned by them during the period beginning 35 days prior to the merger and ending two trading days after Sun publicly announces financial results covering at least 30 days of combined operations of Sun and Forte. Also under the affiliate agreements, Sun will be entitled to place appropriate legends on the certificates evidencing any Sun common stock to be received by these persons and to issue stop transfer instructions to the transfer agent for the Sun common stock. Further, these persons have also acknowledged the resale restrictions imposed by Rule 145 under the Securities Act on shares of Sun common stock to be received by them in the merger.

     OPERATIONS AFTER THE MERGER

     Following the merger, Forte will continue its operations as a wholly-owned subsidiary of Sun for some period of time. The membership of Sun's board of directors will remain unchanged as a result of the merger. The stockholders of Forte will become stockholders of Sun, and their rights as stockholders will be governed by the Sun Restated Certificate of Incorporation, as currently in effect, the Sun Restated Bylaws and the laws of the State of Delaware. See "Comparison of Rights of Holders of Forte Common Stock and Sun Common Stock" on page 51 of this proxy statement-prospectus.

                    COMPARATIVE PER SHARE MARKET PRICE DATA

     Forte common stock is traded on the Nasdaq National Market under the symbol "FRTE." Sun common stock is traded on the Nasdaq National Market under the symbol "SUNW."

     The following table sets forth, for the calendar quarters indicated, the high and low sale prices per share of Forte common stock and Sun common stock both as reported on the Nasdaq National Market.

                                           FORTE                 SUN
                                       COMMON STOCK         COMMON STOCK
                                     -----------------   -------------------
                                      HIGH       LOW       HIGH       LOW
                                     -------   -------   --------   --------
1997:
  First Quarter....................  38.25     21.00     17.50            13.16
  Second Quarter...................  25.38      7.25     18.97            13.44
  Third Quarter....................  16.56     10.13     26.66            18.28
  Fourth Quarter...................  15.13      7.00     23.38            15.88
1998:
  First Quarter....................   7.75      4.94     24.94            18.89
  Second Quarter...................   8.38      3.69     22.56            19.41
  Third Quarter....................   6.94      2.78     26.38            19.81
  Fourth Quarter...................   7.00      2.75     43.44            20.00
1999:
  First Quarter....................   9.50      4.00     62.97            44.84
  Second Quarter...................  10.00      4.25     71.50            50.13
  Third Quarter (through September
     14, 1999).....................  25.00      9.44     86.31            67.19

     The following table sets forth the closing prices per share of Forte common stock and Sun common stock both as reported on the Nasdaq National Market on (1) August 20, 1999, the business day preceding public announcement that Sun and Forte had entered into the merger agreement and (2) September 14, 1999, the last full trading day for which closing prices were available at the time of the printing of this proxy statement-prospectus.

     The table also includes the equivalent price per share of Forte common stock on those dates. This equivalent per share price reflects the value of the Sun common stock you would receive for each share of your Forte common stock if the merger was completed on any of these dates applying the exchange ratio of
0.3 shares of Sun common stock for each share of Forte common stock on those dates.

                                   FORTE           SUN        EQUIVALENT PRICE
                                COMMON STOCK   COMMON STOCK      PER SHARE
                                ------------   ------------   ----------------
August 20, 1999...............     $17.00         $74.25          $ 22.28
September 14, 1999............     $24.69         $85.38          $ 25.61

     BECAUSE THE MARKET PRICE OF SUN COMMON STOCK MAY INCREASE OR DECREASE BEFORE THE COMPLETION OF THE MERGER, YOU ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS.

   COMPARISON OF RIGHTS OF HOLDERS OF FORTE COMMON STOCK AND SUN COMMON STOCK

     This section of the proxy statement-prospectus describes material differences between the rights of holders of Forte common stock and Sun common stock. While we believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the differences between being a stockholder of Forte and being a stockholder of Sun.

     Forte's Amended and Restated Certificate of Incorporation and Bylaws, each as currently in effect, govern your rights as a stockholder of Forte. After completion of the merger, you will become a stockholder of Sun. Sun's Restated Certificate of Incorporation and Bylaws will govern your rights as a stockholder of Sun. We are each incorporated under the laws of the State of Delaware. Accordingly, the Delaware General Corporation Law will continue to govern your rights as a stockholder after completion of the merger.

     CLASSES OF COMMON STOCK OF FORTE AND SUN

     We each have one class of common stock issued and outstanding. Holders of Sun common stock and holders of Forte common stock are each entitled to one vote for each share held.

     BOARD OF DIRECTORS

     Sun's board of directors currently consists of seven directors. The number of directors on Sun's board may be changed by a duly adopted amendment to Sun's certificate of incorporation or bylaws.

     Forte's board of directors currently consists of five directors. The number of directors on Forte's board may be changed by a vote of the majority of the directors or by Forte's stockholders.

     We each elect our directors for a term of one year and until their successors are elected and qualified.

     REMOVAL OF DIRECTORS

     Sun's directors, or the entire Sun board, may be removed with or without cause by the affirmative vote of the holders of at least a majority of the outstanding shares of Sun entitled to vote in the election of directors. Unless the entire Sun board is so removed, an individual Sun director may not be removed without cause if the number of votes cast against such director's removal is at least equal to the number of votes that would be required to elect such director in an election of directors. "Cause" is not defined in Sun's certificate of incorporation or bylaws.

     Forte's directors, or the entire Forte board, may be removed with or without cause by the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of Forte entitled to vote in the election of directors.

     FILLING VACANCIES ON THE BOARD OF DIRECTORS

     Any newly created directorships in Sun's board of directors, resulting from any increase in the number of authorized directors or any vacancies, may be filled by a majority of the remaining members of the such board of directors, even though less than a quorum, or by a sole remaining director. If the remaining members of the board who fill such vacancy are less than a majority of the board (as constituted immediately prior to such increase), any Sun stockholder holding at least ten percent of the outstanding shares of Sun entitled to vote may request that the Delaware Court of Chancery order an election to fill any such newly created directorships or to replace the directors chosen by the remaining board members to fill such newly created directorships.

     Any newly created directorships in Forte's board of directors, resulting from any increase in the number of authorized directors or any vacancies (other than vacancies created by the removal of a director), may be filled by a majority of the remaining members of such board of directors, even though less than a quorum, or by a sole remaining directors. A vacancy created by a removal of a director may be filled only by the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum) or by the written consent of the stockholders.

     STOCKHOLDER ACTION BY WRITTEN CONSENT PERMITTED

     Our stockholders each may take action at annual or special meetings of stockholders, or by written consent.

     ABILITY TO CALL SPECIAL MEETINGS

     Sun's board of directors, chairman of the board, any executive officer or one or more stockholders holding a total of 10% or more of Sun's outstanding shares of common stock entitled to vote may call special meetings of Sun stockholders.

     Forte's board of directors, chairman of the board, president, or the holders of at least ten percent of the outstanding shares of capital stock of Forte entitled to vote may call special meetings of Forte stockholders.

     ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND PROPOSALS

     The Sun bylaws allow stockholders to nominate candidates for election to Sun's board of directors at any annual or any special stockholder meeting at which the board of directors has determined that directors will be elected. In addition, the Sun bylaws allow stockholders to propose business to be brought before any stockholder meeting. However, nominations and proposals may only be made by a stockholder who has given timely written notice to the Secretary of Sun before the annual or special stockholder meeting.

     Under Sun's bylaws, to be timely, notice of stockholder nominations or proposals to be made at a stockholder meeting must be received by the Secretary of Sun no less than 60 days nor more than 90 days before the date that Sun mailed its proxy statement to stockholders for the previous year's annual meeting. If Sun did not have an annual meeting the previous year or if the annual meeting date for the current year has been changed by more than 30 days from the date of the previous year's annual meeting, notice will also be timely if received by Sun no later than 10 days after the day Sun publicly announces the date of the annual meeting for the current year.

     A stockholder's notice to Sun must set forth all of the following:

     - all information required to be disclosed in solicitations of proxies for election of directors, or information otherwise required by applicable law, relating to any person that the stockholder proposes to nominate for election or reelection as a director, including that person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected

     - name, age, business address, and residence address, if known, of each nominee proposed in the notice who is not an incumbent; the principal occupation or employment of the nominee; the number of shares of Sun stock owned by the nominee and any other information required by law

     - a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting that business at that meeting and any material interest of the stockholder in the business proposed and the beneficial owner, if any, on whose behalf the proposal is made

     - the stockholder's and the beneficial owner's, if any, name and address as they appear on Sun's books and the class and number of shares of Sun which are beneficially owned by the stockholder

     Stockholder nominations and proposals will not be brought before any Sun stockholder meeting unless the nomination or proposal was brought before the meeting in accordance with Sun's stockholder advance notice procedure.

     The Forte bylaws allow stockholders to nominate candidates for election to Forte's board of directors at any annual or any special stockholder meeting at which the board of directors has determined that directors will be elected. In addition, the Forte bylaws allow stockholders to propose business to be brought before any stockholder meeting. However nominations and proposals may only be made by a stockholder who has given timely notice to the Secretary of Forte before the annual or special stockholder meeting.

     Under Forte's bylaws, to be timely, notice of stockholder nominations or proposals to be made at a stockholder meeting must be received by the Secretary of Forte no less than 30 days nor more than 60 days before the stockholder meeting.

     A stockholder's notice to Forte must set forth all of the following:

     - a brief description of the business the stockholder proposes to bring before the meeting and the reasons for conducting that business at that meeting

     - the name and address of the stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made

     - the class and number of shares of the corporation which are owned beneficially and of record by such stockholder and beneficial owner, if any, on whose behalf the proposal is made

     - any material interest of such stockholder of record and the beneficial owner, if any on whose behalf the proposal is made in such business.

     Stockholder nominations and proposals will not be brought before any Forte stockholder meeting unless the nomination or proposal was brought before the meeting in accordance with Forte's stockholder advance notice procedure.

     PREFERRED STOCK

     Both of our certificates of incorporation provide that our boards of directors are authorized to provide for the issuance of shares of undesignated preferred stock in one or more series, and to fix the designations, powers, preferences and rights of the shares of each series and any qualifications, limitations or restrictions thereof.

     AMENDMENT OF CERTIFICATE OF INCORPORATION

     Under Delaware law, a certificate of incorporation of a Delaware corporation may be amended by approval of the board of directors of the corporation and the affirmative vote of the holders of a majority of the outstanding shares entitled to vote for the amendment, unless a higher vote is required by the corporation's certificate of incorporation. Neither of our certificates of incorporation contain any provisions requiring a vote greater than that required by Delaware law to amend our certificates of incorporation.

     AMENDMENT OF BYLAWS

     Under Delaware law, stockholders entitled to vote have the power to adopt, amend or repeal bylaws. In addition, a corporation may, in its certificate of incorporation, confer such power upon the board of directors. The stockholders always have the power to adopt, amend or repeal bylaws, even though the board may also be delegated such power.

     Each of our boards of directors is expressly authorized to adopt, amend and repeal our respective bylaws by an affirmative vote of a majority of the total number of authorized directors at that time, regardless of any vacancies. Our stockholders may also adopt, amend or repeal our bylaws in accordance with Delaware law.

     STATE ANTI-TAKEOVER STATUTES

     We are both subject to Section 203 of the Delaware General Corporation Law which under certain circumstances, may make it more difficult for a person who would be an "Interested Stockholder," as defined in Section 203, in our respective companies, to effect various business combinations with either of us for a three-year period. Under Delaware law, a corporation's certificate of incorporation or bylaws may exclude a corporation from the restrictions imposed by Section 203. Our respective certificates of incorporation and bylaws do not exclude us from the restrictions imposed under Section 203.

     LIMITATION OF LIABILITY OF DIRECTORS

     The Delaware General Corporation Law permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for damages for a breach of the director's fiduciary duty, subject to certain limitations. Our respective certificates of incorporation include such a provision to the maximum extent permitted by law.

     While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate that duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his duty of care.

     INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Delaware General Corporation Law permits a corporation to indemnify officers and directors for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful.

     Our respective certificates of incorporation and bylaws provide that any person who was or is a party or is threatened to be a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, because that person is or was a director or officer, or is or was serving at the request of either of us as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, will be indemnified against expenses, including attorney's fees, judgments, fines and amounts paid in settlement and held harmless by each of us to the fullest extent permitted by the Delaware General Corporation Law. The indemnification rights conferred by each of us are not exclusive of any other right to which persons seeking indemnification may be entitled under any statute, our respective certificates of incorporation or bylaws, any agreement, vote of stockholders or disinterested directors or otherwise. In addition, each of us is authorized to purchase and maintain insurance on behalf of its directors and officers.

     Additionally, each of us may pay expenses incurred by our directors or officers in defending a civil or criminal action, suit or proceeding because that person is a director or officer, in advance of the final disposition of that action, suit or proceeding. However, such payment will be made only if we receive an undertaking by or on behalf of that director or officer to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by us, as authorized by our respective certificates of incorporation and bylaws.

     STOCKHOLDER RIGHTS PLAN

     Under Delaware law, every corporation may create and issue rights entitling the holders of such rights to purchase from the corporation shares of its capital stock of any class or classes, subject to any provisions in its certificate of incorporation. The price and terms of such shares must be stated in the certificate of incorporation or in a resolution adopted by the board of directors for the creation or issuance of such rights.

     Both Sun and Forte have entered into stockholder rights agreements. As with most stockholder rights agreements, the terms of our respective rights agreements are complex and not easily summarized, particularly as they relate to the acquisition of our respective common stocks and to exercisability. This summary may not contain all of the information that is important to you. Accordingly, you should carefully read our respective rights agreements, which are incorporated by reference into this proxy statement-prospectus, in their entirety.

     Our respective rights agreements provide that each share of our respective common stock outstanding will have the right to purchase one one-thousandth of a preferred share of our companies attached to it. The purchase price per one one-thousandth of Sun preferred share under the Sun stockholder rights agreement is $150, subject to adjustment. The purchase price per one one-thousandth of a share of Forte preferred stock under the Forte stockholder rights agreement is $125, subject to adjustment. Each share of Sun common stock issued in the merger will have one right attached.

     Initially, the rights under each of our rights agreements are attached to outstanding certificates representing Sun common stock and Forte common stock, as the case may be, and no separate certificates representing the rights will be distributed. The rights will separate from Sun common stock or Forte common stock, as the case may be, and be represented by separate certificates approximately 10 days after someone acquires or commences a tender offer for 10% (20% if such person files a Schedule 13-G) of the outstanding Sun common stock or 15% of the outstanding Forte common stock, as the case may be.

     The Forte rights will not separate from the Forte common stock or become exercisable as a result of the merger.

     After the rights separate from our respective common stock, certificates representing the rights will be mailed to record holders of the common stock. Once distributed, the rights certificates alone will represent the rights.

     All shares of Sun common stock and Forte common stock, as the case may be, issued prior to the date the rights separate from the common stock will be issued with the rights attached. The rights are not exercisable until the date the rights separate from the common stock. The Sun rights will expire on February 11, 2008, unless earlier redeemed or exchanged by Sun. The Forte rights will expire on May 2, 2005 or upon the completion of the merger, unless earlier redeemed or exchanged by Forte.

     If an acquiror obtains or has the right to obtain 10% (20% if such acquiror files a Schedule 13-G) or more of Sun common stock, then each right will entitle the holder to purchase a number of shares of Sun common stock with a then current market value of $300 for $150, subject to adjustment.

     Similarly, if an acquiror obtains 15% or more of Forte common stock, other than Sun pursuant to the merger, then each right will entitle the holder to purchase a number of shares of Forte common stock with a then current market value of $30 for $15, subject to adjustment.

     Each right will entitle the holder to purchase a number of shares of common stock of the acquiror having a then current market value of twice the purchase price if an acquiror, other than Sun in the merger, obtains 10% (20% if such acquiror files a Schedule 13-G) or more of Sun common stock or 15% or more of Forte common stock, as the case may be, and any of the following occurs:

     - Forte or Sun, as the case may be, merges into another entity

     - an acquiring entity merges into Forte or Sun, as the case may be

     - Forte or Sun, as the case may be, sells more than 50% of its assets or earning power

     Under Sun's rights agreement, any rights that are or were owned by an acquiror of more than 10% (20% if such acquiror files a Schedule 13-G) of Sun's respective outstanding common stock will be null and void.

     Under Forte's rights agreement, any rights that are or were owned by an acquiror of more than 15% of Forte's outstanding common stock will be null and void.

     Our respective rights agreements contain exchange provisions which provide that after an acquiror obtains 10% or more in the case of Sun capital stock, or 15% or more in the case of Forte capital stock, but less than 50% of either company's outstanding common stock, our respective boards of directors may, at their option, exchange all or part of the then outstanding and exercisable rights for common shares. In such an event, the exchange ratio is one common share per right, adjusted to reflect any stock split, stock dividend or similar transaction.

     Each of the Sun and Forte board of directors may, at its option, redeem all of the outstanding rights under its respective rights agreement prior to the earlier of (1) 10 days after the time that an acquiror obtains 20% or more of Sun's or 15% of Forte's respective outstanding common stock, as the case may be, or (2) the final expiration date of the rights agreement. The redemption price under each of our respective rights agreements is $.01 per right. The right to exercise the rights will terminate upon the action of our boards ordering the redemption of the rights and the only right of the holders of the rights will be to receive the redemption price.

     Holders of rights will have no rights as stockholders of Sun or Forte, including the right to vote or receive dividends, simply by virtue of holding the rights.

     Our respective rights agreements provide that the provisions of the rights agreements may be amended by the board of directors prior to the date 10 days after any person acquires 10% of Sun's common stock or 15% of Forte's common stock, as the case may be, without the approval of the holders of the rights. However, after the date any person acquires 10% of Sun's common stock, or 15% of Forte's common stock, as the case may be, the rights agreements may not be amended in any manner which would adversely effect the interests of the holders of the rights, excluding the interests of any acquiror.

     Our respective rights agreements contain rights that have anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire either of us without conditioning the offer on a substantial number of rights being acquired. Accordingly, the existence of the rights may deter acquirors from making takeover proposals or tender offers. However, the rights are not intended to prevent a takeover, but rather are designed to enhance the ability of our boards to negotiate with an acquiror on behalf of all the stockholders. In addition, the rights should not interfere with a proxy contest.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The shares of Forte common stock constitute the only outstanding class of voting securities of Forte. As of September 13, 1999, there were 20,904,709 shares of Forte common stock outstanding and entitled to vote and approximately 288 shareholders of record.

     The following table lists any known Forte shareholders with beneficial ownership of five percent or more of the outstanding Forte common stock and the beneficial ownership of Forte common stock of all directors and executive officers of Forte and all current executive officers and directors of Forte as a group. Information with respect to beneficial ownership is based upon Forte's records and data supplied to Forte by its shareholders as of September 13, 1999.

                                                     AMOUNT AND NATURE OF
   NAME, TITLE AND ADDRESS OF BENEFICIAL OWNER      BENEFICIAL OWNERSHIP(1)   PERCENT OF CLASS
   -------------------------------------------      -----------------------   ----------------
Alston Gardener...................................  Options:         18,000            *
                                                    Total:           18,000
Thomas A. Jermoluk................................  Options:         30,000            *
                                                    Total:           30,000
William H. Younger, Jr............................  Shares(2):      263,872            *
                                                    Options:         12,000
                                                    Total:          275,872
Martin J. Sprinzen................................  Shares:       1,338,761          6.4
                                                    Options:        200,000
                                                    Total:        1,538,761
Paul E. Butterworth(3)............................  Shares:         385,227          1.8
                                                    Options:        272,125
                                                    Total:          657,352
Bob L. Corey......................................  Options:         72,450            *
                                                    Total:           72,450
Jonathan McKay....................................  Options:        144,514            *
                                                    Total:          144,514
David Taber.......................................  Shares:          42,097            *
                                                    Options:         67,748
                                                    Total:          109,845
All directors and executive officers as a group (8
  persons)........................................  Shares:       2,029,957          9.7
                                                    Options:        816,837
                                                    Total:        2,846,794

-------------------------
* Less than 1% of the outstanding shares of Common Stock.

(1) A beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares (a) voting power, which includes the power to vote, or to direct the voting power, of the security; and/or (b) investment power, which includes the power to dispose, or to direct the disposition, of the security. Beneficial owner also includes any person who has the right to acquire beneficial ownership of the security as defined above within 60 days. Ownership includes shares deemed beneficially owned through vested stock options and warrants. For purposes of determining the extent to which stock options will have become exercisable within 60 days of September 13, 1999, we have assumed that (i) the merger will have been completed prior to the expiration of such 60 day period and (ii) any Forte employee entitled to accelerated vesting of his or her options to purchase Forte common stock pursuant to his or her severance agreement with Forte will be employed by Forte or not otherwise terminated in a manner giving rise to a right of acceleration.

(2) Includes 93,018 shares of Common Stock held of record by Sutter Hill Ventures, a California Limited Partnership, and beneficially owned by Mr. Younger.

(3) All shares beneficially owned by Paul Butterworth are held in a revocable trust dated January 3, 1996. Mr. Butterworth is the trustee of the revocable trust.

                                 LEGAL OPINION

     The validity of the shares of Sun common stock offered by this proxy statement-prospectus will be passed upon for Sun by Wilson Sonsini Goodrich & Rosati, Professional Corporation.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited Sun's consolidated financial statements and schedule included in Sun's Annual Report on Form 10-K/A for the year ended June 30, 1998, as set forth in their report, which is incorporated by reference in this proxy statement-prospectus and elsewhere in the registration statement. Sun's financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     Ernst & Young LLP, independent auditors, have audited Forte's consolidated financial statements and schedule included in Forte's Annual Report on Form 10-K for the year ended March 31, 1999, as set forth in their report, which is incorporated by reference in this proxy statement-prospectus and elsewhere in the registration statement. Forte's financial statements and schedule of Forte Software, Inc. are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                             SHAREHOLDER PROPOSALS

     If the merger is not completed, in order to be eligible for inclusion in Forte's proxy statement and proxy card for the next annual meeting of Forte stockholders pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals must be received by the Secretary of Forte at its principal executive offices no later than April 20, 2000. However, in order for such stockholder proposals to be eligible to be brought before the Forte stockholders at the next annual meeting of Forte stockholders, the Forte stockholder submitting the proposal must also comply with the procedures, including the deadlines, required by the Certificate of Incorporation and By-laws of Forte. Stockholder nominations of directors are not stockholder proposals within the meaning of Rule 14a-8 and are not eligible for inclusion in Forte's proxy statement.

                      WHERE YOU CAN FIND MORE INFORMATION

     THIS PROXY STATEMENT-PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROXY STATEMENT-PROSPECTUS.

     All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement-prospectus and before the date of the special meeting are incorporated by reference into and to be a part of this proxy statement-prospectus from the date of filing of those documents.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.

     The following documents, which were filed by Forte with the Securities and Exchange Commission, are incorporated by reference into this proxy statement-prospectus:

     - Forte's Annual Report on Form 10-K for the fiscal year ended March 31, 1999 (filed June 25, 1999)

     - Forte's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 (filed August 16, 1999)

     - Forte's Current Report on Form 8-K dated August 23, 1999 (filed August 27, 1999)

     - The description of Forte's common stock contained in Forte's Registration Statement on Form 8-A (filed on February 28, 1996), as amended

     - The description of Forte's Rights Agreement contained in Forte's Registration Statement on Form 8-A12G (filed on May 19, 1997)

     The following documents, which have been filed by Sun with the Securities and Exchange Commission, are incorporated by reference into this proxy statement-prospectus:

     - Sun's Annual Report on Form 10-K for the fiscal year ended June 30, 1998 (filed September 25, 1998), as amended on Form 10-K/A (filed June 15,
       1999)

     - Sun's Quarterly Report on Form 10-Q for the quarter ended September 27, 1998 (filed on November 10, 1998)

     - Sun's Quarterly Report on Form 10-Q for the quarter ended December 27, 1998 (filed on February 9, 1999), as amended on Form 10-Q/A (filed June 15, 1999) and Form 10-Q/A (filed July 13, 1999)

     - Sun's Definitive Proxy Statement on Schedule 14A (filed October 2, 1998)

     - Sun's Quarterly Report on Form 10-Q for the quarter ended March 28, 1999 (filed May 5, 1999)

     - Sun's Current Report on Form 8-K dated July 22, 1999 (filed July 23,
       1999)

     - Sun's Current Report on Form 8-K dated August 6, 1999 (filed August 6,
       1999)

     - The description of Sun's common stock contained in Sun's Registration Statement on Form 8-A (filed on October 24, 1986), as amended

     - The description of Sun's Common Share Purchase Rights contained in Sun's Registration Statement on Form 8-A (filed on May 22, 1989), as amended

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this proxy statement-prospectus will be deemed to be modified or superseded for purposes of this proxy statement-prospectus to the extent that a statement contained in this proxy statement-prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this proxy statement-prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement-prospectus.

     The documents incorporated by reference into this proxy statement-prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this proxy statement-prospectus (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this proxy statement-prospectus) to any person, without charge, upon written or oral request. ANY REQUEST FOR DOCUMENTS SHOULD BE MADE BY SEPTEMBER 30, 1999 TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS.

Requests for documents relating to        Requests for documents relating to Sun
  Forte should be directed to:            should be directed to:
  Forte                                   Sun
  1800 Harrison Street                    901 San Antonio Road
  Oakland, CA 94612                       Palo Alto, CA 94303

     We file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of our reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at:

Judiciary Plaza          Citicorp Center          Seven World Trade Center
Room 1024                500 West Madison Street  13th Floor
450 Fifth Street, N.W.   Suite 1400               New York, New York 10048
Washington, D.C. 20549   Chicago, Illinois 60661

     Reports, proxy statements and other information concerning Forte and Sun may be inspected at:

    The National Association of Securities Dealers
    1735 K Street, N.W.
    Washington, D.C. 20006

     Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a Website that contains reports, proxy statements and other information regarding each of us. The address of the SEC Website is http://www.sec.gov.

     Sun has filed a registration statement on Form S-4 under the Securities Act with the Securities and Exchange Commission with respect to Sun's common stock to be issued to Forte stockholders in the merger. This proxy statement-prospectus constitutes the prospectus of Sun filed as part of the registration statement. This proxy statement-prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

     Forte stockholders should call Bob L. Corey, Senior Vice President, Chief Financial Officer and Secretary, at (510) 869-3400 with any questions about the merger.

     THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT-PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES PURSUANT TO THIS PROXY STATEMENT-PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED INTO THIS PROXY STATEMENT-PROSPECTUS BY REFERENCE OR IN OUR AFFAIRS SINCE THE DATE OF THIS PROXY STATEMENT-PROSPECTUS. THE INFORMATION CONTAINED IN THIS PROXY

STATEMENT-PROSPECTUS WITH RESPECT TO FORTE AND ITS SUBSIDIARIES WAS PROVIDED BY FORTE AND THE INFORMATION CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS WITH RESPECT TO SUN WAS PROVIDED BY SUN.

                STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

     This proxy statement-prospectus and the documents incorporated by reference into this proxy statement-prospectus contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business, and on the expected impact of the merger on Sun's financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements.

     In evaluating the merger, you should carefully consider the discussion of risks and uncertainties in the section entitled "Risk Factors" on page 11 of this proxy statement-prospectus.

                                                                         ANNEX A

                      AGREEMENT AND PLAN OF REORGANIZATION
                                  BY AND AMONG
                            SUN MICROSYSTEMS, INC.,
                          FLINTSTONE ACQUISITION CORP.
                                      AND
                              FORTE SOFTWARE, INC.

                          DATED AS OF AUGUST 23, 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
ARTICLE I...................................................   A-5
  1.1   The Merger..........................................   A-6
  1.2   Effective Time; Closing.............................   A-6
  1.3   Effect of the Merger................................   A-6
  1.4   Certificate of Incorporation; Bylaws................   A-6
  1.5   Directors and Officers..............................   A-6
  1.6   Effect on Capital Stock.............................   A-6
  1.7   Surrender of Certificates...........................   A-8
  1.8   No Further Ownership Rights in Company Common
     Stock..................................................   A-9
  1.9   Lost, Stolen or Destroyed Certificates..............   A-9
  1.10  Tax and Accounting Consequences.....................   A-9
  1.11  Taking of Necessary Action; Further Action..........  A-10
ARTICLE II REPRESENTATIONS AND WARRANTIES OF COMPANY........  A-10
  2.1   Organization and Qualification; Subsidiaries........  A-10
  2.2   Certificate of Incorporation and Bylaws.............  A-10
  2.3   Capitalization......................................  A-11
  2.4   Authority Relative to this Agreement................  A-12
  2.5   No Conflict; Required Filings and Consents..........  A-12
  2.6   Compliance; Permits.................................  A-13
  2.7   SEC Filings; Financial Statements...................  A-14
  2.8   No Undisclosed Liabilities..........................  A-14
  2.9   Absence of Certain Changes or Events................  A-14
  2.10  Absence of Litigation...............................  A-15
  2.11  Employee Benefit Plans..............................  A-15
  2.12  Labor Matters.......................................  A-17
  2.13  Registration Statement; Proxy Statement.............  A-17
  2.14  Restrictions on Business Activities.................  A-18
  2.15  Title to Property...................................  A-18
  2.16  Taxes...............................................  A-18
  2.17  Environmental Matters...............................  A-19
  2.18  Brokers.............................................  A-20
  2.19  Intellectual Property...............................  A-20
  2.20  Agreements, Contracts and Commitments...............  A-23
  2.21  Company Rights Agreement............................  A-24
  2.22  Insurance...........................................  A-25
  2.23  Opinion of Financial Advisor........................  A-25
  2.24  Board Approval......................................  A-25
  2.25  Vote Required.......................................  A-25
  2.26  State Takeover Statutes.............................  A-25
  2.27  Pooling of Interests................................  A-25
ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND
  MERGER SUB................................................  A-25
  3.1   Organization and Qualification; Subsidiaries........  A-26
  3.2   Certificate of Incorporation and Bylaws.............  A-26
  3.3   Capitalization......................................  A-26
  3.4   Authority Relative to this Agreement................  A-26
  3.5   No Conflict; Required Filings and Consents..........  A-27

                                                              PAGE
                                                              ----
  3.6   SEC Filings; Financial Statements...................  A-27
  3.7   Registration Statement; Proxy Statement.............  A-28
  3.8   Pooling of Interests................................  A-28
ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME..............  A-28
  4.1   Conduct of Business by Company......................  A-28
  4.2   Conduct of Business by Parent.......................  A-31
ARTICLE V ADDITIONAL AGREEMENTS.............................  A-31
  5.1   Proxy Statement/Prospectus; Registration Statement;
     Other Filings; Board Recommendations...................  A-31
  5.2   Meeting of Company Stockholders.....................  A-32
  5.3   Confidentiality; Access to Information..............  A-33
  5.4   No Solicitation.....................................  A-33
  5.5   Public Disclosure...................................  A-35
  5.6   Reasonable Efforts; Notification....................  A-35
  5.7   Third Party Consents................................  A-36
  5.8   Stock Options, Warrants and Employee Benefits.......  A-36
  5.9   Form S-8............................................  A-37
  5.10  Indemnification.....................................  A-37
  5.11  Nasdaq Listing......................................  A-37
  5.12  Company Affiliate Agreement.........................  A-37
  5.13  Regulatory Filings; Reasonable Efforts..............  A-38
  5.14  No Rights Plan Amendment............................  A-38
  5.15  401(k) Plan.........................................  A-38
ARTICLE VI CONDITIONS TO THE MERGER.........................  A-38
  6.1   Conditions to Obligations of Each Party to Effect
     the Merger.............................................  A-38
  6.2   Additional Conditions to Obligations of Company.....  A-39
  6.3   Additional Conditions to the Obligations of Parent
     and Merger Sub.........................................  A-39
ARTICLE VII TERMINATION, AMENDMENT AND WAIVER...............  A-41
  7.1   Termination.........................................  A-41
  7.2   Notice of Termination; Effect of Termination........  A-42
  7.3   Fees and Expenses...................................  A-42
  7.4   Amendment...........................................  A-43
  7.5   Extension; Waiver...................................  A-43
ARTICLE VIII GENERAL PROVISIONS.............................  A-44
  8.1   Non-Survival of Representations and Warranties......  A-44
  8.2   Notices.............................................  A-44
  8.3   Interpretation; Knowledge...........................  A-45
  8.4   Counterparts........................................  A-45
  8.5   Entire Agreement; Third Party Beneficiaries.........  A-46
  8.6   Severability........................................  A-46
  8.7   Other Remedies; Specific Performance................  A-46
  8.8   Governing Law.......................................  A-46
  8.9   Rules of Construction...............................  A-46
  8.10  Assignment..........................................  A-46
  8.11  WAIVER OF JURY TRIAL................................  A-46

                               INDEX OF EXHIBITS

Exhibit A    Form of Company Voting Agreement
Exhibit B    Form of Stock Option Agreement
Exhibit C    Form of Company Affiliate Agreement
Exhibit D-1  Persons to Sign Noncompetition Agreement (Forms A and B)
Exhibit D-2  Form of Noncompetition Agreement -- Form A
Exhibit D-3  Form of Noncompetition Agreement -- Form B

                      AGREEMENT AND PLAN OF REORGANIZATION

     This AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of August 23, 1999, among Sun Microsystems, Inc., a Delaware corporation ("PARENT"), Flintstone Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), and Forte Software, Inc., a Delaware corporation ("COMPANY").

                                    RECITALS

     A. Upon the terms and subject to the conditions of this Agreement (as defined in Section 1.2 below) and in accordance with the Delaware General Corporation Law ("DELAWARE LAW"), Parent and Company intend to enter into a business combination transaction.

     B. The Board of Directors of Company (i) has determined that the Merger (as defined in Section 1.1) is consistent with and in furtherance of the long-term business strategy of Company and fair to, and in the best interests of, Company and its stockholders, (ii) has approved this Agreement, the Merger (as defined in Section 1.1) and the other transactions contemplated by this Agreement and
(iii) has determined to recommend that the stockholders of Company adopt and approve this Agreement and approve the Merger.

     C. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, certain affiliates of Company are entering into Voting Agreements in substantially the form attached hereto as Exhibit A (the "COMPANY VOTING AGREEMENTS").

     D. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, Company shall execute and deliver a Stock Option Agreement in favor of Parent in substantially the form attached hereto as Exhibit B (the "STOCK OPTION AGREEMENT"). The Board of Directors of Company has approved the Stock Option Agreement.

     E. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, certain affiliates of Company (the "COMPANY AFFILIATES") are entering into Company Affiliate Agreements in substantially the form attached hereto as Exhibit C (the "COMPANY AFFILIATE AGREEMENTS").

     F. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE").

     G. It is also intended by the parties hereto that the Merger shall qualify for accounting treatment as a pooling of interests.

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into Company (the "MERGER"), the separate corporate existence of

Merger Sub shall cease and Company shall continue as the surviving corporation. Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

     1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the "CERTIFICATE OF MERGER") (the time of such filing (or such later time as may be agreed in writing by Company and Parent and specified in the Certificate of Merger) being the "EFFECTIVE TIME") as soon as practicable on or after the Closing Date (as herein defined). Unless the context otherwise requires, the term "AGREEMENT" as used herein refers collectively to this Agreement and Plan of Reorganization and the Certificate of Merger. The closing of the Merger (the "CLOSING") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE").

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4  Certificate of Incorporation; Bylaws.

        (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation of the Surviving Corporation; provided, however, that at the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be "Forte Software, Inc."

        (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

     1.5 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Company immediately prior to the Effective Time, plus Michael Lehman and Michael Morris, each as a Vice President, until their respective successors are duly appointed.

     1.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any of the following securities, the following shall occur:

        (a) Conversion of Company Common Stock. Each share of Common Stock, $0.01 par value per share, of Company including, with respect to each such share of Company Common Stock, the associated Rights (as defined in that certain Rights Agreement (the "COMPANY RIGHTS PLAN") dated as of May 16, 1997 between the Company and BankBoston, N.A. as Rights Agent) (the "COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(b), will be canceled and extinguished and automatically converted (subject to Sections 1.6(e) and (f)) into the right to receive 0.3 shares of Common Stock of Parent (the "PARENT COMMON STOCK") (the "EXCHANGE RATIO") upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.9). If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

        (b) Cancellation of Parent-Owned Stock. Each share of Company Common Stock held by Company or owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

        (c) Stock Options; Employee Stock Purchase Plans. At the Effective Time, all options to purchase Company Common Stock then outstanding under Company's 1991 Equity Incentive Plan (the "1991 PLAN"), Company's 1996 Stock Option Plan (the "1996 PLAN") and Company's 1997 Stock Plan (the "1997 PLAN" and, together with the 1991 Plan and the 1996 Plan, the "COMPANY OPTION PLANS") shall be assumed by Parent in accordance with Section 5.8 hereof. Purchase rights outstanding under Company's Employee Stock Purchase Plan (the "ESPP") shall be treated as set forth in Section 5.8.

        (d) Capital Stock of Merger Sub. Each share of Common Stock, $0.001 par value per share, of Merger Sub (the "MERGER SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.001 par value per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

        (e) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

        (f) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder's Certificates(s) (as defined in Section 1.7(c)) receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the average closing price of one share of Parent Common Stock for the five (5) most recent days that Parent Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq National Market System ("NASDAQ").

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

     1.7  Surrender of Certificates.

        (a) Exchange Agent. Parent shall select a bank or trust company reasonably acceptable to Company to act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

        (b) Parent to Provide Common Stock. Promptly after the Effective Time, Parent shall make available to the Exchange Agent, for exchange in accordance with this Article I, the shares of Parent Common Stock issuable pursuant to
Section 1.6 in exchange for outstanding shares of Company Common Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to
Section 1.6(f) and any dividends or distributions to which holders of shares of Company Common Stock may be entitled pursuant to Section 1.7(d).

        (c) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective
Time) of a certificate or certificates (the "CERTIFICATES"), which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.6, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to
Section 1.7(d), (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.7(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock into which their shares of Company Common Stock were converted at the Effective Time, payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 1.7(d) as to dividends and other distributions, to evidence only the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d).

        (d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of Parent Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(f) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock.

        (e) Transfers of Ownership. If certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

        (f) Required Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required (as advised by tax counsel for Parent) to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

        (g) No Liability. Notwithstanding anything to the contrary in this
Section 1.7, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     1.8 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.6(f) and 1.7(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.9 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock into which the shares of Company Common Stock represented by such Certificates were converted pursuant to Section 1.6, cash for fractional shares, if any, as may be required pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     1.10  Tax and Accounting Consequences.

        (a) It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

        (b) It is intended by the parties hereto that the Merger shall be treated as a pooling of interests for accounting purposes.

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

     1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company and Merger Sub will take all such lawful and necessary action.

                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF COMPANY

     As of the date hereof and as of the Closing Date, Company represents and warrants to Parent and Merger Sub, subject to such exceptions as are specifically disclosed in writing in the disclosure letter supplied by Company to Parent dated as of the date hereof and certified by a duly authorized officer of Company, which disclosure shall provide an exception to or otherwise qualify the representations or warranties of the Company specifically referred to in such disclosure and such other representations and warranties to the extent such disclosure shall reasonably appear to be applicable to such other representations or warranties (the "COMPANY SCHEDULE"), as follows:

     2.1  Organization and Qualification; Subsidiaries.

        (a) Each of Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to do so would not, individually, or in the aggregate, have a Material Adverse Effect. Each of Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("APPROVALS") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Company.

        (b) Company has no subsidiaries except for the corporations identified in Section 2.1(b) of the Company Schedule. Neither Company nor any of its subsidiaries has agreed nor is obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect (a "CONTRACT") under which it may become obligated to make, any future investment in or capital contribution to any other entity. Neither Company nor any of its subsidiaries directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business, association or entity.

        (c) Company and each of its subsidiaries is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of their business requires such qualification and where the failure to so qualify would have a Material Adverse Effect (as defined in Section 8.3) on the Company.

     2.2 Certificate of Incorporation and Bylaws. Company has previously furnished to Parent a complete and correct copy of its Certificate of Incorporation and Bylaws as amended to date (together, the "COMPANY CHARTER DOCUMENTS"). Such Company Charter Documents and equivalent organizational documents of each of its subsidiaries are in full force and effect. Company is not in violation of any of the provisions of the Company Charter Documents, and no subsidiary of Company is in violation of its equivalent organizational documents.

     2.3  Capitalization.

        (a) The authorized capital stock of Company consists of 45,000,000 shares of Company Common Stock and 5,000,000 shares of Preferred Stock ("COMPANY PREFERRED STOCK"), each having a par value of $0.01 per share. At the close of business on the date of this Agreement (i) 20,693,693 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable; (ii) 35,369 shares of Company Common Stock were held in treasury by Company or by subsidiaries of Company; (iii) 316,944 shares of Company Common Stock were available for future issuance pursuant to Company's ESPP; (iv) 2,404,200 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under the 1996 Plan; (v) 2,285,809 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under the 1997 Plan; (vi) 1,251,261 shares of Company Common Stock were available for future grant under the 1996 Plan; (vii) 56,298 shares of Company Common Stock were available for future grant under the 1997 Plan; (viii) 33,515 shares of Company Common Stock were reserved for future issuance upon conversion of warrants of the Company (the "WARRANTS"); and (ix) 4,118,045 shares of Company Common Stock were reserved for future issuance pursuant to the Stock Option Agreement. As of the date hereof, no shares of Company Preferred Stock were issued or outstanding and 38,250 shares of Company Series A Junior Participating Preferred Stock were reserved for issuance upon exercise of the Company Rights. Section 2.3(a) of the Company Schedule sets forth the following information with respect to each Company Stock Option (as defined in Section 5.8) outstanding as of the date of this Agreement: (i) the name and address of the optionee; (ii) the particular plan pursuant to which such Company Stock Option was granted; (iii) the number of shares of Company Common Stock subject to such Company Stock Option; (iv) the exercise price of such Company Stock Option; (v) the date on which such Company Stock Option was granted; (vi) the applicable vesting schedule; (vii) the date on which such Company Stock Option expires; and (viii) whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of acceleration. Company has made available to Parent accurate and complete copies of all stock option plans pursuant to which the Company has granted such Company Stock Options that are currently outstanding and the form of all stock option agreements evidencing such Company Stock Options. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 2.3(a) of the Company Schedule, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Option as a result of the Merger. All outstanding shares of Company Common Stock, all outstanding Company Stock Options, and all outstanding shares of capital stock of each subsidiary of the Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements (as defined below) and (ii) all requirements set forth in applicable Contracts. For the purposes of this Agreement, "LEGAL REQUIREMENTS" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issues, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined below) and (ii) all requirements set forth in applicable contracts, agreements, and instruments.

        (b) Except for securities Company owns free and clear of all liens, pledges, hypothecations, charges, mortgages, security interests, encumbrances, claims, infringements, interferences, options, right of first refusals, preemptive rights, community property interests or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of subsidiaries of the Company that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries (which shares or other interests do not materially affect the Company's control of such subsidiaries), as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of the Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 2.3(b) of the Company Schedule or as set forth in Section 2.3(a) hereof and except for the Stock Option Agreement, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Company or any of its subsidiaries is a party or by which it is bound obligating Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, except as contemplated by this Agreement and except for the Company Rights Plan, there are no registration rights and there is, except for the Company Voting Agreements, no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company or any of its subsidiaries is a party or by which they are bound with respect to any equity security of any class of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries. Stockholders of the Company will not be entitled to dissenters' rights under applicable state law in connection with the Merger.

     2.4 Authority Relative to this Agreement. Company has all necessary corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement and to perform its obligations hereunder and thereunder and, subject to obtaining the approval of the stockholders of Company of the Merger, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement by Company and the consummation by Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement, the Stock Option Agreement or to consummate the transactions so contemplated (other than the approval and adoption of this Agreement and the Merger by holders of a majority of the outstanding shares of Company Common Stock in accordance with Delaware Law and the Company Charter Documents). This Agreement and the Stock Option Agreement have been duly and validly executed and delivered by Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitute legal and binding obligations of Company, enforceable against Company in accordance with their respective terms.

     2.5  No Conflict; Required Filings and Consents.

        (a) The execution and delivery of this Agreement and the Stock Option Agreement by Company do not, and the performance of this Agreement and the Stock Option Agreement by Company shall not, (i) conflict with or violate the Company Charter Documents or the equivalent organizational documents of any of Company's subsidiaries, (ii) subject to obtaining the approval of

Company's stockholders of this Agreement and the Merger and compliance with the requirements set forth in Section 2.5(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Company or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective properties are bound or affected.

        (b) The execution and delivery of this Agreement and the Stock Option Agreement by Company do not, and the performance of this Agreement by Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a "GOVERNMENTAL ENTITY"), except (A) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "SECURITIES ACT"), the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), state securities laws ("BLUE SKY LAWS"), the pre-merger notification requirements (the "HSR APPROVAL") of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") and of foreign Governmental Entities and the rules and regulations thereunder, the rules and regulations of Nasdaq, and the filing and recordation of the Certificate of Merger as required by Delaware Law and (B) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company or, after the Effective Time, Parent, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

     2.6  Compliance; Permits.

        (a) Neither Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any conflicts, defaults or violations that (individually or in the aggregate) would not cause the Company to lose any material benefit or incur any material liability. No investigation or review by any governmental or regulatory body or authority is pending or, to the knowledge of Company, threatened against Company or its subsidiaries, nor has any governmental or regulatory body or authority indicated to the Company an intention to conduct the same, other than, in each such case, those the outcome of which could not, individually or in the aggregate, reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its subsidiaries, any acquisition of material property by the Company or any of its subsidiaries or the conduct of business by the Company or any of its subsidiaries.

        (b) Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to operation of the business of Company and its subsidiaries taken as a whole (collectively, the "COMPANY PERMITS"). Company and its subsidiaries are in compliance in all material respects with the terms of the Company Permits.

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

     2.7  SEC Filings; Financial Statements.

        (a) Company has made available to Parent a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Company with the Securities and Exchange Commission ("SEC") since April 1, 1997 (the "COMPANY SEC REPORTS"), which are all the forms, reports and documents required to be filed by Company with the SEC since April 1, 1997. The Company SEC Reports (A) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Company's subsidiaries is required to file any reports or other documents with the SEC.

        (b) Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents in all material respects the consolidated financial position of Company and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to be material in amount.

        (c) Company has previously furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act.

     2.8 No Undisclosed Liabilities. Neither Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Company and its subsidiaries taken as a whole, except (i) liabilities provided for in Company's balance sheet as of March 31, 1999 or (ii) liabilities incurred since March 31, 1999 in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Company and its subsidiaries, taken as a whole.

     2.9 Absence of Certain Changes or Events. Since April 1, 1999, there has not been: (i) any Material Adverse Effect on Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Company's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by Company of any of Company's capital stock or any other securities of Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Company's or any of its subsidiaries' capital stock, (iv) any granting by Company or any of its subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Company or any of its subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Company or any of its subsidiaries of any increase in severance or termination pay or any entry by Company or any of its subsidiaries into any currently effective

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

employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Company of the nature contemplated hereby, (v) entry by Company or any of its subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.19) other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by Company with the SEC, (vi) any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (vii) any revaluation by Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the ordinary course of business.

     2.10 Absence of Litigation. There are no claims, actions, suits or proceedings pending or, to the knowledge of Company, threatened (or, to the knowledge of Company, any governmental or regulatory investigation pending or threatened) against Company or any of its subsidiaries or any properties or rights of Company or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign.

     2.11  Employee Benefit Plans.

        (a) All employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document and including, without limitation, all "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) covering any active, former employee, director or consultant of Company, any subsidiary of Company or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with Company within the meaning of Section 414 of the Code (an "AFFILIATE"), or with respect to which Company has liability, are listed in Section 2.11(a) of the Company Schedule (the "PLANS"). Company has provided to Parent: (i) correct and complete copies of all documents embodying each Plan including (without limitation) all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such Plan; (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Plan; (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Plan; (iv) all IRS or DOL determination, opinion, notification and advisory letters; (v) all material correspondence to or from any governmental agency relating to any Plan; (vi) all COBRA forms and related notices; (vii) all discrimination tests for each Plan for the most recent three (3) plan years; (viii) the most recent annual actuarial valuations, if any, prepared for each Plan; (xi) if the Plan is funded, the most recent annual and periodic accounting of Plan assets; (x) all material written agreements and contracts relating to each Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (xi) all material communications to employees or former employees regarding in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability under any Plan or proposed Plan; (xii) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; and (xiii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with any Plan.

        (b) Each Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plans.

No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or to the knowledge of Company is threatened, against or with respect to any such Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of Company, threatened by the Internal Revenue Service (the "IRS") or Department of Labor (the "DOL") with respect to any Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued. Any Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation to the extent such amendment or incorporation is required as of the Closing Date. Company does not have any plan or commitment to establish any new Plan, to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any new Plan. Each Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, Company or any of its Affiliates (other than ordinary administration expenses and expenses for benefits accrued but not yet paid).

        (c) Neither Company, any of its subsidiaries, nor any of their Affiliates has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code and at no time has Company or any of its subsidiaries contributed to or been requested to contribute to any "multiemployer plan," as such term is defined in ERISA or to any plan described in Section 413(c) of the Code. Neither Company, any of its subsidiaries, nor any officer or director of Company or any of its subsidiaries is subject to any liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Plan which could subject Company or its subsidiaries to material liabilities.

        (d) Neither Company, any of its subsidiaries, nor any of their Affiliates has, prior to the Effective Time and in any material respect, violated any of the health continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), the requirements of the Family Medical Leave Act of 1993, as amended, the requirements of the Women's Health and Cancer Rights Act, as amended, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, as amended, or any similar provisions of state law applicable to employees of the Company or any of its subsidiaries. None of the Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, and neither Company nor any of its subsidiaries has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other person, except to the extent required by statute.

        (e) Neither Company nor any of its subsidiaries is bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union. No employee of Company or any of its subsidiaries is represented by any labor union or covered by any collective bargaining agreement and, to the knowledge of Company, no campaign to establish such representation is in progress. There is no pending or, to the knowledge of Company, threatened labor dispute involving Company or any of its subsidiaries and any group of its employees nor has Company or any of its subsidiaries experienced any labor interruptions over the past three (3) years, and Company and its subsidiaries consider their relationships with their employees to be good. The Company and its subsidiaries are in compliance in all material respects with all applicable material foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours.

        (f) Except as disclosed on Schedule 2.11(f) of the Company Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of Company or any of its subsidiaries under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

        (g) Each International Employee Plan (as defined below) has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities that, as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason. For purposes of this Section "INTERNATIONAL EMPLOYEE PLAN"shall mean each Plan that has been adopted or maintained by the Company or any of its subsidiaries, whether informally or formally, for the benefit of current or former employees of the Company or any of its subsidiaries outside the United States.

     2.12 Labor Matters. (i) There are no material controversies pending or, to the knowledge of each of Company and its respective subsidiaries, threatened, between Company or any of its subsidiaries and any of their respective employees; (ii) as of the date of this Agreement, neither Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Company or its subsidiaries nor does Company or its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) as of the date of this Agreement, neither Company nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of Company or any of its subsidiaries.

     2.13 Registration Statement; Proxy Statement. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of the Parent Common Stock in or as a result of the Merger (the "S-4") will, at the time the S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the proxy statement/prospectus to be filed with the SEC by Company pursuant to Section 5.1(a) hereof (the "PROXY STATEMENT/ PROSPECTUS") will, at the dates mailed to the stockholders of Company, at the times of the stockholders meeting of Company (the "COMPANY STOCKHOLDERS' MEETING") in connection with the transactions contemplated hereby and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

     2.14 Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon Company or its subsidiaries or to which the Company or any of its subsidiaries is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Company or any of its subsidiaries, any acquisition of property by Company or any of its subsidiaries or the conduct of business by Company or any of its subsidiaries as currently conducted.

     2.15 Title to Property. Neither Company nor any of its subsidiaries owns any material real property. Company and each of its subsidiaries have good and defensible title to all of their material properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby; and all leases pursuant to which Company or any of its subsidiaries lease from others material real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of Company or any of its subsidiaries or, to the Company's knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default and in respect of which Company or subsidiary has not taken adequate steps to prevent such default from occurring). All the plants, structures and equipment of Company and its subsidiaries, except such as may be under construction, are in good operating condition and repair, in all material respects.

     2.16  Taxes.

        (a) Definition of Taxes. For the purposes of this Agreement, "TAX" or "TAXES" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

        (b)  Tax Returns and Audits.

           (i) The Company and each of its subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to Taxes required to be filed by the Company and each of its subsidiaries with any Tax authority, except such Returns which are not material to the Company. The Company and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

           (ii) The Company and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld, except such Taxes which are not material to the Company.

           (iii) Neither the Company nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company or any of its subsidiaries, nor has the Company or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

           (iv) No audit or other examination of any Return of the Company or any of its subsidiaries by any Tax authority is presently in progress, nor has the Company or any of its subsidiaries been notified of any request for such an audit or other examination.

           (v) No adjustment relating to any Returns filed by the Company or any of its subsidiaries has been proposed in writing, formally or informally, by any Tax authority to the Company or any of its subsidiaries or any representative thereof.

           (vi) Neither the Company nor any of its subsidiaries has any liability for any material unpaid Taxes which has not been accrued for or reserved on the Company balance sheet dated March 31, 1999 in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to the Company, other than any liability for unpaid Taxes that may have accrued since April 1, 1999 in connection with the operation of the business of the Company and its subsidiaries in the ordinary course.

           (vii) There is no contract, agreement, plan or arrangement to which the Company or any of its subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company or any of its subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which the Company or any of its subsidiaries is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to
Section 4999 of the Code.

           (viii) Neither the Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company or any of its subsidiaries.

           (ix) Neither the Company nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

           (x) None of the Company's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

           (xi) Neither the Company nor any of its subsidiaries has distributed the stock of any corporation in a transaction satisfying the requirements of
Section 355 of the Code since April 16, 1997. The stock of neither the Company nor any of its subsidiaries has been distributed in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997.

     2.17  Environmental Matters.

        (a) Hazardous Material. Except as would not result in material liability to the Company or any of its subsidiaries, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies, (a "HAZARDOUS MATERIAL") are present, as a result of the actions of the Company or any of its subsidiaries or any affiliate of the Company, or, to the Company's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its subsidiaries has at any time owned, operated, occupied or leased.

        (b) Hazardous Materials Activities. Except as would not result in a material liability to the Company (in any individual case or in the aggregate)
(i) neither the Company nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) neither the Company nor any of its subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

        (c) Permits. The Company and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "COMPANY ENVIRONMENTAL PERMITS") necessary for the conduct of the Company's and its subsidiaries' Hazardous Material Activities and other businesses of the Company and its subsidiaries as such activities and businesses are currently being conducted.

        (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to the Company's knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against the Company or any of its subsidiaries in a writing delivered to the Company or any of its subsidiaries concerning any Company Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or any of its subsidiaries. The Company is not aware of any fact or circumstance which could involve the Company or any of its subsidiaries in any environmental litigation or impose upon the Company any material environmental liability.

     2.18 Brokers. Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders fees or agent's commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     2.19 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

     "INTELLECTUAL PROPERTY" shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof ("PATENTS"); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) domain names, uniform resource locators ("URLS") and other names and locators associated with the Internet ("DOMAIN NAMES"); (v) industrial designs and any registrations and applications therefor; (vi) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor; (vii) all databases and data collections and all rights therein; (viii) all moral and economic rights of authors and inventors, however denominated, and (ix) any similar or equivalent rights to any of the foregoing (as applicable).

     "COMPANY INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Company and it subsidiaries.

     "REGISTERED INTELLECTUAL PROPERTY" means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any private, state, government or other legal authority.

     "COMPANY REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any of its subsidiaries.

        (a) Section 2.19(a) of the Company Schedule is a complete and accurate list of all Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered and lists any proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property.

        (b) Section 2.19(b) of the Company Schedule is a complete and accurate list (by name and version number) of all software products or service offerings of the Company or any of its subsidiaries ("COMPANY PRODUCTS") that have been distributed or provided in the ten (10)-year period preceding the date hereof or which the Company or any of its subsidiaries currently intends to distribute or provide in the future, including any products or service offerings under development.

        (c) No Company Intellectual Property or Company Product is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Company or any of its subsidiaries, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product.

        (d) Each material item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property.

        (e) Section 2.19(e) of the Company Schedule is a complete and accurate list of all material actions that are required to be taken by the Company within ninety (90) days of the date hereof with respect to any of the foregoing Registered Intellectual Property.

        (f) Company owns and has good and exclusive title to, each material item of Company Intellectual Property owned by it free and clear of any lien or encumbrance (excluding non-exclusive licenses and related restrictions granted in the ordinary course). Without limiting the foregoing: (i) Company is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of Company and its subsidiaries, including the sale, distribution or provision of any Company Products by Company or its subsidiaries; (ii) Company owns exclusively, and has good title to, all copyrighted works that are Company Products or which Company or any of its subsidiaries otherwise purports to own; and (iii) to the extent that any Patents would be infringed by any Company Products, Company is the exclusive owner of such Patents.

        (g) To the extent that any material technology, software or Intellectual Property has been developed or created independently or jointly by a third party for Company or any of its subsidiaries or is incorporated into any of the Company Products, Company has a written agreement with such third party with respect thereto and Company thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a perpetual, non-terminable license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's

Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

        (h) Neither Company nor any of its subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is material Company Intellectual Property, to any third party, or knowingly permitted Company's rights in such material Company Intellectual Property to lapse or enter the public domain.

        (i) Section 2.19(i) of the Company Schedule lists all material contracts, licenses and agreements to which Company or any of its subsidiaries is a party: (i) with respect to Company Intellectual Property licensed or transferred to any third party (other than end-user licenses in the ordinary course); or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to Company.

        (j) All material contracts, licenses and agreements relating to either
(i) Company Intellectual Property or (ii) Intellectual Property of a third party licensed to Company or any of its subsidiaries, are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such contracts, licenses and agreements. Each of Company and its subsidiaries is in material compliance with, and has not materially breached any term of any such contracts, licenses and agreements and, to the knowledge of Company, all other parties to such contracts, licenses and agreements are in compliance with, and have not materially breached any term of, such contracts, licenses and agreements. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of Company's rights under such contracts, licenses and agreements to the same extent Company and its subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company would otherwise be required to pay. Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent or Merger Sub by operation of law or otherwise of any contracts or agreements to which the Company is a party, will result in (i) either Parent's or the Merger Sub's granting to any third party any right to or with respect to any material Intellectual Property right owned by, or licensed to, either of them, (ii) either the Parent's or the Merger Sub's being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, or (iii) either the Parent's or the Merger Sub's being obligated to pay any royalties or other material amounts to any third party in excess of those payable by Parent or Merger Sub, respectively, prior to the Closing.

        (k) The operation of the business of the Company and its subsidiaries as such business currently is conducted, including (i) Company's and its subsidiaries' design, development, manufacture, distribution, reproduction, marketing or sale of the products or services of Company and its subsidiaries (including Company Products) and (ii) the Company's use of any product, device or process, has not, does not and, to its knowledge, will not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

        (l) Neither Company nor any of its subsidiaries has received notice from any third party that the operation of the business of Company or any of its subsidiaries or any act, product or service of Company or any of its subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

        (m) To the knowledge of Company, no person has or is infringing or misappropriating any Company Intellectual Property.

        (n) Company and each of its subsidiaries has taken reasonable steps to protect Company's and its subsidiaries' rights in Company's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Company or any of its subsidiaries, and, without limiting the foregoing, each of Company and its subsidiaries has and uses its best efforts to enforce a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent and all current and former employees and contractors of Company and any of its subsidiaries have executed such an agreement, except where the failure to do so is not reasonably expected to be material to Company.

        (o) All of the Company Products (i) will record, store, process, calculate and present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000, and will calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as the products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates (collectively, "YEAR 2000 COMPLIANT"), (ii) will lose no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000, and (iii) will, to the knowledge of Company, be interoperable with other products used and distributed by Parent that may reasonably deliver records to the Company's or any of its subsidiaries' products or receive records from the Company's or any of its subsidiaries' products, or interact with the Company's or any of its subsidiaries' products. All of Company's or its subsidiaries' Information Technology (as defined below) is Year 2000 Compliant, and will not cause an interruption in the ongoing operations of the Company's or any of its subsidiaries' business on or after January 1, 2000. For purposes of the foregoing, the term "INFORMATION TECHNOLOGY" shall mean and include all software, hardware, firmware, telecommunications systems, network systems, embedded systems and other systems, components and/or services (other than general utility services including gas, electric, telephone and postal) that are owned or used by the Company or any of its subsidiaries in the conduct of their business, or purchased by the Company or any of its subsidiaries from third-party suppliers.

     2.20 Agreements, Contracts and Commitments. Neither Company nor any of its subsidiaries is a party to or is bound by:

        (a) any employment or consulting agreement, contract or commitment with any officer, director, Company employee currently earning an annual salary in excess of $100,000 or member of Company's Board of Directors, other than those that are terminable by Company or any of its subsidiaries on no more than thirty
(30) days' notice without liability or financial obligation to the Company;

        (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

        (c) any material agreement of indemnification or any guaranty other than any agreement of indemnification entered into in connection with the sale or license of software products in the ordinary course of business;

        (d) any material agreement, contract or commitment containing any covenant limiting in any respect the right of Company or any of its subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

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        (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Company or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Company or any of its subsidiaries has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Company's subsidiaries;

        (f) any dealer, distributor, joint marketing or development agreement currently in force under which Company or any of its subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety (90) days or less, or any material agreement pursuant to which Company or any of its subsidiaries have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by Company or any of its subsidiaries and which may not be canceled without penalty upon notice of ninety (90) days or less;

        (g) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology that is material to Company and its subsidiaries taken as a whole;

        (h) any agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Company product, service or technology or any agreement, contract or commitment currently in force to sell or distribute any Company products, service or technology except agreements with distributors or sales representative in the normal course of business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided to Parent;

        (i) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

        (j) any material settlement agreement entered into within five (5) years prior to the date of this Agreement; or

        (k) any other agreement, contract or commitment that has a value of $500,000 or more individually.

     Neither Company nor any of its subsidiaries, nor to Company's knowledge any other party to a Company Contract (as defined below), is in breach, violation or default under, and neither Company nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Company or any of its subsidiaries is a party or by which it is bound that are required to be disclosed in the Company Schedule (any such agreement, contract or commitment, a "COMPANY CONTRACT") in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

     2.21  Company Rights Agreement. The Company Rights Plan has been amended to
(i) render the Company Rights Plan inapplicable to the Merger and the other transactions contemplated by this Agreement, the Stock Option Agreement, the Company Affiliate Agreements and the Company Voting Agreements (this Agreement, the Stock Option Agreement, the Company Affiliate Agreements and the Company Voting Agreements hereinafter referred to collectively as the "TRANSACTION DOCUMENTS"), (ii) ensure that (x) neither Parent nor Merger Sub, nor any of their affiliates shall be deemed to have become an Acquiring Person (as defined in the Company Rights Plan) pursuant to the Company Rights Plan solely by virtue of the execution of the Transaction Documents (as defined in Section 2.26) or the consummation of the transactions contemplated hereby or thereby and (y) a Distribution Date (as such term is defined in the Company Rights Plan) or similar event does not occur solely by reason of the execution of the Transaction Documents, the consummation of the Merger, or the consummation of the other transactions, contemplated hereby and thereby, (iii) provide that the exercise of rights under the Company Rights Plan shall expire immediately prior to the Effective Time, and (iv) that such amendment may not be further amended by the Company without the prior consent of Parent in its sole discretion unless and until this Agreement shall have terminated.

     2.22 Insurance. Company maintains insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Company and its subsidiaries (collectively, the "INSURANCE POLICIES") which are of the type and in amounts customarily carried by persons conducting businesses similar to those of Company and its subsidiaries. There is no material claim by Company or any of its subsidiaries pending under any of the material Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

     2.23 Opinion of Financial Advisor. Company has been advised in writing by its financial advisor, Hambrecht & Quist LLP, that in its opinion, as of the date of this Agreement, the Exchange Ratio is fair to the stockholders of Company from a financial point of view.

     2.24 Board Approval. The Board of Directors of Company has, as of the date of this Agreement unanimously (i) approved, subject to stockholder approval, this Agreement and the transactions contemplated hereby, (ii) determined that the Merger is in the best interests of the stockholders of Company and is on terms that are fair to such stockholders and (iii) recommended that the stockholders of Company approve this Agreement and the Merger.

     2.25 Vote Required. The affirmative vote of a majority of the votes that holders of the outstanding shares of Company Common Stock are entitled to vote with respect to the Merger is the only vote of the holders of any class or series of Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

     2.26 State Takeover Statutes. The Board of Directors of the Company has approved the Merger and the Transaction Documents, and such approval is sufficient to render inapplicable to the Merger, the Transaction Documents and the transactions contemplated by the Transactions Documents, the provisions of
Section 203 of the Delaware Law to the extent, if any, such section is applicable to the Merger, the Transaction Documents and the transactions contemplated by the Transaction Documents. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, the Transaction Documents or the transactions contemplated by the Transaction Documents.

     2.27 Pooling of Interests. To its knowledge, based on consultation with its independent accountants, neither the Company nor any of its directors, officers or affiliates has taken any action which would interfere with (i) Parent's ability to account for the Merger as a pooling of interests or (ii) Parent's, Surviving Corporation's or the Company's ability to continue to account for as a pooling of interests any past acquisition by the Company currently accounted for as a pooling of interests.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub jointly and severally represent and warrant to Company, subject to such exceptions as are specifically disclosed in writing in the disclosure letter and referencing a specific

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

representation supplied by Parent to Company dated as of the date hereof and certified by a duly authorized officer of Parent (the "PARENT SCHEDULE"), as follows:

     3.1 Organization and Qualification; Subsidiaries. Each of Parent and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Each of Parent and its subsidiaries is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Each of Parent and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on Parent.

     3.2 Certificate of Incorporation and Bylaws. Parent has previously furnished to Company complete and correct copies of the Company Charter Documents as amended to date. Such Company Charter Documents and equivalent organizational documents of each of its subsidiaries are in full force and effect. Parent is not in violation of any of the provisions of the Company Charter Documents, and no subsidiary of Company is in violation of any of its equivalent organizational documents.

     3.3 Capitalization. The authorized capital stock of Parent consists of (i) 1,800,000,000 shares of Parent Common Stock, par value $0.00067 per share, and
(ii) 10,000,000 shares of Preferred Stock, par value $0.01 per share ("PARENT PREFERRED STOCK"), of which 3,000,000 shares of Parent Preferred Stock have been designated Series A Preferred Stock. At the close of business on August 17, 1999, (i) 778,822,551 shares of Parent Common Stock were issued and outstanding,
(ii) 87,841,031 shares of Parent Common Stock were held in treasury by Parent or by subsidiaries of Parent, (iii) 33,956,367 shares of Parent Common Stock were reserved for future issuance pursuant to Parent's employee stock purchase plan,
(iv) 101,377,755 shares of Parent Common Stock were reserved for issuance upon the exercise of outstanding options ("PARENT OPTIONS") to purchase Parent Common Stock. As of the date hereof, no shares of Parent Preferred Stock were issued or outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which, as of the date hereof, are issued and outstanding. All of the outstanding shares of Parent's and Merger Sub's respective capital stock have been duly authorized and validly issued and are fully paid and nonassessable. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall, and the shares of Parent Common Stock to be issued pursuant to the Merger will be, duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock (other than directors' qualifying shares) of each of Parent's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors' qualifying shares) are owned by Parent or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in Parent's voting rights, charges or other encumbrances of any nature whatsoever.

     3.4 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the

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

Stock Option Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and the Stock Option Agreement, or to consummate the transactions so contemplated. This Agreement and the Stock Option Agreement have been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by Company, constitute legal and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms.

     3.5  No Conflict; Required Filings and Consents.

        (a) The execution and delivery of this Agreement by Parent and Merger Sub and the Stock Option Agreement by Parent do not, and the performance of this Agreement by Parent and Merger Sub and the Stock Option Agreement by Parent shall not, (i) conflict with or violate the Certificate of Incorporation, Bylaws or equivalent organizational documents of Parent or any of its subsidiaries,
(ii) subject to compliance with the requirements set forth in Section 3.5(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which it or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's or any such subsidiary's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect could not in the case of clauses (ii) or (iii) individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

        (b) The execution and delivery of this Agreement by Parent and Merger Sub and the Stock Option Agreement by Parent do not, and the performance of this Agreement by Parent and Merger Sub shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the pre-merger notification requirements of the HSR Act and of foreign governmental entities and the rules and regulations thereunder, the rules and regulations of Nasdaq, and the filing and recordation of the Certificate of Merger as required by Delaware Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (x) would not prevent consummation of the Merger or otherwise prevent Parent or Merger Sub from performing their respective obligations under this Agreement or (y) could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

     3.6  SEC Filings; Financial Statements.

        (a) Parent has made available to Company a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent with the SEC on or after July 1, 1997 (the "PARENT SEC REPORTS"), which are all the forms, reports and documents required to be filed by Parent with the SEC since July 1, 1997. The Parent SEC Reports (A) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a

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

material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any reports or other documents with the SEC.

        (b) Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents in all material respects the consolidated financial position of Parent and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to be material in amount.

        (c) Since the date of the balance sheet included in Parent's report on Form 10-Q filed on May 5, 1999, and until the date hereof, there has not occurred any Material Adverse Effect on Parent.

     3.7 Registration Statement; Proxy Statement. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the Proxy Statement/Prospectus will, at the dates mailed to the stockholders of Company, at the time of the Company Stockholders' Meeting and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents.

     3.8 Pooling of Interests. To its knowledge, based on consultation with its independent accountants, neither Parent nor any of its directors, officers or affiliates has taken any action which would interfere with Parent's ability to account for the Merger as a pooling of interests.

                                   ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 Conduct of Business by Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company and each of its subsidiaries shall, except to the extent that Parent shall otherwise consent in writing, carry on its business, in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings.

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

     In addition, except as permitted by the terms of this Agreement, and except as provided in Section 4.1 of the Company Schedule, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

        (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

        (b) Grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to Parent, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

        (c) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company Intellectual Property, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices, provided that in no event shall Company license on an exclusive basis or sell any Company Intellectual Property;

        (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

        (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

        (f) Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing with respect to, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (x) the issuance delivery and/or sale of (i) shares of Company Common Stock pursuant to the exercise of stock options outstanding as of the date of this Agreement, and (ii) shares of Company Common Stock issuable to participants in the ESPP consistent with the terms thereof and
(y) the granting of stock options (and the issuance of Common Stock upon exercise thereof), in the ordinary course of business and consistent with past practices, in an amount not to exceed options to purchase (and the issuance of Company Common Stock upon exercise thereof) 250,000 shares in the aggregate;

        (g) Cause, permit or propose any amendments to the Company Charter Documents (or similar governing instruments of any of its subsidiaries);

        (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to enter into any joint ventures, strategic partnerships or alliances;

        (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets except sales of inventory in the ordinary course of business consistent with past practice, except for the sale,

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

lease or disposition (other than through licensing) of property or assets which are not material, individually or in the aggregate, to the business of Company and its subsidiaries;

        (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than in connection with the financing of ordinary course trade payables consistent with past practice;

        (k) Adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants;

        (l) (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, or liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of Company included in the Company SEC Reports or incurred since the date of such financial statements, or (ii) waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which Company or any of its subsidiaries is a party or of which Company or any of its subsidiaries is a beneficiary;

        (m) Make any individual or series of related payments outside of the ordinary course of business in excess of $500,000;

        (n) Except in the ordinary course of business consistent with past practice, modify, amend or terminate any material contract or agreement to which Company or any subsidiary thereof is a party or waive, delay the exercise of, release or assign any material rights or claims thereunder;

        (o) Enter into, renew or materially modify any contracts, agreements, or obligations relating to the distribution, sale, license or marketing by third parties of Company's products or products licensed by Company other than renewals of existing nonexclusive contracts, agreements or obligations;

        (p) Except as required by GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

        (q) Incur or enter into any agreement, contract or commitment requiring Company or any of its subsidiaries to pay in excess of $500,000;

        (r) Engage in any action that could reasonably be expected to (i) cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code or (ii) interfere with Parent's ability to account for the Merger as a pooling of interests, whether or not (in each case) otherwise permitted by the provisions of this Article IV;

        (s) Hire employees other than as provided in Section 4.1(s) of the Company Schedule;

        (t) Make any tax election that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the tax liability or tax attributes of Company or any of its subsidiaries or settle or compromise any material income tax liability;

        (u) Agree in writing or otherwise to take any of the actions described in Section 4.1 (a) through (t) above.

     4.2 Conduct of Business by Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except as permitted by the terms of this Agreement and the Stock Option Agreement and except as provided in Section
4.2 of the Parent Schedule, without the prior written consent of Company, Parent shall not engage in any action that could reasonably be expected to (i) cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code or (ii) interfere with Parent's ability to account for the Merger as a pooling of interests.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1 Proxy Statement/Prospectus; Registration Statement; Other Filings; Board Recommendations.

        (a) As promptly as practicable after the execution of this Agreement, Company and Parent will prepare, and file with the SEC, the Proxy Statement/Prospectus, and Parent will prepare and file with the SEC the S-4 in which the Proxy Statement/Prospectus will be included as a prospectus. Each of Parent and Company shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Proxy Statement/Prospectus and the S-4, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Proxy Statement/Prospectus and the S-4. Each of Company and Parent will respond to any comments of the SEC, and will use its respective commercially reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Company will cause the Proxy Statement/Prospectus to be mailed to its stockholders at the earliest practicable time after the S-4 is declared effective by the SEC. As promptly as practicable after the date of this Agreement, each of Company and Parent will prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky or related laws relating to the Merger and the transactions contemplated by this Agreement (the "OTHER FILINGS"). Each of Company and Parent will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the S-4, the Proxy Statement/Prospectus or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff or any other government officials, on the other hand, with respect to the S-4, the Proxy Statement/Prospectus, the Merger or any Other Filing. Each of Company and Parent will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.1(a) to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the S-4 or any Other Filing, Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or

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any other government officials, and/or mailing to stockholders of Company, such amendment or supplement.

        (b) The Proxy Statement/Prospectus will include the recommendation of the Board of Directors of Company in favor of adoption and approval of this Agreement and approval of the Merger.

     5.2  Meeting of Company Stockholders.

        (a) Promptly after the date hereof, Company will take all action necessary in accordance with Delaware Law and the Company Charter Documents to convene the Company Stockholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the S-4, for the purpose of voting upon this Agreement and the Merger. Subject to Section 5.2(c), Company will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or Delaware Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Company may adjourn or postpone the Company Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to Company's stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Company Stockholders' Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders' Meeting. Company shall ensure that the Company Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Stockholders' Meeting are solicited, in compliance with Delaware Law, the Company Charter Documents, the rules of Nasdaq and all other applicable legal requirements. Company's obligation to call, give notice of, convene and hold the Company Stockholders' Meeting in accordance with this
Section 5.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Company of any Acquisition Proposal.

        (b) Subject to Section 5.2(c): (i) the Board of Directors of Company shall unanimously recommend that Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Stockholders' Meeting; (ii) the Prospectus/Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has unanimously recommended that Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Stockholders' Meeting; and (iii) neither the Board of Directors of Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the unanimous recommendation of the Board of Directors of Company that Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger. For purposes of this Agreement, said recommendation of the Board of Directors shall be deemed to have been modified in a manner adverse to Parent if said recommendation shall no longer be unanimous.

        (c) Nothing in this Agreement shall prevent the Board of Directors of Company from withholding, withdrawing, amending or modifying its unanimous recommendation in favor of the Merger if (i) a Superior Offer (as defined below) is made to the Company and is not withdrawn, (ii) neither Company nor any of its representatives shall have violated any of the restrictions set forth in Section 5.4, and (iii) the Board of Directors of Company concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of Company to comply with its fiduciary obligations to Company's stockholders under applicable law. Nothing contained in this Section 5.2 shall limit Company's obligation to hold and convene the Company Stockholders' Meeting (regardless of whether the unanimous recommendation of the Board of Directors of the Company shall have been withdrawn, amended or modified). For purposes of this Agreement, "SUPERIOR OFFER" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than 35% of the equity interest in the surviving or resulting entity of such transaction; (ii) a sale or other disposition by Company of assets (excluding inventory and used equipment sold in the ordinary course of business) representing in excess of 85% of the fair market value of Company's business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 85% of the voting power of the then outstanding shares of capital stock of the Company, in each case on terms that the Board of Directors of Company determines, in its reasonable judgment (based on written advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company stockholders from a financial point of view than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the judgment of Company's Board of Directors to be obtained by such third party on a timely basis.

     5.3  Confidentiality; Access to Information.

        (a) The parties acknowledge that Company and Parent have previously executed a Mutual Confidentiality Agreement, dated as of August 14, 1999 (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

        (b) Access to Information. Company will afford Parent and its accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Company during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Company, as Parent may reasonably request. No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

     5.4  No Solicitation.

        (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, Company and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as defined below), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions, (iv) subject to Section 5.2(c), approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any

Acquisition Transaction (as defined below); provided, however, that between the date on which the Proxy Statement/Prospectus is mailed to the stockholders of Company and the date on which this Agreement is approved by the required Company Stockholder Vote, this Section 5.4(a) shall not prohibit Company from furnishing nonpublic information regarding Company and its subsidiaries to, entering into a confidentiality agreement with or entering into discussions with, any person or group in response to a Superior Offer submitted by such person or group (and not withdrawn) if (1) neither Company nor any representative of Company and its subsidiaries shall have violated any of the restrictions set forth in this
Section 5.4, (2) the Board of Directors of Company concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of Company to comply with its fiduciary obligations to Company's stockholders under applicable law, (3) (x) at least five days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such person or group, Company gives Parent written notice of the identity of such person or group and of Company's intention to furnish nonpublic information to, or enter into discussions or negotiations with, such person or group and (y) the Company receives from such person or group an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person or group by or on behalf of the Company, and (4) contemporaneously with furnishing any such nonpublic information to such person or group, Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). Company and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer or director of Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.4 by Company. In addition to the foregoing, the Company shall (i) provide Parent with at least forty-eight (48) hours prior notice (or such lesser prior notice as provided to the members of Company's Board of Directors but in no event less than eight hours) of any meeting of Company's Board of Directors at which Company's Board of Directors is reasonably expected to consider a Superior Offer and (ii) provide Parent with at least five (5) business days prior written notice of a meeting of Company's Board of Directors at which Company's Board of Directors is reasonably expected to recommend a Superior Offer to its stockholders and together with such notice a copy of the definitive documentation relating to such Superior Offer.

        For purposes of this Agreement, "ACQUISITION PROPOSAL" shall mean any offer or proposal (other than an offer or proposal by Parent) relating to any Acquisition Transaction. For the purposes of this Agreement, "ACQUISITION TRANSACTION" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from the Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 5% interest in the total outstanding voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 5% or more of the total outstanding voting securities of the Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 95% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 5% of the assets of the Company; or (C) any liquidation or dissolution of the Company.

        (b) In addition to the obligations of Company set forth in paragraph (a) of this Section 5.4, Company as promptly as practicable shall advise Parent orally and in writing of any request received by Company for non-public information which Company reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry received by Company with respect to or which Company reasonably should believe would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Company will keep Parent informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

     5.5 Public Disclosure. Parent and Company will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

     5.6  Reasonable Efforts; Notification.

        (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or Company or any subsidiary or affiliate thereof to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

        (b) Company shall give prompt notice to Parent upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or of any failure of Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

        (c) Parent shall give prompt notice to Company upon becoming aware that any representation or warranty made by it or Merger Sub contained in this Agreement has become untrue or inaccurate, or of any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     5.7 Third Party Consents. As soon as practicable following the date hereof, Parent and Company will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

     5.8  Stock Options, Warrants and Employee Benefits.

        (a) Stock Options. At the Effective Time, each outstanding option to purchase shares of Company Common Stock (each, a "Company Stock Option") under the Company Option Plans, whether or not vested, shall by virtue of the Merger be assumed by Parent. Each Company Stock Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such options immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions and provisions regarding the acceleration of vesting on certain transactions, other than the transactions contemplated by this Agreement), except that (i) each Company Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Stock Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

        (b) Warrants. At the Effective Time, the Warrants will be assumed by Parent. Each Warrant so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable warrant agreement immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions), except that
(i) each Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the share of Parent Common Stock issuable upon exercise of such assumed Warrant will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded to the nearest whole cent.

        (c) ESPP. Prior to the Effective Time, outstanding purchase rights under Company's ESPP shall be exercised in accordance with the terms of the ESPP as described in Paragraph 22 of Company's Prospectus Supplement with respect to and each share of Company Common Stock purchased pursuant to such exercise shall by virtue of the Merger, and without any action on the part of the holder thereof, be converted into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio without issuance of certificates representing issued and outstanding shares of Company Common Stock to ESPP participants. The Company agrees that it shall terminate the ESPP immediately following the aforesaid purchase of shares of Company Common Stock thereunder.

     5.9 Form S-8. Parent agrees to file, if available for use by Parent, a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Stock Options as soon as is reasonably practicable after the Effective Time.

     5.10  Indemnification.

        (a) From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Company pursuant to any indemnification agreements between Company and its directors and officers in effect immediately prior to the Effective Time (the "INDEMNIFIED PARTIES") and any indemnification provisions under the Company Charter Documents as in effect on the date hereof. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Company Charter Documents as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Company, unless such modification is required by law.

        (b) For a period of six (6) years after the Effective Time, Parent will cause the Surviving Corporation to use its commercially reasonable efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms comparable to those applicable to the current directors and officers of the Company; provided, however, that in no event will Parent or the Surviving Corporation be required to expend an annual premium for such coverage in excess of ($344,250 for such coverage (or such coverage as is available for such annual premium).

     5.11 Nasdaq Listing. Parent agrees to cause the listing on Nasdaq the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, subject to official notice of issuance.

     5.12  Company Affiliate Agreement. Set forth in Section 5.12 the Company
Schedule is a list of those persons who may be deemed to be, in Company's reasonable judgment, affiliates of Company within the meaning of Rule 145 promulgated under the Securities Act (each, a "COMPANY AFFILIATE"). Company will provide Parent with such information and documents as Parent reasonably requests for purposes of reviewing such list. Each Company Affiliate Agreement will be in full force and effect as of the Effective Time. Parent will be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by a Company Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of the Company Affiliate Agreement.

     5.13 Regulatory Filings; Reasonable Efforts. As soon as may be reasonably practicable, Company and Parent each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties. Company and Parent each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate; provided, however, that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent's subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or of the Company, its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

     5.14 No Rights Plan Amendment. Except as expressly required by Section 6.3(g), prior to the Closing or termination of this Agreement in accordance with
Article VII, Company and its Board of Directors shall not amend or modify or take any other action with regard to the Company Rights Plan in any manner or take another action so as to (i) render the Company Rights Plan inapplicable to any transaction(s) other than the Merger and other transactions contemplated by the Transaction Documents, or (ii) permit any person or group who would otherwise be an Acquiring Person (as defined in the Company Rights Plan) not to be an Acquiring Person, or (iii) provide that a Distribution Date (as such term is defined in the Company Rights Plan) or similar event does not occur by reason of the execution of any agreement or transaction other than this Agreement and the Merger and the agreements and transactions contemplated hereby and thereby, or (iv) except as specifically contemplated by this Agreement, otherwise affect the rights of holders of Rights.

     5.15 401(k) Plan. Company shall cause its 401(k) plan to terminate effective as of the day immediately preceding the Closing Date.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

        (a) Company Stockholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of Company.

        (b) Registration Statement Effective; Proxy Statement. The SEC shall have declared the S-4 effective. No stop order suspending the effectiveness of the S-4 or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

        (c) No Order; HSR Act. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

        (d) Tax Opinions. Parent and Company shall each have received written opinions from their respective tax counsel (Wilson Sonsini Goodrich & Rosati, Professional Corporation, and Irell & Manella LLP, respectively), in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn; provided, however, that if the counsel to either Parent or Company does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

        (e) Nasdaq Listing. The shares of Parent Common Stock issuable to the stockholders of Company pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on Nasdaq upon official notice of issuance.

     6.2 Additional Conditions to Obligations of Company. The obligation of Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

        (a) Representations and Warranties. Each representation and warranty of Parent and Merger Sub contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Parent and Merger Sub, (B) for changes contemplated by this Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications as set forth in the preceding clause A) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Parent Schedule made or purported to have been made after the date of this Agreement shall be disregarded). Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent.

        (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Company shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent.

        (c) Material Adverse Effect. No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement.

     6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by
Parent:

        (a) Representations and Warranties. Each representation and warranty of Company contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Company provided, however, such Material Adverse Effect qualifier shall be inapplicable with respect to representations and warranties contained in Section 2.3 (other than an inaccuracy in the aggregate amount of no greater than 50,000 shares of Company Common Stock, shares of Company Common Stock issuable upon exercise of Company Stock Options and shares of Company Common Stock issuable upon the exercise of Warrants), 2.23, 2.24 and 2.26, (B) for changes contemplated by this Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications as set forth in the preceding clause A) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Schedule made or purported to have been made after the date of this Agreement shall be disregarded). Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by an authorized officer of Company.

        (b) Agreements and Covenants. Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company.

        (c) Material Adverse Effect. No Material Adverse Effect with respect to Company and its subsidiaries shall have occurred since the date of this Agreement.

        (d) Noncompetition Agreements. The persons set forth on Exhibit D-1 hereto shall have entered into Noncompetition Agreements substantially in the form attached hereto as Exhibit D-2 or Exhibit D-3, as applicable, and such agreements shall be in full force and effect.

        (e) Affiliate Agreements. Each of the Company Affiliates shall have entered into the Company Affiliate Agreement and each of such agreements will be in full force and effect as of the Effective Time.

        (f) Consents. Company shall have obtained all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby in connection with the agreements, contracts, licenses or leases set forth on Schedule 6.3(f).

        (g) Company Rights Plans. All actions necessary to extinguish and cancel all outstanding Rights under the Company Rights Plan at the Effective Time and to render such rights inapplicable to the Merger shall have been taken.

        (h) Opinions of Accountants. Parent shall have received (i) from Ernst & Young LLP, independent auditors for the Company, a copy of a letter addressed to the Company dated as of the Closing Date in substance reasonably satisfactory to Parent (which may contain customary qualifications and assumptions) to the effect that Ernst & Young LLP concurs with Company management's conclusion that no conditions exist related to the Company that would preclude Parent from accounting for the Merger as a "pooling-of-interests" and (ii) from Ernst & Young LLP, independent accountants for Parent, a letter dated as of the Closing Date in substance reasonably satisfactory to Parent (which may contain customary qualifications and assumptions) to the effect that Ernst & Young LLP concurs with Parent management's conclusion that no conditions exist related to Parent that would preclude Parent from accounting for the Merger as a "pooling-of-interests."

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the stockholders of Company:

        (a) by mutual written consent duly authorized by the Boards of Directors of Parent and Company;

        (b) by either Company or Parent if the Merger shall not have been consummated by February 28, 2000 for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

        (c) by either Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

        (d) by either Company or Parent if the required approval of the stockholders of Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Company stockholders duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Company where the failure to obtain Company stockholder approval shall have been caused by the action or failure to act of Company and such action or failure to act constitutes a breach by Company of this Agreement;

        (e) by Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent through the exercise of its commercially reasonable efforts, then Company may not terminate this Agreement under this Section 7.1(e) for thirty (30) days after delivery of written notice from Company to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that Company may not terminate this Agreement pursuant to this paragraph (e) if it shall have materially breached this Agreement or if such breach by Parent is cured during such thirty (30)-day period);

        (f) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Company's representations and warranties or breach by Company is curable by Company through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(f) for thirty (30) days after delivery of written notice from Parent to Company of such breach, provided Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (f) if it shall have materially breached this Agreement or if such breach by Company is cured during such thirty (30)-day period);

        (g) by Parent, upon a breach of the provisions of Section 5.4 of this Agreement;

        (h) by Parent if a Triggering Event (as defined below) shall have occurred.

        For the purposes of this Agreement, a "Triggering Event" shall be deemed to have occurred if: (i) the Board of Directors of Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its unanimous recommendation in favor of, the adoption and approval of the Agreement or the approval of the Merger; (ii) Company shall have failed to include in the Proxy Statement/Prospectus the unanimous recommendation of the Board of Directors of Company in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) Board of Directors of Company fails to reaffirm its unanimous recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within five (5) business days after Parent requests in writing that such recommendation be reaffirmed at any time following the announcement of an Acquisition Proposal; (iv) the Board of Directors of Company or any committee thereof shall have approved or recommended any Acquisition Proposal; (v) Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal; or (vi) a tender or exchange offer relating to securities of Company shall have been commenced by a person unaffiliated with Parent and Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that Company recommends rejection of such tender or exchange offer;

        (i) by Company, if there has been a Material Adverse Effect on Parent that is not curable by Parent; or

        (j) by Parent, if there has been a Material Adverse Effect on Company that is not curable by Company.

     7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon (or, if the termination is pursuant to Section 7.1(f) or Section 7.1(g) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2,
Section 7.3 and Article 8 (General Provisions), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

     7.3  Fees and Expenses.

        (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and Company shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing (with the SEC) of the Proxy Statement/ Prospectus (including any preliminary materials related thereto) and the S-4 (including financial statements and exhibits) and any amendments or supplements thereto.

        (b) Company Payments.

           (i) The Company shall pay to Parent in immediately available funds, within one (1) business day after demand by Parent, an amount equal to $21,000,000 (the "Termination Fee") if this Agreement is terminated by Parent pursuant to Section 7.1(h).

           (ii) Company shall pay Parent in immediately available funds, within one (1) business day after demand by Parent, an amount equal to the Termination Fee, if this Agreement is terminated by Parent or the Company, as applicable, pursuant to Sections 7.1(b) or (d) and any of the following shall occur:

                a) if following the date hereof and prior to the termination of this Agreement, a third party has announced an Acquisition Proposal and within twelve (12) months following the termination of this Agreement a Company Acquisition (as defined below) is consummated; or

                b) if following the date hereof and prior to the termination of this Agreement, a third party has announced an Acquisition Proposal and within twelve (12) months following the termination of this Agreement the Company enters into an agreement or letter of intent providing for a Company Acquisition.

           (iii) The Company acknowledges that the agreements contained in this
Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b) and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in this Section 7.3(b), the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement. For the purposes of this Agreement, "COMPANY ACQUISITION" shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by the Company of assets representing in excess of 50% of the aggregate fair market value of the Company's business immediately prior to such sale or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the Company.

     7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and Company.

     7.5 Extension; Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     8.1 Non-Survival of Representations and Warranties. The representations and warranties of Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

     if to Parent or Merger Sub, to:

          SunMicrosystems, Inc.
          901 San Antonio Road
          Palo Alto, CA 94303
          Attention: General Counsel
          Telephone No.: (650) 960-1300
          Telecopy No.: (650) 336-0530

          with a copy to:

          Wilson Sonsini Goodrich & Rosati
          Professional Corporation
          650 Page Mill Road
          Palo Alto, California 94304-1050
          Attention: Larry W. Sonsini, Esq.
                     David J. Segre, Esq.
                     Daniel R. Mitz, Esq.
           Telephone No.:(650) 493-9300
           Telecopy No.:(650) 493-6811
     if to Company, to:

       Forte Software, Inc.
       1800 Harrison Street
       Oakland, CA 94612
       Attention: General Counsel
       Telephone No.: (510) 869-3400
       Telecopy No.: (510) 869-3450

       with a copy to:

       Irell & Manella LLP
       333 Hope St., Suite 3300
       Los Angeles, CA 90071-3042
       Attention: Edmund M. Kaufman, Esq.
       Telephone No.: (213) 229-0500
       Telecopy No.: (213) 229-0515

     8.3  Interpretation; Knowledge.

        (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

        (b) For purposes of this Agreement, the term "KNOWLEDGE" means with respect to a party hereto, with respect to any matter in question, that any of the executive officers of such party has actual knowledge of such matter.

        (c) For purposes of this Agreement, the term "MATERIAL ADVERSE EFFECT"when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity and its subsidiaries taken as a whole; provided, however, that for purposes for Sections 6.2(a), 6.2(c), 6.3(a), 6.3(c), 7.1(i) and 7.1(j), the definition of Material Adverse Effect shall be supplemented as set forth in Schedule 8.3(c) to this Agreement.

        (d) For purposes of this Agreement, the term "PERSON" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

     8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     8.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule and the Parent Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.10.

     8.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

     8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     8.11 WAIVER OF JURY TRIAL. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                          SUN MICROSYSTEMS, INC.

                                          By:  /s/ SUN MICROSYSTEMS, INC.
                                            ------------------------------------

                                          Name:

                                          Title:

                                          FLINTSTONE ACQUISITION CORP.

                                          By:
                                            /s/ FLINTSTONE ACQUISITION CORP.
                                            ------------------------------------

                                          Name:

                                          Title:

                                          FORTE SOFTWARE, INC.

                                          By:   /s/ FORTE SOFTWARE, INC.
                                            ------------------------------------

                                              Name:

                                              Title:

                        ****REORGANIZATION AGREEMENT****

                                                                         ANNEX B

                             STOCK OPTION AGREEMENT

     THIS STOCK OPTION AGREEMENT (this "Agreement") is made and entered into as of August 23, 1999, among Sun Microsystems, Inc., a Delaware corporation ("Parent"), and Forte Software, Inc., a Delaware corporation (the "Company"). Capitalized terms used but not otherwise defined herein will have the meanings ascribed to them in the Reorganization Agreement (as defined below).

                                    RECITALS

     A. The Company, Merger Sub (as defined below) and Parent have entered into an Agreement and Plan of Reorganization (the "Reorganization Agreement") which provides for the merger (the "Merger") of a wholly-owned subsidiary of Parent ("Merger Sub") with and into the Company. Pursuant to the Merger, all outstanding capital stock of the Company will be converted into the right to receive Common Stock of Parent.

     B. As a condition to Parent's willingness to enter into the Reorganization Agreement, Parent has requested that Company agree, and Company has so agreed, to grant to Parent an option to acquire shares of Company's Common Stock, par value $0.01 per share (including the associated rights to purchase shares of the Company's Preferred Stock pursuant to the Rights Agreement (the "Company Rights Plan") dated as of May 16, 1997 between the Company and BankBoston, N.A. as Rights Agent) (together, the "Company Shares"), upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and in the Reorganization Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

     1. Grant of Option. The Company hereby grants to Parent an irrevocable option (the "Option") to acquire up to a number of Company Shares equal to 19.9% of the issued and outstanding shares as of the first date, if any, upon which an Exercise Event (as defined in Section 2(a) below) occurs (the "Option Shares"), in the manner set forth below by paying cash at a price of $22.275 per share (the "Exercise Price").

     2. Exercise of Option; Maximum Proceeds.

        (a) The Option may be exercised by Parent, in whole or in part, at any time or from time to time if the Reorganization Agreement is terminated pursuant to Section 7.1(b) or 7.1(d) or 7.1(h) thereof and an event causing the Termination Fee to become payable pursuant to Section 7.3(b) of the Reorganization Agreement occurs (any of the events being referred to herein as an "Exercise Event"). In the event Parent wishes to exercise the Option, Parent will deliver to the Company a written notice (each an "Exercise Notice") specifying the total number of Option Shares it wishes to acquire. Each closing of a purchase of Option Shares (a "Closing") will occur on a date and at a time prior to the termination of the Option designated by Parent in an Exercise Notice delivered at least two business days prior to the date of such Closing, which Closing will be held at the principal offices of the Company.

        (b) The Option will terminate upon the earliest of (i) the Effective Time, (ii) twelve (12) months following the date on which the Reorganization Agreement is terminated pursuant to Section 7.1(b) or 7.1(d) thereof, if no event causing the Termination Fee to become payable pursuant to Section 7.3(b)(ii) of the Reorganization Agreement has occurred, (iii) eighteen (18) months following the date on which the Reorganization Agreement is terminated pursuant to Section 7.1(h) thereof, (iv) in the event the Reorganization Agreement has been terminated pursuant to Section 7.1(b) or 7.1(d) thereof and the Termination Fee became payable pursuant to Section 7.3(b)(ii) thereof, 18 months after payment of the Termination Fee; and (v) the date on which the Reorganization Agreement is terminated if neither a Triggering Event nor the announcement of an Acquisition Proposal by a third party occurred on or prior to the date of such termination; provided, however, that if the Option cannot be exercised by reason of any applicable government order or because the waiting period related to the issuance of the Option Shares under the HSR Act will not have expired or been terminated, then the Option will not terminate until the tenth business day after such impediment to exercise will have been removed or will have become final and not subject to appeal.

        (c) If Parent receives in the aggregate pursuant to Section 7.3(b) of the Reorganization Agreement together with proceeds in connection with any sales or other dispositions of Option Shares and any dividends received by Parent declared on Option Shares, more than the sum of (x) $32,500,000.00 plus (y) the Exercise Price multiplied by the number of Company Shares purchased by Parent pursuant to the Option, then all proceeds to Parent in excess of such sum will be remitted by Parent to Company.

     3. Conditions to Closing. The obligation of Company to issue Option Shares to Parent hereunder is subject to the conditions that (A) any waiting period under the HSR Act applicable to the issuance of the Option Shares hereunder will have expired or been terminated; (B) all material consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Federal, state or local administrative agency or commission or other Federal state or local governmental authority or instrumentality, if any, required in connection with the issuance of the Option Shares hereunder will have been obtained or made, as the case may be; and (C) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance will be in effect. It is understood and agreed that at any time during which the Option is exercisable, the parties will use their respective best efforts to satisfy all conditions to Closing, so that a Closing may take place as promptly as practicable.

     4. Closing. At any Closing, (A) the Company will deliver to Parent a single certificate in definitive form representing the number of Company Shares designated by Parent in its Exercise Notice, such certificate to be registered in the name of Parent and to bear the legend set forth in Section 9 hereof, against delivery of (B) payment by Parent to the Company of the aggregate purchase price for the Company Shares so designated and being purchased by delivery of a certified check or bank check.

     5. Representations and Warranties of the Company. Company represents and warrants to Parent that (A) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; (B) the execution and delivery of this Agreement by the Company and consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any of the transactions contemplated hereby; (C) this Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company and, assuming this Agreement constitutes a legal, valid and binding obligation of Parent, is enforceable against the Company in accordance with its terms; (D) except for any filings required under the HSR Act, the Company has taken all necessary corporate and other action to authorize and reserve for issuance and to permit it to issue upon exercise of the Option, and at all times from the date hereof until the termination of the Option will have reserved for issuance, a sufficient number of unissued Company Shares for Parent to exercise the Option in full and will take all necessary corporate or other action to authorize and reserve for issuance all additional Company Shares or other securities which may be issuable pursuant to Section 8(a) upon exercise of the Option, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable; (E) upon delivery of the Company Shares and any other securities to Parent upon exercise of the Option, Parent will acquire such Company Shares or other securities free and clear of all material claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, excluding those imposed by Parent; (F) the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws or equivalent organizational documents of the Company or any of its subsidiaries, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected; and (G) the execution and delivery of this Agreement by the Company does no t, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity except pursuant to the HSR Act.

     6. Certain Rights.

        (a) Parent Put. At the request of and upon notice by Parent (the "Put Notice"), at any time during the period during which the Option is exercisable pursuant to Section 2 (the "Purchase Period"), the Company (or any successor entity thereof) will purchase from Parent the Option, to the extent not previously exercised, at the price set forth in subparagraph (i) below (as limited by subparagraph (iii) below), and the Option Shares, if any, acquired by Parent pursuant thereto, at the price set forth in subparagraph (ii) below (as limited by subparagraph (iii) below):

           (i) The difference between the "Market/Tender Offer Price" for the Company Shares as of the date Parent gives notice of its intent to exercise its rights under this Section 6(a) (defined as the higher of (A) the highest price per share offered as of such date pursuant to any Acquisition Proposal which was made prior to such date and (B) the highest closing sale price of Company Shares then on the Nasdaq National Market during the 20 trading days ending on the trading day immediately preceding such date) and the Exercise Price, multiplied by the number of Company Shares purchasable pursuant to the Option, but only if the Market/Tender Offer Price is greater than the Exercise Price. For purposes of determining the highest price offered pursuant to any Acquisition Proposal which involves consideration other than cash, the value of such consideration will be equal to the higher of (x) if securities of the same class of the proponent as such consideration are traded on any national securities exchange or by any registered securities association, a value based on the closing sale price or asked price for such securities on their principal trading market on such date and

(y) the value ascribed to such consideration by the proponent of such Acquisition Proposal, or if no such value is ascribed, a value determined in good faith by the Board of Directors of the Company.

           (ii) The Exercise Price paid by Parent for Company Shares acquired pursuant to the Option plus the difference between the Market/Tender Offer Price and such Exercise Price (but only if the Market/Tender Offer Price is greater than the Exercise Price) multiplied by the number of Company Shares so purchased.

           (iii) Notwithstanding subparagraphs (i) and (ii) above, pursuant to this Section 6 Company will not be required to pay Parent in excess of an aggregate of (x) $32,500,000 plus (y) the Exercise Price paid by Parent for Company Shares acquired pursuant to the Option minus (z) any amounts paid to Parent by the Company pursuant to Section 7.3(b) of the Reorganization Agreement.

        (b) Payment and Redelivery of Option or Shares. In the event Parent exercises its rights under Section 6(a) , the Company will, within five business days after Parent delivers notice pursuant to Section 6(a), pay the required amount to Parent in immediately available funds and Parent will surrender to the Company the Option and the certificates evidencing the Company Shares purchased by Parent pursuant thereto.

     7. Registration Rights.

        (a) Following the termination of the Reorganization Agreement, Parent (sometimes referred to herein as the "Holder") may by written notice (a "Registration Notice") to the Company (the "Registrant") request the Registrant to register under the Securities Act all or any part of the shares acquired by the Holder pursuant to this Agreement (such shares requested to be registered, the "Registrable Securities") in order to permit the sale or other disposition of any or all shares of the Registrable Securities that have been acquired by or are issuable to Holder upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Holder, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision. Holder agrees to cause, and to cause any underwriters of any sale or other disposition to cause, any sale or other disposition pursuant to such registration statement to be effected on a widely distributed basis so that upon consummation thereof no purchaser or transferee will own beneficially more than 5.0% of the then-outstanding voting power of Registrant. Upon a request for registration, the Registrant will have the option exercisable by written notice delivered to the Holder within ten business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities for cash at a price (the "Option Price" equal to the product of (i) the number of Registrable Securities so purchased and (ii) the per share average of the closing sale prices of the Registrant's Common Stock on the Nasdaq National Market for the ten trading days immediately preceding the date of the Registration Notice. Any such purchase of Registrable Securities by the Registrant hereunder will take place at a closing to be held at the principle executive offices of the Registrant or its counsel at any reasonable date and time designated by the Registrant in such notice within ten business days after delivery of such notice. The payment for the shares to be purchased will be made by delivery at the time of such closing of the Option Price in immediately available funds.

        (b) If the Registrant does not elect to exercise its option to purchase pursuant to Section 7(a) with respect to all Registrable Securities, the Registrant will use all reasonable efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities requested to be registered in the Registration Notice and to keep such registration statement effective for such period not in excess of 120 calendar days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition; provided, however, that the Holder will not be entitled to more than an aggregate of three effective registration statements hereunder. The obligations of Registrant hereunder to file a registration statement and to maintain its effectiveness may be suspended for up to 120 calendar days in the aggregate if the Board of Directors of Registrant shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require premature disclosure of material nonpublic information that would materially and adversely affect Registrant or otherwise interfere with or adversely affect any pending or proposed offering of securities of Registrant or any other material transaction involving Registrant. If consummation of the sale of any Registrable Securities pursuant to a registration hereunder does not occur within 120 days after the filing with the SEC of the initial registration statement therefor, the provisions of this Section 7 will again be applicable to any proposed registration. The Registrant will use all reasonable efforts to cause any Registrable Securities registered pursuant to this Section 7 to be qualified for sale under the securities or blue sky laws of such jurisdictions as the Holder may reasonably request and will continue such registration or qualification in effect in such jurisdictions; provided, however, that the Registrant will not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision. If Registrant effects a registration under the Securities Act of Company Common Stock for its own account or for any other stockholders of Registrant (other than on Form S-4 or Form S-8, or any successor form), it will allow Holder the right to participate in such registration by selling its Registrable Securities, and such participation will not affect the obligation of Registrant to effect demand registration statements for Holder under this Section 7; provided that, if the managing underwriters of such offering advise Registrant in writing that in their opinion the number of shares of Company Common Stock requested to be included in such registration exceeds the number which can be sold in such offering, Registrant will include the shares requested to be included therein by Holder pro rata with the shares intended to be included therein by Registrant.

        (c) The registration rights set forth in this Section 7 are subject to the condition that the Holder will provide the Registrant with such information with respect to the Holder's Registrable Securities, the plan for distribution thereof, and such other information with respect to the Holder as, in the reasonable judgment of counsel for the Registrant, is necessary to enable the Registrant to include in a registration statement all facts required to be disclosed with respect to a registration thereunder.

        (d) A registration effected under this Section 7 will be effected at the Registrant's expense, except for underwriting discounts and commissions and the fees and expenses of counsel to the Holder, and the Registrant will provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings and as such underwriters may reasonably require. In connection with any registration, the Holder and the Registrant agree to enter into an underwriting agreement reasonably acceptable to each such party, in form and substance customary for transactions of this type with the underwriters participating in such offering.

        (e)  Indemnification.

           (i) The Registrant will indemnify the Holder, each of its directors and officers and each person who controls the Holder within the meaning of
Section 15 of the Securities Act, and each underwriter of the Registrant's securities, with respect to any registration, qualification or compliance which has been effected pursuant to this Agreement, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Registrant of any rule or regulation promulgated under the Securities Act applicable to the Registrant in connection with any such registration, qualification or compliance, and the Registrant will reimburse the Holder and, each of its directors and officers and each person who controls the Holder within the meaning of Section 15 of the Securities Act, and each underwriter for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action; provided, that the Registrant will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Registrant by such Holder or director or officer or controlling person or underwriter seeking indemnification.

           (ii) The Holder will indemnify the Registrant, each of its directors and officers and each underwriter of the Registrant's securities covered by such registration statement and each person who controls the Registrant within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Holder of any rule or regulation promulgated under the Securities Act applicable to the Holder in connection with any such registration, qualification or compliance, and will reimburse the Registrant, such directors, officers or control persons or underwriters for any legal or any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Registrant by the Holder for use therein; provided, that in no event will any indemnity under this
Section 7(e) exceed the net proceeds of the offering received by the Holder.

           (iii) Each party entitled to indemnification under this Section 7(e) (the "Indemnified Party") will give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and will permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided, that counsel for the Indemnifying Party, who will conduct the defense of such claim or litigation, will be approved by the Indemnified Party (whose approval will not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense; provided, however, that the Indemnifying Party will pay such expense if representation of the Indemnified Party by counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding, and provided further, however, that the failure of any Indemnified Party to give notice as provided herein will not relieve the Indemnifying Party of its obligations under this Section 7(e) unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation will, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. No Indemnifying Party will be required to indemnify any Indemnified Party with respect to any settlement entered into without such Indemnifying Party's prior consent (which will not be unreasonably withheld).

     8. Adjustment Upon Changes in Capitalization; Rights Plans.

        (a) In the event of any change in the Company Shares by reason of stock dividends, stock splits, reverse stock splits, mergers (other than the Merger), recapitalizations, combinations, exchanges of shares and the like, the type and number of shares or securities subject to the Option, the Exercise Price will be adjusted appropriately, and proper provision will be made in the agreements governing such transaction so that Parent will receive, upon exercise of the Option, the number and class of shares or other securities or property that Parent would have received in respect of the Company Shares if the Option had been exercised immediately prior to such event or the record date therefor, as applicable.

        (b) At any time during which the Option is exercisable, and at any time after the Option is exercised (in whole or in part, if at all), the Company will not amend (nor permit the amendment of) the Company Rights Plan nor adopt (nor permit the adoption of) a new stockholders rights plan, that contains provisions for the distribution or exercise of rights thereunder as a result of Parent or any affiliate or transferee being the beneficial owner of shares of the Company by virtue of the Option being exercisable or having been exercised (or as a result of beneficially owning shares issuable in respect of any Option Shares).

     9. Restrictive Legends. Each certificate representing Option Shares issued to Parent hereunder will include a legend in substantially the following form:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT DATED AS OF AUGUST 23, 1999, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER.

     It is understood and agreed that (i) the reference to restrictions arising under the Securities Act in the above legend will be removed by delivery of substitute certificate(s) without such reference if such Option Shares have been registered pursuant to the Securities Act, such Option Shares have been sold in reliance on and in accordance with Rule 144 under the Securities Act or Holder has delivered to Registrant a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Registrant and its counsel, to the effect that such legend is not required for purposes of the Securities Act and (ii) the reference to restrictions pursuant to this Agreement in the above legend will be removed by delivery of substitute certificate(s) without such reference if the Option Shares evidenced by certificate(s) containing such reference have been sold or transferred in compliance with the provisions of this Agreement under circumstances that do not require the retention of such reference.

     10. Listing and HSR Filing. The Company, upon the request of Parent, will promptly file an application to list the Company Shares to be acquired upon exercise of the Option for quotation on the Nasdaq National Market and will use its best efforts to obtain approval of such listing as soon as practicable. Promptly after the date hereof, each of the parties hereto will promptly file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice all required premerger notification and report forms and other documents and exhibits required to be filed under the HSR Act to permit the acquisition of the Company Shares subject to the Option at the earliest possible date.

     11. Binding Effect. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Any shares sold by a party in compliance with the provisions of Section 7 will, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement and any transferee of such shares will not be entitled to the rights of such party. Certificates representing shares sold in a registered public offering pursuant to Section 7 will not be required to bear the legend set forth in Section 9.

     12. Specific Performance. The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party hereto agrees that in addition to other remedies the other party hereto will be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement or the right to enforce any of the covenants or agreements set forth herein by specific performance. In the event that any action will be brought in equity to enforce the provisions of the Agreement, neither party hereto will allege, and each party hereto hereby waives the defense, that there is an adequate remedy at law.

     13. Entire Agreement. This Agreement and the Reorganization Agreement (including the appendices thereto) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

     14. Further Assurances. Each party hereto will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

     15. Validity. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of the other provisions of this Agreement, which will remain in full force and effect. In the event any Governmental Entity of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto will negotiate in good faith and will execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision.

     16. Notices. All notices and other communications hereunder will be in writing and will be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as will be specified by like notice):

     (a) if to Parent, to:

         Sun Microsystems, Inc.
         901 San Antonio Rd.
         Palo Alto, California 94303
         Attention: Vice President and General Counsel
         Telephone No.: (650) 960-1300
         Telecopy No.: (650) 336-6530
         with a copy to:

         Wilson, Sonsini, Goodrich & Rosati, P.C.
         650 Page Mill Road
         Palo Alto, California 94304-1050
         Attention: Larry W. Sonsini, Esq.
                     David Segre, Esq.
                     Daniel R. Mitz, Esq.
         Telephone No.: (650) 493-9300
         Telecopy No.: (650) 493-6811

     (b) if to the Company, to:

         Forte Software, Inc.
         1800 Harrison Street
         Oakland, California 94612
         Attention: Vice President and General Counsel
         Telephone No.: (510) 869-3400
         Telecopy No.: (510) 869-3450

         with a copy to:

         Irell and Manella LLP
         333 Hope St., Suite 3300
         Los Angeles, CA 90071-3042
         Attention: Edmund M. Kaufman, Esq.
         Telephone No.: (213) 229-0500
         Telecopy No.: (213) 229-0515

     17. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State.

     18. Expenses. Except as otherwise expressly provided herein or in the Reorganization Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement will be paid by the party incurring such expenses.

     19. Amendments; Waiver. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

     20. Assignment. Neither of the parties hereto may sell, transfer, assign or otherwise dispose of any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that the rights and obligations hereunder will inure to the benefit of and be binding upon any successor of a party hereto.

     21. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original, but both of which, taken together, will constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                          SUN MICROSYSTEMS, INC.

                                          By:  /s/ SUN MICROSYSTEMS, INC.
                                            ------------------------------------

                                          Name:
                                          --------------------------------------

                                          Title:
                                          --------------------------------------

                                          FORTE SOFTWARE, INC.

                                          By:   /s/ FORTE SOFTWARE, INC.
                                            ------------------------------------

                                          Name:
                                          --------------------------------------

                                          Title:
                                          --------------------------------------

                   [SIGNATURE PAGE TO STOCK OPTION AGREEMENT]

                                                                         ANNEX C

                            FORM OF VOTING AGREEMENT

     THIS VOTING AGREEMENT (this "Agreement") is made and entered into as of
August   , 1999, among Sun Microsystems, Inc., a Delaware corporation
("Parent"), and the undersigned stockholder and/or option holder (the "Stockholder") of Forte Software, Inc., a Delaware corporation (the "Company").

                                    RECITALS

     A. The Company, Merger Sub (as defined below) and Parent have entered into an Agreement and Plan of Reorganization (the "Reorganization Agreement"), which provides for the merger (the "Merger") of a wholly-owned subsidiary of Parent ("Merger Sub") with and into the Company. Pursuant to the Merger, all outstanding capital stock of the Company shall be converted into the right to receive common stock of Parent, as set forth in the Reorganization Agreement;

     B. Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of such number of shares of the outstanding capital stock of the Company and shares subject to outstanding options and warrants as is indicated on the signature page of this Agreement; and

     C. In consideration of the execution of the Reorganization Agreement by Parent, Stockholder (in his or her capacity as such) agrees to vote the Shares (as defined below) and other such shares of capital stock of the Company over which Stockholder has voting power so as to facilitate consummation of the Merger.

     NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

     1. Certain Definitions. Capitalized terms not defined herein shall have the meanings ascribed to them in the Reorganization Agreement. For purposes of this
Agreement:

        (a) "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Reorganization Agreement shall have been terminated pursuant to
Article VII thereof, or (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Reorganization Agreement.

        (b) "Person" shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental authority.

        (c) "Shares" shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) owned by Stockholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires ownership during the period from the date of this Agreement through the Expiration Date.

        (d) Transfer. A Person shall be deemed to have effected a "Transfer" of a security if such person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security; or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

     2. Transfer of Shares.

        (a) Transferee of Shares to be Bound by this Agreement. Stockholder agrees that, during the period from the date of this Agreement through the Expiration Date, Stockholder shall not cause or permit any Transfer of any of the Shares to be effected unless such Transfer is in accordance with any affiliate agreement between Stockholder and Parent contemplated by the Reorganization Agreement and each Person to which any of such Shares, or any interest in any of such Shares, is or may be transferred shall have: (a) executed a counterpart of this Agreement and a proxy in the form attached hereto as Exhibit A (with such modifications as Parent may reasonably request); and (b) agreed in writing to hold such Shares (or interest in such Shares) subject to all of the terms and provisions of this Agreement.

        (b) Transfer of Voting Rights. Stockholder agrees that, during the period from the date of this Agreement through the Expiration Date, Stockholder shall not deposit (or permit the deposit of) any Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of Stockholder under this Agreement with respect to any of the Shares.

     3. Agreement to Vote Shares. At every meeting of the stockholders of the Company called, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of the Company, Stockholder (in his or her capacity as such) shall cause the Shares to be voted in favor of approval of the Reorganization Agreement and the Merger and in favor of any matter that could reasonably be expected to facilitate the Merger.

     4. Irrevocable Proxy. Concurrently with the execution of this Agreement, Stockholder agrees to deliver to Parent a proxy in the form attached hereto as Exhibit A (the "Proxy"), which shall be irrevocable to the fullest extent permissible by law, with respect to the Shares.

     5. Representations and Warranties of the Stockholder. Stockholder (i) is the beneficial owner of the shares of Company Common Stock, Preferred Stock of the Company and the options and warrants to purchase shares of Common Stock of the Company indicated on the final page of this Agreement, free and clear of any liens, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances; (ii) does not beneficially own any securities of the Company other than the shares of Company Common Stock, Preferred Stock of the Company and options and warrants to purchase shares of Common Stock of the Company indicated on the final page of this Agreement; and (iii) has full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy.

     6. Additional Documents. Stockholder (in his or her capacity as such) hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Parent, to carry out the intent of this Agreement.

     7. Consent and Waiver. Stockholder (not in his capacity as a director or officer of the Company) hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreements to which Stockholder is a party or pursuant to any rights Stockholder may have.

     8. Legending of Shares. If so requested by Parent, Stockholder agrees that the Shares shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy. Subject to the terms of Section 2 hereof, Stockholder agrees that Stockholder shall not Transfer the Shares without first having the aforementioned legend affixed to the certificates representing the Shares.

     9. Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date.

     10. Miscellaneous.

        (a) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        (b) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

        (c) Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

        (d) Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.

        (e) Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

     If to Parent:
        Sun Microsystems, Inc.
        901 San Antonio Rd.
        Palo Alto, California 94303
        Attention: Vice President and General Counsel
        Telephone: (650) 960-1300
        Facsimile: (650) 336-0530

     With a copy to:
        Wilson Sonsini Goodrich & Rosati
        Professional Corporation
        650 Page Mill Road
        Palo Alto, California 94304
        Attention: Larry W. Sonsini, Esq.
                   David J. Segre, Esq.
                   Daniel R. Mitz, Esq.
        Telephone: (650) 493-9300
        Facsimile: (650) 493-6811

     If to Stockholder:
        To the address for notice set forth on the signature page hereof.

        (f) Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without reference to rules of conflicts of law.

        (g) Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

        (h) Effect of Headings. The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

        (i) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

         [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

SUN MICROSYSTEMS, INC.                                 STOCKHOLDER

By: -------------------------------------------------  By:
  Signature of Authorized Signatory                    ----------------------------------------------
                                                       Signature

Name: ----------------------------------------------   Name:
                                                       ----------------------------------------------

Title:                                                 Title:
  -----------------------------------------------      ----------------------------------------------

                                                       ----------------------------------------------

                                                       ----------------------------------------------
                                                       Print Address

                                                       ----------------------------------------------
                                                       Telephone

                                                       ----------------------------------------------
                                                       Facsimile No.

                                                       Share beneficially owned:

                                                       ------------ shares of Company Common Stock

                                                       ------------ shares of Company Preferred Stock

                                                       ------------ shares of Company Common Stock
                                                       issuable upon exercise of outstanding options
                                                       or warrants

                      [SIGNATURE PAGE TO VOTING AGREEMENT]

                                   EXHIBIT A

                               IRREVOCABLE PROXY

     The undersigned stockholder of Forte Software, Inc., a Delaware corporation (the "Company"), hereby irrevocably (to the fullest extent permitted by law) appoints the directors on the Board of Directors of Sun Microsystems, Inc., a Delaware corporation ("Parent"), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the "Shares") in accordance with the terms of this Proxy. The Shares beneficially owned by the undersigned stockholder of the Company as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned's execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

     This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and among Parent and the undersigned stockholder (the "Voting Agreement"), and is granted in consideration of Parent entering into that certain Agreement and Plan of Reorganization (the "Reorganization Agreement"), among Parent, Flintstone Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and the Company. The Reorganization Agreement provides for the merger of Merger Sub with and into the Company in accordance with its terms (the "Merger"). As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Reorganization Agreement shall have been validly terminated pursuant to Article VIII thereof or (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Reorganization Agreement.

     The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of stockholders of the Company and in every written consent in lieu of such meeting in favor of approval of the Merger, the execution and delivery by the Company of the Reorganization Agreement and the adoption and approval of the terms thereof and in favor of each of the other actions contemplated by the Reorganization Agreement and any action required in furtherance hereof and thereof.

     The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.

     Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

     This Proxy is irrevocable (to the fullest extent permitted by law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated:           , 1999

                                          Signature of Stockholder:

                                          Print Name of Stockholder:

                                          Shares beneficially owned:

                     ---------------------------------------------------- shares of the Company Common Stock

                     ---------------------------------------------------- shares of Company Preferred Stock

                           ----------------------------------------------------
                                                                          shares
                                                                              of
                                                                             the
                                                                         Company
                                                                          Common
                                                                           Stock
                                                                        issuable
                                                                            upon
                                                                        exercise
                                                                              of
                                                                     outstanding
                                                                         options
                                                                              or
                                                                        warrants

                     [SIGNATURE PAGE TO IRREVOCABLE PROXY]

                                                                         ANNEX D

HAMBRECHT & QUIST LLC

August 22, 1999

Confidential

The Board of Directors
Forte Software, Inc.
1800 Harrison Street
Oakland, California 94612

Gentlemen:

     You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock (the "Common Stock") of Forte Software, Inc. ("Forte" or the "Company") of the consideration to be received by such stockholders in connection with the proposed merger of Flintstone Acquisition Corp. ("Merger Sub"), a wholly owned subsidiary of Sun Microsystems, Inc. ("Sun"), with and into Forte (the "Proposed Transaction") pursuant to the Agreement and Plan of Reorganization dated as of August 22, 1999, among Sun, Merger Sub, and Forte (the "Agreement").

     We understand that the terms of the Agreement provide, among other things, that each issued and outstanding share of Common Stock shall be converted into the right to receive 0.30 shares of common stock of Sun, as more fully set forth in the Agreement. For purposes of this opinion, we have assumed that the Proposed Transaction will qualify as a tax-free reorganization under the United States Internal Revenue Code for the stockholders of the Company and that the Proposed Transaction will be accounted for as a pooling of interests.

     Hambrecht & Quist LLC ("Hambrecht & Quist"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have acted as a financial advisor to the Board of Directors of Forte in connection with the Proposed Transaction, and we will receive a fee for our services, which include the rendering of this opinion.

     In the past, we have provided investment banking and other financial advisory services to Forte and have received fees for rendering these services. In the ordinary course of business, Hambrecht & Quist acts as a market maker and broker in the publicly traded securities of Forte and Sun and receives customary compensation in connection therewith, and also provides research coverage for Forte. In the ordinary course of business, Hambrecht & Quist actively trades in the equity and derivative securities of Forte and Sun for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Hambrecht & Quist may in the future provide additional investment banking or other financial advisory services to Sun or Forte.

The Board of Directors
Forte Software, Inc.
Page  2

     In connection with our review of the Proposed Transaction, and in arriving at our opinion, we have, among other things:

          (i) reviewed the publicly available consolidated financial statements of Sun for recent years and interim periods to date and certain other relevant financial and operating data of Sun (including its capital structure) made available to us from published sources;

          (ii) discussed the business, financial condition and prospects of Sun with certain members of senior management;

          (iii) reviewed the publicly available consolidated financial statements of Forte for recent years and interim periods to date and certain other relevant financial and operating data of Forte made available to us from published sources;

          (iv) discussed the business, financial condition and prospects of Forte with certain members of senior management;

          (v) reviewed the recent reported prices and trading activity for the common stocks of Forte and Sun and compared such information and certain financial information for Forte and Sun with similar information for certain other companies engaged in businesses we consider comparable;

          (vi) reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions;

          (vii) reviewed the Agreement; and

          (viii) performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as we deemed relevant.

     In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all of the information concerning Sun or Forte considered in connection with our review of the Proposed Transaction, and we have not assumed any responsibility for independent verification of such information. We have not prepared any independent valuation or appraisal of any of the assets or liabilities of Sun or Forte, nor have we conducted a physical inspection of the properties and facilities of either company. With respect to the financial forecasts and projections made available to us and used in our analysis, we have assumed that they reflect the best currently available estimates and judgments of the expected future financial performance of Sun and Forte. For purposes of this opinion, we have assumed that neither Sun nor Forte is a party to any pending transactions, including external financings, recapitalizations or material merger discussions, other than the Proposed Transaction and those activities undertaken in the ordinary course of conducting their respective businesses. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this letter and any change in such conditions would require a reevaluation of this opinion. We express no opinion as to the price at which Sun common stock will trade subsequent to the Effective Time (as defined in the Agreement). In rendering this opinion, we have assumed that the proposed merger will be consummated substantially on the terms discussed in the Agreement, without any waiver of any material terms or conditions by any party thereto. We were not requested to, and did not, solicit indications of interest from any other parties in connection with a possible acquisition of, or business combination with, Forte.

The Board of Directors
Forte Software, Inc.
Page  3

     It is understood that this letter is for the information of the Board of Directors in connection with their evaluation of the Proposed Transaction and may not be used for any other purpose without our prior written consent; provided, however, that this letter may be reproduced in full in the Proxy Statement/Prospectus. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote on the Proposed Transaction.

     Based upon and subject to the foregoing and after considering such other matters as we deem relevant, we are of the opinion that as of the date hereof the consideration to be received by the holders of the Common Stock in the Proposed Transaction is fair to such holders from a financial point of view.

                                          Very truly yours,

                                          HAMBRECHT & QUIST LLC

                                          By      /s/ PAUL B. CLEVELAND
                                            ------------------------------------
                                                     Paul B. Cleveland
                                                     Managing Director

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

     ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145(a) of the General Corporation Law of the State of Delaware ("Delaware Corporation Law") provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person's conduct was unlawful.

     Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

     Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

     Section 11 of the Restated Certificate of Incorporation of the Registrant provides in effect that, subject to certain limited exceptions, the Registrant shall indemnify its directors and officers to the extent authorized or permitted by the Delaware Corporation Law. The directors and officers of the Registrant are insured under policies of insurance maintained by the Company, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been such directors or officers. In addition, the Company has entered into contracts with certain of its directors providing for indemnification of such persons by the Registrant to the full extent authorized or permitted by law, subject to certain limited exceptions.

     ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 EXHIBIT
  NUMBER                              DESCRIPTION
 -------                              -----------
  2           Agreement and Plan of Reorganization, dated as of August 23,
              1999, by and among Sun Microsystems, Inc., Flintstone
              Acquisition Corp. and Forte Software, Inc. (included as
              Annex A to the proxy statement-prospectus forming a part of this Registration Statement and incorporated herein by
              reference).
  3.1(1)      Registrant's Certificate of Amendment of the Restated
              Certificate of Incorporation filed March 17, 1999.
  3.2(2)      Registrant's Bylaws, as amended February 11, 1998.

 EXHIBIT
  NUMBER                              DESCRIPTION
 -------                              -----------
  3.4(3)      Registrant's Amended Certificate of Designations filed March
              17, 1999.
  4.9(3)      Registrant's Amendment to Second Amended and Restated Shares
              Rights Agreement dated April 14, 1999.
  5           Opinion of Wilson Sonsini Goodrich & Rosati, Professional
              Corporation, regarding validity of securities being
              registered.
  8.1         Form of opinion of Wilson Sonsini Goodrich & Rosati,
              Professional Corporation regarding certain tax aspects of
              the merger.
  8.2         Form of opinion of Irell & Manella, LLP regarding certain
              tax aspects of the merger.
 10.1(4)      Technology Transfer Agreement dated February 27, 1982, for the purchase by the Registrant of certain technology for
              cash, and related Assumption Agreement dated February 27,
              1982.
 10.3(4)      Form of Founders' Restricted Stock Purchase Agreement.
 10.8(4)      Registration Rights Agreement dated as of November 26, 1984.
 10.8A(4)     Amendment to Registration Rights Agreement.
 10.9(5)      Registrant's 1982 Stock Option Plan, as amended, and
              representative forms of Stock Option Agreement.
 10.10(5)     Registrant's Restricted Stock Plan, as amended, and
              representative form of Stock Purchase Agreement.
 10.11(6)     Registrant's 1984 Employee Stock Purchase Plan, as amended.
 10.21(4)     License Agreement dated July 26, 1983, by and between
              Registrant and The Regents of the University of California.
 10.22(4)     Software Agreement effective as of April 1, 1982 by and
              between Registrant and American Telephone and Telegraph
              Company, and Supplemental Agreement dated effective as of
              May 28, 1983.
 10.48(5)     Registrant's 1987 Stock Option Plan and representative form of Stock Option Agreement.
 10.56(7)     Building Loan Agreement dated May 11, 1989, between Sun
              Microsystems Properties, Inc. and the Toyo Trust and Banking
              Company Limited, New York Branch and the related Promissory
              Note; First Deed of Trust, Assignment of Leases, Rents and
              Other Income and Security Agreement; Guaranty of Payment;
              Guaranty of Completion (Sun Microsystems Properties, Inc.);
              Guaranty of Completion (Sun Microsystems, Inc.; Shortfall
              Agreement and Indemnity.
 10.64(8)     Registrant's 1988 Directors' Stock Option Plan as amended on
              August 13, 1997.
 10.65(8)     Registrant's 1990 Employee Stock Purchase Plan, as amended on August 13, 1997.
 10.66(9)     Registrant's 1990 Long-Term Equity Incentive Plan, as
              amended on August 15, 1996.
10.66A(10)    Representative form of agreement to Registrant's 1990
              Long-Term Equity Incentive Plan.
 10.74(10)    Software Distribution Agreement dated January 28, 1991 by
              and between the Registrant and UNIX Systems Laboratories,
              Inc.

 EXHIBIT
  NUMBER                              DESCRIPTION
 -------                              -----------
 10.82(11)    Revolving Credit Agreement dated August 28, 1997, between
              the Registrant; Citicorp USA, Inc.; Bank of America National
              Trust and Savings Association; ABN AMRO Bank N.V.; The First
              National Bank of Boston; Barclays Bank PLC; Morgan Guaranty
              Trust Company of New York; The Fuji Bank Limited, San
              Francisco Agency: The Toyo Trust and Banking Co. Ltd.: The
              Sumitomo Bank, Limited; The Sakura Bank Limited, San
              Francisco Agency; Banque Nationale de Paris; Bayerische
              Vereinsbank AG, Los Angeles Agency; The Industrial Bank of
              Japan, Limited, San Francisco Agency; The Bank of New York;
              Cariplo -- Cassa Di-Risparmio Delle Provincie Lombade SPA;
              Corestes Bank NA; The Northern Trust Company; Royal Bank Of
              Canada; Union Bank of California, N.A.; and The Sumitomo
              Trust Banking Co., Ltd.
 10.84(1)     Registrant's Non-Qualified Deferred Compensation Plan, as
              amended July 1, 1998.
 10.85(12)    Registrant's Section 162(m) Executive Officer
              Performance-Based Bonus Plan dated August 9, 1995.
 10.87(1)     Registrant's Equity Compensation Acquisition Plan, as
              amended November 11, 1998.
 10.89(13)    Form of Change of Control Agreement executed by each
              corporate executive officer of Registrant.
 10.90(13)    Form of Change of Control Agreement executed by Chief
              Executive Officer of Registrant.
 10.91(13)    Form of Vice President Change of Control Severance Plan.
 10.92(13)    Form of Director-Level Change of Control Severance Plan.
 13.0(14)     Registrant's 1998 Annual Report to Stockholders.
 21.0(14)     Subsidiaries of Registrant.
 23.1         Consent of Wilson Sonsini Goodrich & Rosati, Professional
              Corporation (included as part of its opinion filed as
              Exhibit 5 and incorporated herein by reference).
 23.2         Consent of Ernst & Young LLP (Palo Alto, California).
 23.3         Consent of Ernst & Young LLP (Walnut Creek, California).
 23.4         Consent of Hambrecht & Quist LLP (included as part of its
              opinion filed as Exhibit 99.1 and incorporated herein by
              reference).
 24.1         Power of Attorney (included on the signature page of this
              Form S-4 and incorporated herein by reference).
 99.1         Opinion of Hambrecht & Quist LLP (included as Annex D to the proxy statement-prospectus forming a part of this
              Registration Statement and incorporated herein by
              reference).
 99.2         Form of Proxy of Forte Software, Inc.

-------------------------
 (1) Incorporated by reference to identically numbered exhibits filed as exhibits to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 30, 1999.

 (2) Incorporated by reference to identically numbered exhibits filed as exhibits to Registrant's Quarterly Report on Form 10-Q for the quarter ended March 29, 1998.

 (3) Incorporated by reference to the Registrant's Registration Statement on Form 8-A/A filed on April 15, 1999.

 (4) Incorporated by reference to the Registrant's Registration Statement on Form S-1 (No. 33-2897), which became effective March 4, 1986.

 (5) Incorporated by reference to Exhibits 19.1, 19.3 or 19.4, filed as Exhibits to the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 25, 1987.

 (6) Incorporated by reference to Exhibit 4.1 filed as an Exhibit to Registrant's Registration Statement on Form S-8 No. 333-8220, filed with the Securities and Exchange Commission on December 14, 1990.

 (7) Incorporated by reference to identically numbered exhibits filed as exhibits to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1989.

 (8) Incorporated by reference to Exhibits 4.2 and 4.1, respectively filed as exhibits to Registrant's Registration Statement on Form S-8 No. 333-40677, filed with the Securities and Exchange Commission on November 20, 1997.

 (9) Incorporated by reference to identically numbered exhibits filed as exhibits to Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1996.

(10) Incorporated by reference to identically numbered exhibits filed as exhibits to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1991.

(11) Incorporated by reference to identically numbered exhibits filed as exhibits to Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1997.

(12) Incorporated by reference to identically numbered exhibits filed as exhibits to Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1995.

(13) Incorporated by reference to identically numbered exhibits filed as exhibits to Registrant's Quarterly Report on Form 10-Q for the quarter ended December 29, 1996.

(14) Incorporated by reference to identically numbered exhibits filed as exhibits to Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1998.

     ITEM 22. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (1) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
     1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (2) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

          (3) that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (4) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of any such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed after the effective date of the registration statement through the date of responding to such request; and

          (5) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, California, on September 15, 1999.

                                          SUN MICROSYSTEMS, INC.

                                          By:     /s/ MICHAEL E. LEHMAN
                                            ------------------------------------
                                          Name: Michael E. Lehman
                                          Title: Vice President, Corporate
                                                 Resources
                                                 and Chief Financial Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Michael E. Lehman and Scott G. McNealy and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                 TITLE                       DATE
                  ---------                                 -----                       ----

            /s/ SCOTT G. MCNEALY               Chairman of the Board and Chief   September 15, 1999
---------------------------------------------  Executive Officer (Principal
              Scott G. McNealy                 Executive Officer)

            /s/ MICHAEL E. LEHMAN              Vice President and Chief          September 15, 1999
---------------------------------------------  Financial Officer (Principal
              Michael E. Lehman                Financial Officer)

            /s/ MICHAEL L. POPOV               Vice President and Controller     September 15, 1999
---------------------------------------------  (Principal Accounting Officer)
              Michael L. Popov

           /s/ JAMES L. BARKSDALE              Director                          September 15, 1999
---------------------------------------------
             James L. Barksdale

              /s/ L. JOHN DOERR                Director                          September 15, 1999
---------------------------------------------
                L. John Doerr

                  SIGNATURE                                 TITLE                       DATE
                  ---------                                 -----                       ----
            /s/ JUDITH L. ESTRIN               Director                          September 15, 1999
---------------------------------------------
              Judith L. Estrin

            /s/ ROBERT L. FISHER               Director                          September 15, 1999
---------------------------------------------
              Robert L. Fisher

             /s/ ROBERT L. LONG                Director                          September 15, 1999
---------------------------------------------
               Robert L. Long

            /s/ M. KENNETH OSHMAN              Director                          September 15, 1999
---------------------------------------------
              M. Kenneth Oshman

                                 EXHIBIT INDEX

 EXHIBIT
  NUMBER                              DESCRIPTION
 -------                              -----------
  2           Agreement and Plan of Reorganization, dated as of August 23,
              1999, by and among Sun Microsystems, Inc., Flintstone
              Acquisition Corp. and Forte Software, Inc. (included as
              Annex A to the proxy statement-prospectus forming a part of this Registration Statement and incorporated herein by
              reference).
  3.1(1)      Registrant's Certificate of Amendment of the Restated
              Certificate of Incorporation filed March 17, 1999.
  3.2(2)      Registrant's Bylaws, as amended February 11, 1998.
  3.4(3)      Registrant's Amended Certificate of Designations filed March
              17, 1999.
  4.9(3)      Registrant's Amendment to Second Amended and Restated Shares
              Rights Agreement dated April 14, 1999.
  5           Opinion of Wilson Sonsini Goodrich & Rosati, Professional
              Corporation, regarding validity of securities being
              registered.
  8.1         Form of opinion of Wilson Sonsini Goodrich & Rosati,
              Professional Corporation regarding certain tax aspects of
              the merger.
  8.2         Form of opinion of Irell & Manella, LLP regarding certain
              tax aspects of the merger.
 10.1(4)      Technology Transfer Agreement dated February 27, 1982, for the purchase by the Registrant of certain technology for
              cash, and related Assumption Agreement dated February 27,
              1982.
 10.3(4)      Form of Founders' Restricted Stock Purchase Agreement.
 10.8(4)      Registration Rights Agreement dated as of November 26, 1984.
 10.8A(4)     Amendment to Registration Rights Agreement.
 10.9(5)      Registrant's 1982 Stock Option Plan, as amended, and
              representative forms of Stock Option Agreement.
 10.10(5)     Registrant's Restricted Stock Plan, as amended, and
              representative form of Stock Purchase Agreement.
 10.11(6)     Registrant's 1984 Employee Stock Purchase Plan, as amended.
 10.21(4)     License Agreement dated July 26, 1983, by and between
              Registrant and The Regents of the University of California.
 10.22(4)     Software Agreement effective as of April 1, 1982 by and
              between Registrant and American Telephone and Telegraph
              Company, and Supplemental Agreement dated effective as of
              May 28, 1983.
 10.48(5)     Registrant's 1987 Stock Option Plan and representative form of Stock Option Agreement.
 10.56(7)     Building Loan Agreement dated May 11, 1989, between Sun
              Microsystems Properties, Inc. and the Toyo Trust and Banking
              Company Limited, New York Branch and the related Promissory
              Note; First Deed of Trust, Assignment of Leases, Rents and
              Other Income and Security Agreement; Guaranty of Payment;
              Guaranty of Completion (Sun Microsystems Properties, Inc.);
              Guaranty of Completion (Sun Microsystems, Inc.; Shortfall
              Agreement and Indemnity.
 10.64(8)     Registrant's 1988 Directors' Stock Option Plan as amended on
              August 13, 1997.
 10.65(8)     Registrant's 1990 Employee Stock Purchase Plan, as amended on August 13, 1997.
 10.66(9)     Registrant's 1990 Long-Term Equity Incentive Plan, as
              amended on August 15, 1996.
10.66A(10)    Representative form of agreement to Registrant's 1990
              Long-Term Equity Incentive Plan.

 EXHIBIT
  NUMBER                              DESCRIPTION
 -------                              -----------
 10.74(10)    Software Distribution Agreement dated January 28, 1991 by
              and between the Registrant and UNIX Systems Laboratories,
              Inc.
 10.82(11)    Revolving Credit Agreement dated August 28, 1997, between
              the Registrant; Citicorp USA, Inc.; Bank of America National
              Trust and Savings Association; ABN AMRO Bank N.V.; The First
              National Bank of Boston; Barclays Bank PLC; Morgan Guaranty
              Trust Company of New York; The Fuji Bank Limited, San
              Francisco Agency: The Toyo Trust and Banking Co. Ltd.: The
              Sumitomo Bank, Limited; The Sakura Bank Limited, San
              Francisco Agency; Banque Nationale de Paris; Bayerische
              Vereinsbank AG, Los Angeles Agency; The Industrial Bank of
              Japan, Limited, San Francisco Agency; The Bank of New York;
              Cariplo -- Cassa Di-Risparmio Delle Provincie Lombade SPA;
              Corestes Bank NA; The Northern Trust Company; Royal Bank Of
              Canada; Union Bank of California, N.A.; and The Sumitomo
              Trust Banking Co., Ltd.
 10.84(1)     Registrant's Non-Qualified Deferred Compensation Plan, as
              amended July 1, 1998.
 10.85(12)    Registrant's Section 162(m) Executive Officer
              Performance-Based Bonus Plan dated August 9, 1995.
 10.87(1)     Registrant's Equity Compensation Acquisition Plan, as
              amended November 11, 1998.
 10.89(13)    Form of Change of Control Agreement executed by each
              corporate executive officer of Registrant.
 10.90(13)    Form of Change of Control Agreement executed by Chief
              Executive Officer of Registrant.
 10.91(13)    Form of Vice President Change of Control Severance Plan.
 10.92(13)    Form of Director-Level Change of Control Severance Plan.
 13.0(14)     Registrant's 1998 Annual Report to Stockholders.
 21.0(14)     Subsidiaries of Registrant.
 23.1         Consent of Wilson Sonsini Goodrich & Rosati, Professional
              Corporation (included as part of its opinion filed as
              Exhibit 5 and incorporated herein by reference).
 23.2         Consent of Ernst & Young LLP (Palo Alto, California).
 23.3         Consent of Ernst & Young LLP (Walnut Creek, California).
 23.4         Consent of Hambrecht & Quist LLP (included as part of its
              opinion filed as Exhibit 99.1 and incorporated herein by
              reference).
 24.1         Power of Attorney (included on the signature page of this
              Form S-4 and incorporated herein by reference).
 99.1         Opinion of Hambrecht & Quist LLP (included as Annex D to the proxy statement-prospectus forming a part of this
              Registration Statement and incorporated herein by
              reference).
 99.2         Form of Proxy of Forte Software, Inc.

-------------------------
 (1) Incorporated by reference to identically numbered exhibits filed as exhibits to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 30, 1999.

 (2) Incorporated by reference to identically numbered exhibits filed as exhibits to Registrant's Quarterly Report on Form 10-Q for the quarter ended March 29, 1998.

 (3) Incorporated by reference to the Registrant's Registration Statement on Form 8-A/A filed on April 15, 1999.

 (4) Incorporated by reference to the Registrant's Registration Statement on Form S-1 (No. 33-2897), which became effective March 4, 1986.

 (5) Incorporated by reference to Exhibits 19.1, 19.3 or 19.4, filed as Exhibits to the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 25, 1987.

 (6) Incorporated by reference to Exhibit 4.1 filed as an Exhibit to Registrant's Registration Statement on Form S-8 No. 333-8220, filed with the Securities and Exchange Commission on December 14, 1990.

 (7) Incorporated by reference to identically numbered exhibits filed as exhibits to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1989.

 (8) Incorporated by reference to Exhibits 4.2 and 4.1, respectively filed as exhibits to Registrant's Registration Statement on Form S-8 No. 333-40677, filed with the Securities and Exchange Commission on November 20, 1997.

 (9) Incorporated by reference to identically numbered exhibits filed as exhibits to Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1996.

(10) Incorporated by reference to identically numbered exhibits filed as exhibits to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1991.

(11) Incorporated by reference to identically numbered exhibits filed as exhibits to Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1997.

(12) Incorporated by reference to identically numbered exhibits filed as exhibits to Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1995.

(13) Incorporated by reference to identically numbered exhibits filed as exhibits to Registrant's Quarterly Report on Form 10-Q for the quarter ended December 29, 1996.

(14) Incorporated by reference to identically numbered exhibits filed as exhibits to Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1998.